Exhibit 10.2

Execution Version

SECURITIES PURCHASE AGREEMENT

BY AND AMONG

HIGHPEAK ENERGY, INC.,

AND

THE PURCHASER PARTY HERETO

Dated as of October 6, 2026

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EXHIBITS

Exhibit A         Definitions

Exhibit B         Form of Certificate of Designation

Exhibit C         Form of Registration Rights Agreement

Exhibit D         Form of Joinder

SCHEDULES

Schedule I         Purchaser and Purchase Price

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SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT dated as of October 6, 2026 (this “Agreement”) is by and among HighPeak Energy, Inc., a Delaware corporation (the “Company”), and the purchaser identified on Schedule I hereto (such purchaser, including its successors and assigns, a “Purchaser”). Capitalized terms used but not defined herein have the meanings assigned to them in Exhibit A.

Purchaser desires to purchase from the Company, and the Company desires to issue and sell to Purchaser, the number of shares of the Company’s Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”) set forth opposite such Purchaser’s name on Schedule I hereto, on the terms and subject to the conditions set forth herein. The Common Stock and Series A Preferred Stock shall be collectively referred to herein as “Shares.”

In consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE I
PURCHASE AND SALE OF PURCHASED SHARES

Section 1.1    Purchase and Sale. On the terms and subject to the satisfaction or waiver (to the extent permitted by applicable Law (as defined below)) of the conditions set forth in this Agreement, at the Closing (as defined below), Purchaser shall purchase and the Company shall issue and sell to Purchaser, the number of shares of Series A Preferred Stock set forth opposite such Purchaser’s name on Schedule I hereto with an original purchase price of $1,000.00 per share (the “Purchased Shares”) for an aggregate purchase price of the Purchased Shares delivered at Closing of $200,000,000 (the “Purchase Price”). The shares of Series A Preferred Stock shall have the rights, powers, preferences and privileges set forth in the Certificate of Designation in the form attached as Exhibit B (as the same may be amended or amended and restated, the “Certificate of Designation”).

Section 1.2    Closing. On the terms and subject to the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in this Agreement, the closing of the issuance, sale and purchase of the Purchased Shares (the “Closing”) shall take place remotely via the exchange of final documents and signature pages, ten (10) Business Days following the satisfaction or waiver of all of the conditions set forth in Article V (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted by applicable Law) of those conditions at such time), or such other time and place as the Company and Purchaser may agree. The date on which the Closing is to occur is herein referred to as the “Closing Date.”

Section 1.3    Closing Actions.

(a)    On the Closing Date, at the Closing:

(i)     The Company shall file the Certificate of Designation with the Secretary of State of the State of Delaware and shall deliver a certified copy to the Purchaser.

(ii)    Upon receipt by the Company of payment of the Purchase Price by or on behalf of Purchaser to the Company by wire transfer of immediately available funds to an account designated in writing by the Company, the Company will deliver to Purchaser evidence reasonably satisfactory to Purchaser of the issuance of the Purchased Shares in the name of Purchaser by book-entry on the books and records of the Company.

(iii)    The Company shall repay, discharge and terminate the Existing Credit Agreements in full, and the Company shall enter into the New Credit Agreement.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Purchaser as of the date hereof and as of the Closing Date (except to the extent made only as of a specified date in which case as of such date) that, except as set forth in the SEC Documents filed by the Company with the SEC since January 1, 2026 and prior to the date hereof (other than disclosures in the “Risk Factors” or “Forward-Looking Statements” sections or similarly captioned sections of any such filings):

Section 2.1    Organization and Power

. The Company and each of its Subsidiaries is a corporation, limited liability company or other entity validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation (as applicable) and has all requisite corporate, limited liability company or other entity power and authority to own or lease its properties and to carry on its business as presently conducted and as proposed to be conducted. The Company and each of its Subsidiaries are duly licensed or qualified to do business as a foreign corporation, limited liability company or other entity in each jurisdiction wherein the character of its property or the nature of the activities presently conducted by it, makes such qualification necessary, except where the failure to so qualify has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. True, correct and complete copies of the Company’s organizational documents are included in the SEC Documents filed with the SEC.

Section 2.2    Authorization; No Conflicts.

(a)    The Company has all necessary corporate power and authority and has taken all necessary corporate action required for the due authorization, execution, delivery and performance by the Company of this Agreement and the Registration Rights Agreement, and the consummation by the Company of the transactions contemplated hereby and thereby, the filing of the Certificate of Designation with the Secretary of State of the State of Delaware and for the due authorization, issuance, sale and delivery of the Purchased Shares and the reservation, issuance and delivery of the Conversion Shares (as defined below). This Agreement has been, and the Registration Rights Agreement will be at the Closing, duly executed and delivered by the Company. Assuming due execution and delivery thereof by each of the other parties hereto or thereto, this Agreement and the Registration Rights Agreement will each be a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable laws relating to bankruptcy, insolvency, reorganization, moratorium or other similar legal requirement relating to or affecting creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

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(b)    The authorization, execution, delivery and performance by the Company of this Agreement and the Registration Rights Agreement, and the consummation by the Company of the transactions contemplated hereby and thereby, including the filing of the Certificate of Designation and the issuance of the Purchased Shares and the Conversion Shares do not and will not: (i) violate or result in the breach of any provision of the Certificate of Incorporation or Bylaws of the Company; or (ii) with such exceptions that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (x) violate any provision of, constitute a breach of, or default under, any judgment, order, writ, or decree applicable to the Company or any of its Subsidiaries or any mortgage, loan or credit agreement, indenture, bond, note, deed of trust, lease, sublease, license, contract or other agreement (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or accelerate the Company’s or, if applicable, any of its Subsidiaries’ obligations under any such Contract; (y) violate any provision of, constitute a breach of, or default under, any applicable state, federal or local Law; or (z) result in the creation of any Lien upon any assets of the Company or any of its Subsidiaries or the suspension, revocation or forfeiture of any franchise, permit or license granted by a Governmental Entity to the Company or any of its Subsidiaries, other than Liens under federal or state securities laws.

Section 2.3    Government Approvals. No consent, approval or authorization of, or filing with, any court or Governmental Entity is or will be required on the part of the Company in connection with the execution, delivery and performance by the Company of this Agreement and the Registration Rights Agreement, or in connection with the issuance of the Purchased Shares or the Conversion Shares, except for (a) the filing of the Certificate of Designation with the Secretary of State of the State of Delaware; (b) those which have already been made or granted; (c) the filing of a Form D and current report on Form 8-K with the SEC; (d) filings with applicable state securities commissions (if any); (e) the listing of the Conversion Shares with Nasdaq GM; or (f) filings required under, and compliance with other applicable requirements of, the HSR Act or any other Antitrust Law.

Section 2.4    Authorized and Outstanding Stock.

(a)    The authorized capital stock of the Company consists of 600,000,000 shares of common stock of the Company, par value $0.0001 per share (“Common Stock”), and 10,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”). Upon the filing of the Certificate of Designation with the Secretary of State of the State of Delaware, 450,000 shares will be designated as the Series A Preferred Stock.

(b)    As of September 30, 2026 (the “Capitalization Date”), (i) 126,452,804 shares of Common Stock were issued and outstanding, (ii) no shares of Preferred Stock were issued and outstanding and (iii) 6,153,914 shares of Common Stock were reserved for issuance under the Company Stock Plan. Except as set forth in the foregoing sentence, there are no outstanding securities of the Company convertible into, measured by reference to, or exercisable or exchangeable for shares of capital stock of, or other equity or voting interests of any character in, the Company.

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(c)    All of the issued and outstanding shares of Common Stock of the Company have been duly authorized and are validly issued, fully paid and non-assessable. The Purchased Shares have been duly authorized and will be, when issued in accordance with the terms of this Agreement and the Certificate of Designation, duly authorized and validly issued and fully paid and non-assessable and will not be subject to any preemptive right, right of first refusal or similar right or any restrictions on transfer under applicable Law or any Contract to which the Company is a party, other than, in the case of restrictions on transfer, those under applicable state and federal securities laws and Section 4.2 of this Agreement. The shares of Common Stock issuable upon conversion of the Purchased Shares (including, for the avoidance of doubt, any shares of Common Stock issuable upon the conversion of accrued dividends on the Purchased Shares) (the “Conversion Shares”), have been duly authorized and reserved for issuance and, when issued upon conversion of the Purchased Shares in accordance with the terms thereof, in each case as set forth in the Certificate of Designation, will be validly issued and fully paid and non-assessable. No share of Common Stock has been, and none of the Purchased Shares and Conversion Shares will be when issued, issued in violation of any preemptive right arising by operation of Law, under the Certificate of Incorporation, the Bylaws or any Contract, or otherwise. None of the Purchased Shares or Conversion Shares will be when issued subject to any restrictions on transfer under applicable Law or any Contract to which the Company is a party, other than, in the case of restrictions on transfer, those under applicable state and federal securities laws, and Section 4.2 of this Agreement and the Certificate of Designation. When issued in accordance with the terms hereof and the terms of the Certificate of Designation (as applicable), the Purchased Shares and Conversion Shares will be free and clear of all Liens (other than Liens incurred by Purchaser or its respective Affiliates, restrictions arising under applicable securities laws, or restrictions imposed by this Agreement, the Certificate of Designation or the Registration Rights Agreement).

(d)    Except as otherwise expressly described in this Section 2.4: (i) no subscription, warrant, option, convertible security or other right, commitment, agreement, arrangement issued by the Company or any other obligation of the Company to purchase or acquire any shares of capital stock of the Company is authorized or outstanding; (ii) there is no commitment, agreement, arrangement or obligation of the Company to issue any subscription, warrant, option, convertible security or other such right or to issue or distribute capital stock of, or other equity or voting interest (or voting debt) in, the Company; (iii) the Company has no obligation to purchase, redeem or otherwise acquire any shares of its capital stock or to pay any dividend or make any other distribution in respect thereof; (iv) there are no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interests (or voting debt) in, the Company; (v) there are no outstanding shares of capital stock of, or other equity or voting interests of any character in, the Company as of the date hereof other than shares that have become outstanding after the Capitalization Date which were reserved for issuance as of the Capitalization Date as set forth in Section 2.4(a) or pursuant to the exercise or vesting, as applicable, after the Capitalization Date, of stock options, restricted stock units or performance-based restricted stock units issued and subsequently exercised or vested, as applicable, after the Capitalization Date; (vi) there are no agreements, arrangements or commitments between the Company and any Person relating to the acquisition, disposition or voting of the capital stock of, or other equity or voting interest (or voting debt) in, the Company and (vii) there are no equity appreciation, phantom equity, profit participation or similar rights with respect to the Company or any of its capital stock or equity interests. There exists no preemptive right, whether arising by operation of law, under the Certificate of Incorporation, the Bylaws or any contract, or otherwise, with respect to the issuance of any capital stock of the Company.

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Section 2.5    Subsidiaries. Other than any Subsidiaries of the Company acquired or formed following the filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, the Company’s material Subsidiaries consist of all the entities listed on Exhibit 21.1 to the Company’s Form 10-K for the year ended December 31, 2025. The Company owns all of the capital stock or equity interests of each of its Subsidiaries free and clear of all Liens (other than Liens as may be imposed under the Existing Credit Agreement or the New Credit Agreement). All of the issued and outstanding capital stock or equity interests of the Company’s Subsidiaries has been duly authorized and validly issued, were not issued in violation of a preemptive right, right of first refusal or similar right, and in the case of corporations, is fully paid and non-assessable. There are no outstanding rights, options, warrants, preemptive rights, conversion rights, rights of first refusal or similar rights for the purchase or acquisition from any of the Company’s Subsidiaries of any securities of such Subsidiaries nor are there any commitments to issue or execute any such rights, options, warrants, preemptive rights, conversion rights or rights of first refusal.

Section 2.6    Private Placement. Assuming the accuracy of the representations and warranties of Purchaser set forth in Section 3.4 (Investment Representations), the offer, sale and issuance of the Purchased Shares pursuant to this Agreement will be exempt from the registration requirements of the Securities Act and the rules and regulations promulgated thereunder, and neither the Company nor any person acting on its behalf, has taken nor will take any action hereafter that would cause the loss of such exemption. Without limiting the foregoing, neither the Company nor, to the Knowledge of the Company, any other Person authorized by the Company to act on its behalf, has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of investors with respect to offers or sales of Series A Preferred Stock, and neither the Company nor any Person acting on its behalf has made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the offering or issuance of Series A Preferred Stock under this Agreement to be integrated with prior offerings by the Company for purposes of the Securities Act that would result in none of Regulation D or any other applicable exemption from registration under the Securities Act to be available, nor will the Company take any action or steps that would cause the offering or issuance of Series A Preferred Stock under this Agreement to be integrated with other offerings by the Company.

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Section 2.7    SEC Documents; Financial Information. Since January 1, 2026, the Company has timely filed or furnished, as applicable, (a) all annual and quarterly reports and proxy statements (including all amendments, exhibits and schedules thereto) and (b) all other forms, reports and other documents (including all amendments, exhibits and schedules thereto), in each case required to be filed or furnished, as applicable, by the Company with the SEC pursuant to the Exchange Act, the Securities Act and all other federal securities laws. As of their respective dates, such SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and as of their respective dates none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company (including all related notes or schedules) included or incorporated by reference in the SEC Documents (the “Financial Statements”) comply as of their respective dates in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q promulgated by the SEC), have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except (i) as may be indicated in the notes thereto or (ii) as permitted by Regulation S-X) and present fairly in all material respects as of their respective dates the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of their operations and their consolidated cash flows for each of the respective periods, all in conformity with GAAP. Neither the Company nor any of its Subsidiaries has any liabilities of any nature (whether accrued, absolute, contingent or otherwise) that would be required under GAAP, to be reflected on a consolidated balance sheet of the Company (including the notes thereto) except liabilities (i) reflected or reserved against in the balance sheet (or the notes thereto) of the Company and its Subsidiaries as of June 30, 2026 (the “Balance Sheet Date”) included in the SEC Documents, (ii) incurred after the Balance Sheet Date in the ordinary course of business and that do not arise from any material breach of a Contract, (iii) as expressly contemplated by this Agreement or otherwise incurred in connection with the transactions contemplated hereby, including in connection with borrowings under the New Credit Agreement, (iv) that have been discharged or paid prior to the date of this Agreement or (v) as would not, individually or in the aggregate, have had or reasonably be expected to have, a Material Adverse Effect. There is no transaction, arrangement or other relationship between the Company or any of its Subsidiaries and an unconsolidated or other off-balance sheet entity that is required by applicable Law to be disclosed by the Company in its SEC Documents and is not so disclosed.

Section 2.8    Internal Control Over Financial Reporting. Except for matters resolved prior to the date hereof, since January 1, 2026, (i) none of the Company or any of its Subsidiaries or any of their respective directors or officers nor, to the Knowledge of the Company, any of their respective employees, auditors, accountants or other Representatives has received or otherwise had or obtained knowledge of any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company, any of its Subsidiaries or their respective internal accounting controls, including any written complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in improper accounting or auditing practices, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (ii) neither the Company nor any of its Subsidiaries has had any “material weakness” or “significant deficiency” or any fraud, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, except as would not reasonably be expected to have a Material Adverse Effect.

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Section 2.9    Disclosure Controls and Procedures. The Company has established and maintains, and at all times since January 1, 2026, has maintained, disclosure controls and procedures and a system of internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) that are (x) designed to provide reasonable assurance that material information relating to the Company, including its Subsidiaries, that is required to be disclosed by the Company in the reports that it furnishes or files under the Exchange Act is reported within the time periods specified in the rules and forms of the SEC and that such material information is communicated to the Company’s management to allow timely decisions regarding required disclosure and (y) sufficient to provide reasonable assurance that (a) transactions are executed in accordance with Company management’s general or specific authorization, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, and to maintain accountability for assets, (c) access to assets is permitted only in accordance with Company management’s general or specific authorization and (d) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 2.10    Litigation. There is not any litigation, governmental proceeding, suit, claim, action, or complaint, or to the Knowledge of the Company, investigation, by or before any Governmental Entity (each, a “Proceeding”) pending or, to the Knowledge of the Company, threatened in writing, by or against the Company or any of its Subsidiaries or affecting any of the business, operations, properties, rights or assets of the Company or any of its Subsidiaries, in each case, which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to or in default with respect to any order, writ, injunction, decree, ruling or decision of any Governmental Entity that is expressly applicable to the Company or any of its Subsidiaries or any of their respective assets which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.11    Compliance with Laws; Permits. The Company and its Subsidiaries are, and since January 1, 2021 have been, in compliance with all applicable laws, common law, statutes, acts, ordinances, codes, rules, and regulations enacted, adopted, promulgated, or applied by any Governmental Entity (collectively, “Laws”), and neither the Company nor any of its Subsidiaries has, since January 1, 2021, received any written notice from any Person regarding a violation of any of the foregoing, except, in each case, as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and its Subsidiaries possess all permits, franchises, certificates, approvals, authorizations and licenses of governmental authorities that are required to conduct their business, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.12    Taxes. The Company and each of its Subsidiaries have (a) filed all Tax Returns required to be filed within the applicable periods for such filings (after taking into account any available extensions), and all such Tax Returns are true, correct and complete in all material respects, and (b) paid all Taxes required to be paid, except for any such failures to file or pay that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as have not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries is involved in an audit, investigation or similar proceeding that is currently being conducted or that has been initiated in writing and remains pending or, to the knowledge of the Company, has been threatened in writing with respect to the Company or any of its Subsidiaries in respect of any Tax, (ii) there is no outstanding claim, assessment or deficiency against the Company or any of its Subsidiaries for any Taxes that has been asserted in writing by any Governmental Entity other than those being contested in good faith through appropriate proceedings and for which adequate reserves have been established on the Financial Statements of the Company in accordance with GAAP and (iii) neither the Company nor any of its Subsidiaries has any material liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under U.S. Treasury Regulations Section 1.1502-6 (or any similar provision of U.S. state or local or non-U.S. Law) or as a transferee or successor.

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Section 2.13    Employee Benefit Plans.

(a)    Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and its Subsidiaries have funded, administered and maintained each Benefit Plan in compliance with its terms and all applicable Laws (including the applicable requirements of ERISA and the Code); (ii) with respect to the Benefit Plans, no audits, Liens, Proceedings or complaints (other than routine claims for benefits, appeals of such claims and domestic relations order proceedings) or, to the Knowledge of the Company, investigations are pending or, to the Knowledge of the Company, threatened in writing, and, to the Knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such audits, Liens, Proceedings or complaints, and (iii) to the Knowledge of the Company, no event has occurred with respect to any Benefit Plan which would reasonably be expected to result in a liability of the Company or any of its Subsidiaries to any Governmental Entity.

(b)    Except as would not be expected to have a Material Adverse Effect, neither the Company, its Subsidiaries, nor any other entity which, together with the Company or its Subsidiaries, would be treated as a single employer under Section 4001 of ERISA or Section 414 of the Code, has at any time during the last six (6) years maintained, sponsored or contributed to or had any liability, including withdrawal liability, with respect to any defined benefit pension plan that is subject to Title IV of ERISA or any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(c)    Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, neither the execution of, nor the completion of the transactions contemplated by, this Agreement (whether alone or in connection with any other event(s)), could result, directly or indirectly, in (i) severance pay, or an increase in severance pay upon termination of employment or service, after Closing to any current or former employee, officer, director or other individual service provider of the Company or its Subsidiaries, (ii) payment, compensation or benefit, or any increase in the amount of any payment, compensation or benefit, becoming due to any current or former employee, officer, director or other individual service provider of the Company or its Subsidiaries, (iii) acceleration of the time of payment or vesting, or result in funding, of compensation or benefits to any current or former employee, officer, director or other individual service provider of the Company or its Subsidiaries, (iv) new material obligation under any Benefit Plan or (v) the payment of any amount or the provision of any benefit that, separately or in the aggregate, could constitute an “excess parachute payment” within the meaning of Section 280G of the Code.

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(d)    No Benefit Plan provides any individual with the right to indemnification, reimbursement, or gross-up for any excise or penalty tax, including under Section 409A, or Section 4999 of the Code.

Section 2.14    Labor Matters.

(a)    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) there is not any strike, lockout, concerted work stoppage or slowdown, or unfair labor practice charge pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, and (ii) there are not any, pending or, to the Knowledge of the Company, threatened union organizing activities with respect to any employees of the Company or its Subsidiaries or any representation or certification proceedings against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries are party to or bound by any Labor Agreement.

(b)    Except as would not reasonably be expected to have a Material Adverse Effect, the Company and each of its Subsidiaries are, and since January 1, 2021 have been, in compliance with all applicable Laws respecting labor, employment, and employment practices, including all applicable Laws respecting terms and conditions of employment, wages and hours (including the classification of independent contractors and exempt and non-exempt U.S. employees), immigration (including the completion of Forms I-9 for all U.S. employees and the proper confirmation of employee visas), labor relations and collective bargaining, employment harassment, discrimination, and retaliation, equal opportunity, plant closures and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws), worker health and safety, affirmative action and unemployment insurance.

(c)    Except as has not had, and would not reasonably be expected to have, a Material Adverse Effect, there are no, and since January 1, 2026, there have not been any, Proceedings by or against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened by or before any Governmental Entity pertaining to the labor, workforce, personnel or employment practices.

(d)    Since January 1, 2026, neither the Company nor any of its Subsidiaries has been party to a settlement agreement with any employee of the Company or any of its Subsidiaries that involves allegations of sexual harassment by any employee of Company or any of its Subsidiaries at the level of Senior Vice President or above. To the Knowledge of the Company, no allegations of sexual harassment are pending against any employee of Company or any of its Subsidiaries at the level of Senior Vice President or above.

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Section 2.15    Environmental Matters. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and its Subsidiaries are, and since January 1, 2021 have been, in compliance with all applicable Requirements of Environmental Law and possess and maintain and are, and since January 1, 2021 have been, in compliance with all Environmental Permits; (ii) there are no pending or, to the Knowledge of the Company, threatened (in writing) actions, suits or proceedings relating to, and the Company and its Subsidiaries have not received any unresolved written notice of, any actual or alleged violation of, noncompliance with, or any liability under any applicable Requirements of Environmental Law or Environmental Permit, including arising from any release or threatened release of any Hazardous Substance; (iii) neither the Company, nor any of its Subsidiaries has treated, stored, disposed of, arranged for or permitted the disposal of, transported, exposed any person to, released, or owned or operated any property or facility contaminated by, any Hazardous Substances, in each case so as to give rise to any liabilities for the Company or any of its Subsidiaries pursuant to any applicable Requirements of Environmental Laws; and (iv) neither the Company nor any of its Subsidiaries has by Contract assumed or provided an indemnity for any liabilities of any other Person under any Requirements of Environmental Law or concerning any Hazardous Substances.

Section 2.16    Intellectual Property; Security.

(a)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) the Company and its Subsidiaries own the Intellectual Property they purport to own, or have a valid and enforceable license or right to use or otherwise exploit, all Intellectual Property that is used in or necessary for the operation of the business of the Company and its Subsidiaries, free and clear of all Liens other than Permitted Liens (“Company Intellectual Property”), (b) the conduct of the businesses of the Company and its Subsidiaries does not infringe, misappropriate or violate, and has not since January 1, 2026 infringed, misappropriated or violated, the Intellectual Property of any Person and, to the Knowledge of the Company, no Person is (or has been since January 1, 2026) infringing, misappropriating or violating the Company Intellectual Property and (c) the Company and its Subsidiaries take commercially reasonable efforts to protect the confidentiality of their trade secrets and the integrity, continuous operation and security of their Software and Systems (and the data stored or Processed therein or thereby). Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since January 1, 2026, there have not been any (x) security incidents, including any unauthorized intrusions, breaches (including phishing incidents, ransomware, or malware attacks) affecting the Software and Systems, (y) no incident in which personal information Processed by or for the Company was, or was reasonably likely to have been Processed in an unauthorized or unlawful manner, or (z) failures, breakdowns, continued substandard performance or other adverse events affecting the Software and Systems.

(b)    The Company and each of its Subsidiaries is, and since January 1, 2021 has been, in compliance with applicable Data Protection Requirements, except for any noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since January 1, 2021, there have been no breaches, violations, outages or unauthorized uses of or accesses to Personal Information maintained by or on behalf of the Company or any of its Subsidiaries that would require notification of individuals, law enforcement or any Governmental Authority under any applicable Data Protection Requirements. Since January 1, 2021 until the date hereof, neither the Company nor any of its Subsidiaries has received written communication or claim from any Governmental Authority that alleges that the Company or any of its Subsidiaries is not in compliance with any Data Protection Laws, and no such claim is pending.

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Section 2.17    Title. The Company has good and indefeasible title to all real property and good title to all personal property described in the SEC Documents as owned by the Company, free and clear of all Liens except such (a) as are described in the SEC Documents, (b) as are created, arise under or secure the Existing Credit Agreement or the New Credit Agreement or are otherwise permitted thereunder or (c) as would not, in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Company and its Subsidiaries have all necessary easements, rights-of-way and licenses from each Person as are sufficient to conduct its business in the manner currently conducted, except for such absences which would not in the aggregate be reasonably expected to have a Material Adverse Effect.

Section 2.18    Insurance

. The Company and its Subsidiaries maintain insurance coverage in such amounts and covering such risks as are in accordance, in all material respects, with normal industry practice for companies of similar size and stage of development. With respect to each material insurance policy of the Company and its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, as of the date hereof, (a) the policy is in full force and effect, all premiums due thereon have been paid, (b) neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification of, any such policy, (c) to the Knowledge of the Company, no insurer on any such policy has been declared insolvent by a court or insurance regulator of competent and applicable jurisdiction or placed in receivership, conservatorship or liquidation, and no notice of cancellation or termination has been received with respect to any such policy and (d) there are no pending claims under any such policy as to which coverage has been questioned, denied or disputed by the underwriters thereof.

Section 2.19    Material Contracts.

(a)    Except for any Oil and Gas Property, Oil and Gas Lease, top lease, lease ratification, lease extension, unitization agreement or other similar instruments burdening or constituting the chain of title to any Oil and Gas Property, Section 2.19(a) of the letter delivered by the Company to Purchaser on the date of this Agreement (the “Company Disclosure Letter”) sets forth a true, correct and complete list, as of the date hereof, and the Company has made available to Purchaser (or Purchaser’s outside counsel) true, correct and complete copies of, each Contract (other than Benefit Plans or Stock Plans), which is in effect as of the date hereof (or pursuant to which the Company or any of its Subsidiaries has any continuing material obligations thereunder) and under which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound that:

(i)    each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act);

(ii)    each Contract that provides for the acquisition, disposition, license, use, distribution or outsourcing of assets, services, rights or properties (excluding Oil and Gas Properties) with respect to which the Company reasonably expects that the Company and its Subsidiaries will make annual payments in excess of $2,500,000 or aggregate payments in excess of $7,000,000;

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(iii)    each Contract that constitutes a commitment relating to indebtedness for borrowed money or the deferred purchase price of property by the Company or any of its Subsidiaries (whether incurred, assumed, guaranteed or secured by any asset) in excess of $2,500,000 or other contract restricting declaration and payment of dividends or distributions with respect to capital stock, payment of Indebtedness, other than agreements solely between or among the Company and its Subsidiaries;

(iv)    each Contract for lease of personal property or Real Property (excluding Oil and Gas Leases) involving annual payments in excess of $2,500,000 that is not terminable without penalty or other liability to the Company or any of its Subsidiaries (other than any ongoing obligation pursuant to such contract that is not caused by any such termination) within 90 days, other than contracts related to drilling rigs;

(v)    each Contract involving the pending acquisition or sale of (or option to purchase or sell), or swap or exchange of, any Oil and Gas Properties with consideration in excess of $2,500,000, other than  the granting or entering into in the ordinary course of business of any Oil and Gas Property, Oil and Gas Lease, top lease, lease ratification, lease extension, unitization agreement or other similar instruments burdening or constituting the chain of title to any Oil and Gas Property,  contracts involving the acquisition or sale of (or option to purchase or sell) Hydrocarbons in the ordinary course of business or  contracts related to an acquisition or sale that was completed prior to December 31, 2025 and do not contain any material surviving obligations of any party thereto;

(vi)    each Contract for any Derivative Transaction;

(vii)    each Contract the primary purpose thereof is or was to indemnify another Person;

(viii)    each material partnership, joint venture, strategic alliance or limited liability company agreement, or any other Contract that involves a sharing of revenues, profits, losses, costs or liabilities with any third party, in each case, other than customary joint operating agreements or unit agreements;

(ix)    any Contract that provides for a call, put or other option on production, or acreage dedication to a gathering, transportation or other arrangement downstream of the wellhead, for a term of greater than three (3) years;

(x)    each joint development agreement, exploration agreement, participation, farmout, farmin or program agreement or similar contract (other than customary joint operating agreements) requiring the Company or any of its Subsidiaries to make expenditures that would reasonably be expected to be in excess of $2,500,000 in the aggregate during the 12-month period following the date of this Agreement;

(xi)    any Contract that provides for a “take-or-pay” clause or any similar prepayment obligation, minimum volume commitments or capacity reservation fees to a gathering, transportation or other arrangement downstream of the wellhead that guaranty or commit volumes of any Hydrocarbons or any other product of the Company or its Subsidiaries (excluding “gas balancing” arrangements associated with customary joint operating agreements) that would reasonably be expected to involve payments (including penalty or deficiency payments) in excess of $2,500,000 in the aggregate during the 12-month period following the date of this Agreement;

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(xii)    any Contract (A) that provides for midstream services to, or the sale by the Company or any of its Subsidiaries of Hydrocarbons (1) in excess of 2,000 gross barrels of oil per day (calculated on a per day yearly average basis) or  for a term greater than 10 years or (B) has a remaining term of greater than ninety (90) days and does not allow the Company or such Subsidiary to terminate it without penalty to the Company or such Subsidiary within ninety (90) days;

(xiii)    each Contract that obligates the Company or any of its Subsidiaries to make non-contingent, non-discretionary aggregate annual expenditures that can reasonably be expected to be in excess of $5,000,000;

(xiv)    each Contract under which the Company or any of its Subsidiaries has advanced or loaned, or proposes to advance or loan, any amount of money to any of its officers, directors, employees or consultants in excess of $100,000;

(xv)    any Contract with an Affiliate of the Company (other than its Subsidiaries);

(xvi)    each Contract that contains any “most favored nation” or most favored customer provision, preferential right or rights of first or last offer, negotiation or refusal, in each case other than those contained in  any agreement in which such provision is solely for the benefit of the Company or any of its Subsidiaries,  customary royalty pricing provisions in Oil and Gas Leases,  customary preferential rights in joint operating agreements or unit agreements affecting the business or the Oil and Gas Properties of the Company or any of its Subsidiaries or farmout or farmin agreements entered into in the ordinary course of business consistent with past practice, to which the Company or any of its Subsidiaries or any of their respective Affiliates is subject, and is material to the business of the Company and its Subsidiaries, taken as a whole; and

(xvii)    any acquisition or divestiture Contract that contains “earn out” or other contingent payment obligations, in each case that would reasonably be expected to result in payments by the Company or its Subsidiaries in excess of $5,000,000.

(b)    Collectively (but excluding any Oil and Gas Property, Oil and Gas Lease, top lease, lease ratification, lease extension, unitization agreement or other similar instruments burdening or constituting the chain of title to any Oil and Gas Property), the contracts set forth in Section 2.19(a) of the Company Disclosure Letter are herein referred to as the “Material Contracts.” Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Material Contract is legal, valid, binding and enforceable in accordance with its terms on the Company and each of its Subsidiaries that is a party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, subject, as to enforceability, to the Enforceability Exceptions. Except as (i) related to the Existing Credit Agreements and (ii) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries is in breach or default under any Material Contract nor, to the Knowledge of the Company, is any other party to any such Material Contract in breach or default thereunder and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or its Subsidiaries, or to the Knowledge of the Company, any other party thereto.

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Section 2.20    Oil and Gas Matters.

(a)    Except as would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries have good and defensible title to their respective Oil and Gas Properties, free and clear of all Liens other than (i) Liens described in the SEC Documents, (ii) Liens created by, arising under or securing the Existing Credit Agreement or the New Credit Agreement or otherwise permitted thereunder or (iii) Permitted Liens.

(b)    Except as would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (i) all Oil and Gas Leases to which the Company or any of its Subsidiaries is a party or by which any of their Oil and Gas Properties are bound are in full force and effect, and (ii) neither the Company nor any of its Subsidiaries is in material default under any Oil and Gas Lease, and no event has occurred that, with notice or the passage of time or both, would constitute such a material default.

Section 2.21    Registration Rights. Except as provided in this Agreement, the Existing Registration Rights Agreement or the Registration Rights Agreement, the Company has not granted any rights to register under the Securities Act any of its presently outstanding securities or any of its securities that may be issued subsequently.

Section 2.22    Investment Company Act. The Company is not, and immediately after giving effect to the sale of the Purchased Shares in accordance with this Agreement and the application of the proceeds thereof will not be required to be registered as, an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act.

Section 2.23    Nasdaq Global Market Listing and Maintenance Requirements. The Company’s Common Stock is listed on The Nasdaq Global Market (“Nasdaq GM”), and no event has occurred, and the Company is not aware of any event that is reasonably likely to occur, that would result in the Common Stock being delisted from Nasdaq GM. The Company is in compliance in all material respects with the listing and listing maintenance requirements of Nasdaq GM applicable to it for the continued trading of its Common Stock on Nasdaq GM, nor has the Company received any notification that the SEC or the Nasdaq GM is contemplating terminating such registration. Without limiting the generality of the foregoing, the consummation of the transactions contemplated by this Agreement does not require approval of the Company’s stockholders pursuant to the listing maintenance requirements of Nasdaq GM. Prior to the date hereof, the Company has submitted to NASDAQ a “Listing of Additional Shares” notification with respect to the Conversion Shares.

Section 2.24    No Brokers or Finders. No Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon the Company, any of its Subsidiaries or Purchaser for any commission, fee or other compensation as a finder or broker because of any act of the Company or any of its Subsidiaries.

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Section 2.25    Illegal Payments; FCPA Violations. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since January 1, 2021, neither the Company nor any Subsidiaries, or any officer, director, employee or, to the knowledge of the Company, agent, representative or consultant acting on behalf of the Company or any of its Subsidiaries has, in connection with the business of the Company: (a) unlawfully offered, paid, promised to pay, or authorized the payment of, directly or indirectly, anything of value, including money, loans, gifts, travel, or entertainment, to any Government Official with the purpose of (i) influencing any act or decision of such Government Official in his or her official capacity; (ii) inducing such Government Official to perform or omit to perform any activity in violation of his or her legal duties; (iii) securing any improper advantage; or (iv) inducing such Government Official to influence or affect any act or decision of such Governmental Entity in violation of the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, as amended, or any other applicable anti-corruption or anti-bribery law (collectively “Anti-Corruption Laws”); (b) made any illegal contribution to any political party or candidate; (c) made, offered, promised to pay, authorized or accepted any unlawful bribe, payoff, influence payment, kickback, unlawful rebate, or other similar unlawful payment of any nature, directly or indirectly, in connection with the business of the Company, to or from any person, including any supplier or customer; (d) knowingly established or maintained any unrecorded fund or asset or made any false entry on any book or record of the Company or any of its Subsidiaries for any purpose; or (e) otherwise violated any applicable Anti-Corruption Laws.

Section 2.26    Sanctions and Export Controls. Since January 1, 2021, neither the Company nor any of its Subsidiaries or, to the Knowledge of the Company, any of its respective director, officer, employee or agent of the Company or any of its Subsidiaries, (a) is or was a Sanctioned Person, (b) has conducted business, directly or indirectly, with any Sanctioned Person or in any Sanctioned Country on behalf of the Company or any of its Subsidiaries in violation of Sanctions Laws or (c) has otherwise violated or engaged in any conduct prohibited under any applicable Sanctions Laws or Export and Import Controls, or the anti-boycott Laws administered by the U.S. Department of Commerce and the U.S. Department of Treasury’s Internal Revenue Service.

Section 2.27    No TID U.S. Business

. Neither the Company nor any of its Subsidiaries (a) produce, design, test, manufacture, fabricate, or develop any “critical technologies” as defined in 31 C.F.R. § 800.215; (b) own, operate, supply, or service any “covered investment critical infrastructure” as defined in 31 C.F.R. § 800.212; or (c) maintain or collect, directly or indirectly, “sensitive personal data” of U.S. citizens as defined in 31 C.F.R. § 800.241.

Section 2.28    Absence of Certain Changes. (a) Since June 30, 2026, except for the execution and performance of this Agreement, the agreements in connection with the refinancing of the Existing Credit Agreements and the entry into the New Credit Agreement and any other agreements contemplated hereby, the business of the Company and its Subsidiaries has been carried on and conducted in all material respects in the ordinary course of business, and (b) since June 30, 2026 there has not been any Material Adverse Effect.

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Section 2.29    Anti-Takeover Provisions.

(a)    Neither the Company nor any of its Subsidiaries is party to a stockholder rights plan or agreement, “poison pill” or substantially similar anti-takeover agreement or plan.

(b)    The Board of Directors has taken all necessary actions, including the approval of this Agreement, the Registration Rights Agreement, the Certificate of Designation and the transactions contemplated by this Agreement, the Registration Rights Agreement and the Certificate of Designation, to ensure that the restrictions on business combinations contained in the Certificate of Incorporation of the Company do not apply to this Agreement, the Registration Rights Agreement, the Certificate of Designation or any of the transactions contemplated by this Agreement, the Registration Rights Agreement and the Certificate of Designation.

(c)    No other “business combination”, “control share acquisition”, “fair price”, “moratorium”, or similar anti-takeover provision of Law applies or purports to apply to this Agreement, the Registration Rights Agreement, the Certificate of Designation or any of the transactions contemplated by this Agreement, the Registration Rights Agreement and the Certificate of Designation.

Section 2.30    Related Party Transactions. No current director, officer or Affiliate of the Company or any of its Subsidiaries has any outstanding indebtedness to the Company or any of its Subsidiaries, or is otherwise party to, or directly or indirectly benefits from, any Contract, arrangement or understanding with the Company or any of its Subsidiaries (other than a Benefit Plan or Stock Plan) of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

Section 2.31    Indebtedness. As of the date of this Agreement, except as set forth on Section 2.31 of the Company Disclosure Letter, none of the Company nor any of its Subsidiaries is party to any agreement relating to the incurrence or assumption of any material indebtedness or to mortgaging, pledging or otherwise placing a Lien on any material portion of the assets of the Company or its Subsidiaries or to mortgaging, pledging or otherwise placing a Lien securing any obligation in excess of $5,000,000 on any assets of the Company or its Subsidiaries, except as would not reasonably be expected to have a Material Adverse Effect.

Section 2.32    No Additional Representations. Except for the representations and warranties made by the Company in this Article II and in any certificate delivered to Purchaser in connection with this Agreement, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or their respective businesses, operations, assets, liabilities, employees, employee benefit plans, conditions or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to Purchaser, or any of its respective Affiliates or representatives, with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company or any of its Subsidiaries or their respective business, or (b) any oral or written information presented to Purchaser or any of its respective Affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby. Notwithstanding anything to the contrary herein, nothing in this Agreement shall limit the right of Purchaser and its respective Affiliates to rely on the representations, warranties, covenants and agreements expressly set forth in this Agreement and in any certificate delivered to Purchaser in connection with this Agreement, nor will anything in this Agreement operate to limit any claim by Purchaser or any of its respective Affiliates for Fraud.

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ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to the Company as of the date hereof and as of the Closing Date (except to the extent made only as of a specified date in which case as of such date) that:

Section 3.1    Organization and Power. Purchaser is an entity duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation and has all necessary power and authority to own its properties and to carry on its business as presently conducted.

Section 3.2    Authorization, Etc. Purchaser has all necessary power and authority and has taken all necessary entity action required for the due authorization, execution, delivery and performance by Purchaser of this Agreement and the Registration Rights Agreement and the consummation by such Purchaser of the transactions contemplated hereby and thereby. The authorization, execution, delivery and performance by such Purchaser of this Agreement and the Registration Rights Agreement, and the consummation by such Purchaser of the transactions contemplated hereby and thereby do not and will not: (a) violate or result in the breach of any provision of the organizational documents of such Purchaser; or (b) with the exceptions that are not reasonably likely to have, individually or in the aggregate, a material adverse effect on its ability to perform its obligations under this Agreement and the Registration Rights Agreement: (i) violate any provision of, constitute a breach of, or default under, any judgment, order, writ, or decree applicable to Purchaser or any material contract to which such Purchaser is a party; or (ii) violate any provision of, constitute a breach of, or default under, any applicable state, federal or local Law. This Agreement has been, and the Registration Rights Agreement will be at the Closing, duly executed and delivered by such Purchaser. Assuming due execution and delivery thereof by the other parties hereto or thereto, this Agreement and the Registration Rights Agreement will each be a valid and binding obligation of such Purchaser enforceable against such Purchaser in accordance with its terms, except as the enforceability may be limited by applicable laws relating to bankruptcy, insolvency, reorganization, moratorium or other similar legal requirement relating to or affecting creditors’ rights generally and except as the enforceability is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law) (collectively, the “Enforceability Exceptions”).

Section 3.3    Government Approvals. No consent, approval, license or authorization of, or filing with, any court or Governmental Entity is or will be required on the part of Purchaser in connection with the execution, delivery and performance by such Purchaser of this Agreement and the Registration Rights Agreement, except for: (a) those which have already been made or granted; (b) the filing with the SEC of a Schedule 13D or Schedule 13G and a Form 3 to report Purchaser’s ownership of the Purchased Shares; (c) those where the failure to obtain such consent, approval or license would not have a material adverse effect on the ability of such Purchaser to perform its obligations hereunder; (d) filings required under, and compliance with other applicable requirements of, the HSR Act or any other Antitrust Law; or (e) any filings or approvals requested by a Governmental Entity and set forth under Section 3.3 of the Company Disclosure Letter.

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Section 3.4    Investment Representations.

(a)    Such Purchaser is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(b)    Such Purchaser has been advised by the Company that the Purchased Shares have not been registered under the Securities Act, that the Purchased Shares will be issued on the basis of the statutory exemption provided by Section 4(a)(2) under the Securities Act or Regulation D promulgated thereunder, or both, relating to transactions by an issuer not involving any public offering and under similar exemptions under certain state securities laws, that this transaction has not been reviewed by, passed on or submitted to any federal or state agency or self-regulatory organization where an exemption is being relied upon, and that the Company’s reliance thereon is based in part upon the representations made by such Purchaser in this Agreement. Such Purchaser acknowledges that it has been informed by the Company of, or is otherwise familiar with, the nature of the limitations imposed by the Securities Act and the rules and regulations thereunder on the transfer of securities.

(c)    Such Purchaser is purchasing its allocation of the Purchased Shares for its own account and not with a view to, or for sale in connection with, any distribution thereof in violation of federal or state securities laws.

(d)    Such Purchaser (i) by reason of its business and financial experience, has such knowledge, sophistication and experience in making similar investments and in business and financial matters generally so as to be capable of evaluating the merits and risks of the prospective investment in the Purchased Shares and the Conversion Shares, (ii) has been furnished with or has had access to all the information that it considers necessary or appropriate to make an informed investment decision with respect to the Purchased Shares and the Conversion Shares, (iii) has had an opportunity to discuss with the Company and its Representatives the intended business and financial affairs of the Company and to obtain information necessary to verify any information furnished to it or to which it had access and (iv) can bear the economic risk of an investment in the Purchased Shares and the Conversion Shares indefinitely.

(e)    Such Purchaser is aware that the Company has access to certain non-public information which may be material regarding the Company, its businesses, projections, future plans, financial information and results of operations that the Company has not disclosed to such Purchaser. Such Purchaser is experienced, sophisticated and knowledgeable in the purchase and sale of securities and understands the disadvantage to which such Purchaser is subject on account of the disparity of information as between the Company and such Purchaser. Such Purchaser believes, by reason of its business or financial experience or its own independent investigation that it is capable of evaluating the merits and risks of purchasing the Purchased Shares and of protecting its own interest in connection with purchasing the Purchased Shares. Such Purchaser has independently and without reliance upon the Company, and based on such information as it deems appropriate, including information publicly available about the Company, made its own analysis and decision to purchase the Purchased Shares.

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Section 3.5    No Prior Ownership. As of the date hereof and as of immediately prior to the Closing, such Purchaser does not have record or beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of any shares of the Company’s Common Stock.

Section 3.6    No Brokers or Finders. No Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon the Company, any of its Subsidiaries or any Purchaser for any commission, fee or other compensation as a finder or broker because of any act by such Purchaser and for which the Company will be liable.

Section 3.7    Sufficiency of Funds. Purchaser has, and will have at the Closing, cash on hand, or access to cash through existing credit facilities of Purchaser, in an aggregate amount sufficient to enable Purchaser to consummate the purchase of the Purchased Shares at the Closing and to otherwise perform its obligations hereunder, including to pay in full (a) the Purchase Price and (b) all fees and expenses payable by Purchaser in connection with this Agreement.

Section 3.8    No Additional Representations. Purchaser acknowledges and agrees, on behalf of itself and its Affiliates, that, except for the representations and warranties contained in Article II and in any certificate delivered by the Company in connection with this Agreement, neither the Company nor any other Person, makes any express or implied representation or warranty with respect to the Company, its Subsidiaries or their respective businesses, operations, assets, liabilities, employees, employee benefit plans, conditions or prospects, and Purchaser, on behalf of itself and its Affiliates, hereby disclaims reliance upon any such other representations or warranties. In particular, without limiting the foregoing disclaimer, such Purchaser acknowledges and agrees, on behalf of itself and its Affiliates, that neither the Company nor any other Person, makes or has made any representation or warranty with respect to, and such Purchaser, on behalf of itself and its Affiliates, hereby disclaims reliance upon (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company, its Subsidiaries or their respective business, or (b) without limiting the representations and warranties made by the Company in Article II and in any certificate delivered by the Company in connection with this Agreement, any information presented to such Purchaser or any of its respective Affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby. To the fullest extent permitted by applicable Law, without limiting the representations and warranties contained in Article II and in any certificate delivered by the Company in connection with this Agreement, other than in the case of Fraud, neither the Company nor any of its Subsidiaries shall have any liability to any Purchaser or its respective Affiliates or representatives on any basis (including in contract or tort, under federal or state securities laws or otherwise) based upon any other representation or warranty, either express or implied, included in any information or statements (or any omissions therefrom) provided or made available by the Company or its Subsidiaries to such Purchaser or its respective Affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated by this Agreement.

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ARTICLE IV
COVENANTS OF THE PARTIES

Section 4.1    Board of Directors.

(a)    Subject to Section 4.1(g), from and after the Closing, if and for so long as the Purchaser, together with its Affiliates, beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act) Conversion Shares collectively representing 5% or more of the outstanding shares of the Company’s Common Stock, in the aggregate, which shall be determined assuming the conversion of all of the shares of Series A Convertible Preferred Stock (such period, the “Nomination Period”), then the Purchaser shall have the right to nominate one director for election to the Board of Directors, subject to and in accordance with the provisions of this Section 4.1 and which nominee must satisfy the Qualification Criteria (a “Purchaser Nominee” and a Purchaser Nominee elected to the Board of Directors, a “Purchaser Director”). Each Purchaser Nominee shall at all times be subject to the following criteria: (1) all applicable SEC and Nasdaq standards (as applicable to all directors serving on the Board of Directors); and (2) such nominee (w) is not a Competitor or Activist Investor, or an Affiliate, employee, director, manager, agent, consultant or advisor thereof, (x) is not subject to any “bad actor” disqualifying events described in Rule 506(d)(1)(i)-(viii) promulgated under the Securities Act, (y) has not been involved in any event described in Item 2(d) of Schedule 13D of the Exchange Act or Item 401(f) of Regulation S-K under the Securities Act, and (z) is not subject to sanctions or restrictions under Sanctions Laws (the “Qualification Criteria”). If a Purchaser Director no longer satisfies the Qualification Criteria at any time, the Purchaser shall take all lawful action to cause such Purchaser Director then serving on the Board of Directors to resign, which resignation may be conditioned on the acceptance thereof by the Board of Directors. For the avoidance of doubt, if Purchaser was entitled to appoint one or more Holder Designees (as defined in the Certificate of Designation) immediately prior to the commencement of the Nomination Period, then each such Holder Designee serving as a Series A Director shall continue serving on the Board of Directors and shall be deemed to be a Purchaser Director hereunder.

(b)    From and after the Closing, for so long as (i) the Purchaser, together with its Affiliates, beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act) Purchased Shares issued to the Purchaser at the Closing and/or Conversion Shares collectively representing 10% or more of the outstanding shares of the Company’s Common Stock, in the aggregate, which shall be determined assuming the conversion of all of the shares of Series A Convertible Preferred Stock and (ii) the Purchaser under and as defined in the Concurrent Series A Preferred Stock Purchase Agreement (the “Other Purchaser”) ceases to have the right to nominate a director to the Board of Directors pursuant to such Concurrent Series A Preferred Stock Purchase Agreement (such period, the “Additional Nomination Period”), then the Purchaser shall have the right to nominate one additional Purchaser Nominee, subject to the Qualification Criteria, and such person shall be promptly appointed by the Board of Directors to fill the vacancy as a Purchaser Director. Notwithstanding the foregoing, in no event will the Purchaser and/or the Other Purchaser be able to nominate more than two (2) Purchaser Nominees in the aggregate between the Purchaser and the Other Purchaser.

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(c)    During the Nomination Period and the Additional Nomination Period (if applicable), the Company agrees to: (i) include the Purchaser Nominee(s) as a nominee for election to the Board of Directors at any annual meeting of the stockholders of the Company held for the election of directors of the Company during the Nomination Period and the Additional Nomination Period (if applicable) at which the term of office of the class of directors to which the applicable Purchaser Director or Purchaser Nominee has been assigned expires (each a “Class Election Meeting”); (ii) include the Purchaser Nominee(s) in the Company’s notice of each Class Election Meeting; and (iii) recommend the election of the Purchaser Nominee(s) by the stockholders of the Company at each Class Election Meeting. For so long as the Board of Directors is divided into classes pursuant to the Certificate of Incorporation, each Purchaser Nominee (other than any Holder Designee deemed to be a Purchaser Director pursuant to Section 4.1(a) and any Purchaser Nominee who has been nominated or appointed to fill a vacancy in accordance with this Section 4.1) shall be initially assigned by the Board of Directors to the class of directors whose term expires at the next annual meeting of the stockholders of the Company. The Purchaser Nominee(s) shall comply with the corporate governance principles, confidentiality obligations and practices of the Company as in effect from time to time and applicable to directors generally, including the Company’s Code of Conduct, the Company’s Financial Code of Ethics and the Company’s Insider Trading Policy (the “Governance Principles”). In the event that the Purchaser has the right to nominate two Purchaser Nominees and, together with its Affiliates, ceases to beneficially own (within the meaning of Rule 13d-3 under the Exchange Act) Purchased Shares issued to the Purchaser at the Closing and/or Conversion Shares collectively representing 10% or more of the outstanding shares of the Company’s Common Stock, in the aggregate, which shall be determined assuming the conversion of all of the shares of Series A Preferred Stock, the Purchaser shall take all lawful action to cause one of its designated Purchaser Directors then serving on the Board of Directors to resign, which resignation may be conditioned on the acceptance thereof by the Board of Directors. If at any point during the Nomination Period (or the Additional Nomination Period), any Purchaser Director resigns from the Board (including due to failure to meet the Qualification Criteria) or is rendered unable (due to death or disability) to, or refuses to, serve on the Board for any reason, then Purchaser shall identify a replacement (who shall satisfy the Qualification Criteria) to fill the resulting vacancy caused by such Purchaser Director’s departure from the Board and any such person shall be promptly appointed by the Board as a Purchaser Director. In the event that the Purchaser, together with its Affiliates, ceases to beneficially own (within the meaning of Rule 13d-3 under the Exchange Act) Purchased Shares issued to the Purchaser at the Closing and/or Conversion Shares collectively representing 5% of the outstanding shares of the Company’s Common Stock, in the aggregate, which shall be determined assuming the conversion of all of the shares of Series A Preferred Stock, the Purchaser shall take all lawful action to cause all of its designated Purchaser Directors then serving on the Board of Directors to resign, which resignation may be conditioned on the acceptance thereof by the Board of Directors.

(d)    Each Purchaser Director shall be entitled to advancement of expenses and indemnification in the same manner and to the same extent as the other non-executive members of the Board of Directors under the Company’s organizational documents, the General Corporation Law of the State of Delaware and any indemnification agreements. Any director minimum ownership requirements of the Governance Principles shall be deemed satisfied in respect of the Purchaser Director or Purchaser Nominee, as applicable, by the Purchased Shares, or any Conversion Shares, as applicable, held by the Purchaser or one or more of their respective Affiliates. The Company acknowledges and agrees that it is the indemnitor of first resort (i.e., its obligations to the Purchaser Director are primary and any obligation of such Purchaser or its Affiliates to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Purchaser Director are secondary).

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(e)    Notwithstanding anything to the contrary in this Agreement (including Section 4.2(a) and Section 6.10), the rights of the Purchaser under this Section 4.1 are personal to the Purchaser and may not be assigned or otherwise Transferred, in whole or in part, except as expressly set forth in this Section 4.1(e). In connection with a Transfer of shares of Series A Preferred Stock by the Purchaser that is made in compliance with Section 4.2, the Purchaser may assign its right to nominate one Purchaser Nominee pursuant to Section 4.1(a) to the transferee in such Transfer (a “Board Rights Transferee”) if (i) the securities Transferred to such Board Rights Transferee consist of shares of Series A Preferred Stock (and not Conversion Shares); (ii) the shares of Series A Preferred Stock Transferred to such Board Rights Transferee in such Transfer represent, as of the date of such Transfer, 5% or more of the outstanding shares of the Company’s Common Stock (determined assuming the conversion of all of the shares of Series A Preferred Stock); (iii) such Board Rights Transferee is not a Competitor or an Activist Investor; (iv) the Purchaser delivers written notice to the Company of such assignment, identifying the Board Rights Transferee, at least ten (10) Business Days prior to the consummation of such Transfer; and (v) prior to or concurrently with the consummation of such Transfer, the Board Rights Transferee executes and delivers to the Company the joinder contemplated by Section 4.2(a), pursuant to which the Board Rights Transferee expressly agrees to be bound by this Section 4.1 and the other obligations of the Purchaser under this Agreement. For the avoidance of doubt, the rights of a Board Rights Transferee under this Section 4.1(e) shall be personal to the Purchaser and the Board Rights Transferee shall have no further right to transfer the rights under this Section 4.1.

(f)    Upon the consummation of an assignment permitted by Section 4.1(e), (i) all rights of the Purchaser and its Permitted Transferees under Section 4.1(a) and Section 4.1(b) shall automatically terminate, and the Purchaser shall take all lawful action to cause each Purchaser Director then serving on the Board of Directors to resign, which resignation may be conditioned on the acceptance thereof by the Board of Directors; (ii) the Board Rights Transferee may designate one individual who satisfies the Qualification Criteria and is agreed to by the Company (not to be unreasonably withheld, conditioned or delayed) to fill the vacancy created by such resignation, and the Company shall take all necessary action to appoint such individual to the Board of Directors as promptly as reasonably practicable, whereupon such individual shall be a Purchaser Director for all purposes of this Section 4.1; (iii) for purposes of Sections 4.1(a), 4.1(c) and 4.1(d), references to “the Purchaser” shall be deemed to refer to the Board Rights Transferee, and the Nomination Period with respect to the Board Rights Transferee shall continue only for so long as the Board Rights Transferee beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act) shares of Series A Preferred Stock acquired in such Transfer and/or Conversion Shares issued upon conversion thereof collectively representing 5% or more of the outstanding shares of the Company’s Common Stock, in the aggregate, determined assuming the conversion of all of the shares of Series A Preferred Stock; and (iv) the Board Rights Transferee shall have no right to nominate any additional Purchaser Nominee pursuant to Section 4.1(b) and may not further assign or Transfer any rights under this Section 4.1 without the prior written consent of the Company. In no event shall the Purchaser, its Permitted Transferees and any Board Rights Transferee collectively be entitled to more than one Purchaser Nominee (or, during the Additional Nomination Period, if applicable, two Purchaser Nominees) at any time. Any purported assignment of rights under this Section 4.1 in violation of Section 4.1(e) or this Section 4.1(f) shall be null and void ab initio.

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(g)    Notwithstanding anything to the contrary in this Agreement or in the Certificate of Designation, the rights under this Section 4.1 shall only be applicable if, and only at such times as, neither the Purchaser nor any Affiliate or Designated Transferee thereof (as defined in the Certificate of Designation) has the right to designate a Series A Director pursuant to Section 11(d) of the Certificate of Designation. In no event shall there be an aggregate total of more than two Series A Directors (as defined in the Certificate of Designation) and Purchaser Directors on the Company’s Board of Directors, collectively (including any Purchaser Director under the Concurrent Series A Preferred Stock Purchase Agreement), at any time.

Section 4.2    Restrictive Legends; Transfer Requirements and Lockup.

(a)    For a period of two (2) years after the Closing Date, Purchaser shall not Transfer (as defined below) any of the Purchased Shares to any Person without the consent of the Company; provided, however, that, without the consent of the Company, a Purchaser may Transfer Purchased Shares (i) to a Permitted Transferee of the Purchaser that agrees to be bound by the terms of this Agreement pursuant to a written agreement (and upon such Transfer the Permitted Transferee shall, subject to Sections 4.1(e), and 4.1(f) become a “Purchaser” for purposes of this Agreement (including this Section 4.2)); (ii) pursuant to a tender or exchange offer, merger, consolidation, division, acquisition, reorganization or recapitalization involving the Company; or (iii) if an Insolvency Event or Repurchase Failure (as defined in the Certificate of Designation) has occurred.   Purchaser shall be permitted to Transfer (i) one-third (1/3) of the Purchased Shares at the twenty-four (24) month anniversary of the Closing Date, (ii) an additional one-third (1/3) of the Purchased Shares at the thirty (30) month anniversary of the Closing Date, and (iii) the remaining one-third (1/3) of the Purchased Shares at the thirty-six (36) month anniversary of the Closing Date to any Person without the consent of the Company, subject to Section 4.2(b); provided that for any Transfer of Purchased Shares permitted by the terms of this Agreement, the transferee must execute and deliver to the Company a joinder in the form attached as Exhibit D.

(b)    At no time shall a Purchaser knowingly Transfer any Purchased Shares to (i) any Competitor, or (ii) Activist Investor; provided that the restrictions set forth in this Section 4.2(b) shall not apply to Transfers permitted by clauses (ii) or (iii) of Section 4.2(a).

(c)    Each certificate or other instrument representing the Purchased Shares or the Conversion Shares (unless otherwise permitted by the provisions of Section 4.2(f)) or Section 4.2(g) shall be stamped or otherwise imprinted with a legend in substantially the following form (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.

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(d)    In addition, for so long as the Purchased Shares are subject to the restrictions set forth in Section 4.2(a) and Section 4.2(b), each certificate representing the Purchased Shares shall be stamped or otherwise imprinted with a legend in substantially the following form:

THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER PURSUANT TO SECTION 4.2(a) AND SECTION 4.2(b) OF THAT CERTAIN SECURITIES PURCHASE AGREEMENT, DATED AS OF OCTOBER 6, 2026, BY AND AMONG THE COMPANY AND THE PURCHASER THERETO GOVERNING THE INITIAL ISSUANCE OF THE SERIES A CONVERTIBLE PREFERRED STOCK OF THE COMPANY.

(e)    Purchaser consents to the Company making a notation on its records and giving instructions to any transfer agent of the Purchased Shares or the Conversion Shares in order to implement the restrictions on transfer set forth in this Section 4.2.

(f)    In connection with a sale of Conversion Shares by a Purchaser in reliance on Rule 144, such Purchaser or its broker shall deliver to the transfer agent and the Company a customary representation letter providing to the transfer agent and the Company any information necessary to determine that the sale of the Shares is made in compliance with Rule 144, including, as may be appropriate, a certification that such Purchaser is not an Affiliate of the Company and regarding the length of time the Shares have been held. Upon receipt of such representation letter, the Company shall promptly direct its transfer agent to remove the legend referred to in Section 4.2(c) and Section 4.2(d) from the appropriate book-entry accounts maintained by the transfer agent, and the Company shall bear all direct costs and expenses associated therewith. After a Purchaser or its permitted assigns have held the Shares for such time as non-Affiliates are permitted to sell without volume limitations under Rule 144, if the book-entry account for such Shares still bears the restrictive legend referred to in Section 4.2(c) and Section 4.2(d), the Company agrees, upon request of such Purchaser or its permitted assignees, to take all steps necessary to promptly effect the removal of the legend described in Section 4.2(c) and Section 4.2(d) from the Shares, and the Company shall bear all direct costs and expenses associated therewith, regardless of whether the request is made in connection with a sale or otherwise, so long as such Purchaser or its permitted assigns provide to the Company any information the Company deems reasonably necessary to determine that the legend is no longer required under the Securities Act or applicable state laws, including a certification that the holder is not an Affiliate of the Company (and a covenant to inform the Company if it should thereafter become an Affiliate and to consent to the notation of an appropriate restrictive legend) and regarding the length of time the Shares have been held. The Company shall cooperate with Purchaser to effect the removal of the legend referred to in Section 4.2(c) and Section 4.2(d) at any time such legend is no longer appropriate.

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(g)    The Company shall remove the legends described in Section 4.2(c) and Section 4.2(d) (or instruct its transfer agent to so remove such legend) from the book-entry account evidencing the Conversion Shares if (i) such Conversion Shares are sold pursuant to an effective registration statement under the Securities Act, or (ii) such Conversion Shares are sold or transferred pursuant to Rule 144 promulgated under the Securities Act (or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such rule, “Rule 144”). If a Purchaser holds a certificate bearing the restrictive legend set forth in Section 4.2(d), the Company shall promptly remove such restrictive legend from such certificate when the provisions of Section 4.2(a) and Section 4.2(b) are no longer applicable to the applicable Purchased Shares or Conversion Shares.

Section 4.3    Standstill. Except as otherwise provided in this Agreement or the Certificate of Designation, Purchaser agrees that from the Closing Date until twenty four months thereafter, without the prior written consent of the Company, no Purchaser will at any time, nor will it cause or permit any of its Affiliates to: (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or cause or participate in or in any way assist, facilitate or encourage any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) any acquisition of any equity securities (or beneficial ownership thereof), rights or options to acquire any equity securities (or beneficial ownership thereof), or any securities convertible into or exchangeable for any such equity securities (or beneficial ownership thereof), of the Company, (ii) any “solicitation” of “proxies” or become a “participant” (as such terms are used in the proxy rules of the SEC) in any solicitation of proxies or consents, or (iii) any “vote no,” “withhold” or similar campaign; (b) otherwise act to seek representation on or to control or influence the management or policies of the Company or to obtain representation on the Board of Directors (beyond any rights to designate or elect Series A Directors as set forth in the Certificate of Designation and Purchaser’s right to nominate the Purchaser Director hereunder); (c) submit (whether publicly or otherwise) any shareholder proposal for inclusion in the Company’s proxy materials; (d) publicly propose or submit any change of control or other material transaction involving the Company; or (e) knowingly support or encourage any third party in doing any of the foregoing; it being understood that nothing in this Section 4.3 shall (1) restrict or prohibit a Purchaser Director or Series A Director from taking any action, or refraining from (x) taking any action, which he or she determines, in his or her reasonable discretion, is necessary or appropriate in light of his or her fiduciary duties as a member of the Board of Directors, or (y) participating fully as a member of the Board of Directors, (2) restrict or prohibit the making or submission to the Company and/or the Board of Directors any proposal by Purchaser or restrict or prohibit Purchaser from otherwise communicating privately with the Board of Directors or management of the Company in a manner that would not reasonably be expected to result in the Company being obligated to publicly disclose such proposal, (3) restrict or prohibit participation in rights offerings made by the Company to all holders of Common Stock, or (4) restrict or prohibit such Purchaser’s acquisition, disposition, sale or Transfer of the Purchased Shares (including the accretion of dividends thereon and any dividends payable in any other security) or Conversion Shares issuable upon conversion of the Purchased Shares, in each case, pursuant to any tender or exchange offer, merger or other business combination involving the Company or its Subsidiaries or assets of the Company or its Subsidiaries constituting a significant portion of the consolidated assets of the Company and its Subsidiaries, or otherwise in accordance with the terms of this Agreement and the Certificate of Designation. Notwithstanding the foregoing, the restrictions set forth in Section 4.2 and this Section 4.3 shall cease to apply and shall be of no further force and effect upon a Change of Control.

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Section 4.4    Confidentiality.

(a)    Purchaser shall keep all Confidential Information confidential and shall not, without the Company’s prior written consent, disclose any Confidential Information in any manner whatsoever, in whole or in part and Purchaser shall not use any Confidential Information, other than in connection with the performance of its obligations or enforcement of its rights hereunder or in connection with its investment in the Company. Purchaser may disclose the Confidential Information (i) to such of its Representatives who need to know the Confidential Information for such purpose, who are informed by such Purchaser of the confidential nature of the Confidential Information and directed to keep such Confidential Information confidential, (ii) as may be reasonably necessary in connection with such Purchaser’s enforcement of its rights in connection with this Agreement or its investment in the Company or (iii) to such Purchaser’s direct and indirect current and prospective limited partners who have entered into a customary confidentiality or non-disclosure agreement with such Purchaser or its Affiliate. Purchaser shall be responsible for any non-compliance with this Section 4.4 by its Representatives. Notwithstanding the foregoing, the Company understands and agrees that Purchaser and its Representatives who review the Confidential Information may retain mental impressions of such Confidential Information and neither Purchaser nor its Representatives’ mere unaided retention of mental impressions shall be a violation of the restrictions set forth herein.

(b)    In the event that a Purchaser or any of its Representatives is required or requested by applicable law (including oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or other process) to disclose any of the Confidential Information, such Purchaser will provide the Company with prompt notice (unless such notification is prohibited by applicable law and other than in connection with a routine audit or examination by, or a blanket document request from, a regulatory or Governmental Entity that does not reference the Company or this Agreement) so that the Company may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Section 4.4. In the event that such a protective order or other remedy is not obtained, that no such notice is required to be provided to the Company or that the Company waives compliance with the provisions of this Section 4.4, Purchaser may disclose such Confidential Information without liability hereunder. Notwithstanding the foregoing, no notice or action pursuant to this Section 4.4(b) shall be required in respect of disclosure of Confidential Information (or provision of access thereto) to regulatory authorities or self-regulatory organizations have authority over Purchaser or its Representatives in connection with an audit or examination pursuant to statutory requirements that are not targeted at the Company or this Agreement.

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Section 4.5    Information Rights.

(a)    For so long as the Purchaser and its Affiliates beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act) more than five percent (5%) in the aggregate of the outstanding shares of the Company’s Common Stock (which shall be determined assuming the conversion of all of the shares of Series A Preferred Stock), the Company shall provide to such Purchaser reasonable access, to the extent reasonably requested by such Purchaser, to the Company and its Subsidiaries’ office properties, assets, books and records, and to discuss their affairs, capital structure, finances and other matters with its and their officers and senior management team members and shall furnish to Purchaser or such authorized Representatives such additional information concerning the Company and its Subsidiaries (including any businesses to be acquired by the Company or its Subsidiaries) as shall be reasonably requested, all upon reasonable notice and at reasonable times; provided that any access pursuant to this Section 4.5(a) shall be conducted in a manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries; provided, further, that the Company shall not (i) be obligated pursuant to this Section 4.5(a) to provide access to any information that it reasonably and in good faith considers to be a trade secret or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel; or (ii) be required to violate any obligation of confidentiality, order or applicable Law to which it or its Subsidiaries is subject or to waive any privilege which any of them may possess in discharging its obligations pursuant to this Section 4.5(a); provided, further, that (i) the Company may not enter into any obligation of confidentiality or otherwise for the purpose of avoiding disclosure under this Section 4.5(a) and (ii) the Company shall give notice to such Purchaser of the fact that it is withholding such information or documents and inform such Purchaser of the general nature of the information being withheld and thereafter the Company shall reasonably cooperate with such Purchaser to provide such information (or as much of it as possible) in a manner that would render clauses (i) and (ii) inapplicable. In addition, no later than fifteen (15) days after the end of each fiscal quarter and thirty (30) days after the end of each fiscal year, the Company shall deliver to Purchaser a quarterly or annual operating report, as applicable, having the form and general categories of content to be mutually agreed by Purchaser and the Company, acting reasonably. Purchaser acknowledges that information provided by or on behalf of the Company or its Subsidiaries pursuant to this Section 4.5 may constitute material nonpublic information concerning the Company or its Subsidiaries within the meaning of federal or state securities Laws. Purchaser is aware of, and shall comply with, the restrictions imposed by applicable federal or state securities Laws on any Person who has received material nonpublic information from or on behalf of the Company with respect to the purchase or sale of securities of the Company or the communication of such information to any other Person.

(b)    During the period from the date hereof through the Closing, the Company shall, and shall cause its Subsidiaries to, afford to Purchaser and its authorized Representatives reasonable access during normal business hours, upon reasonable advance notice, to the offices, properties, assets and business, regulatory and financial records of the Company and its Subsidiaries and shall furnish to Purchaser or such authorized Representatives such additional information concerning the Company and its Subsidiaries (including any businesses to be acquired by the Company or its Subsidiaries) as shall be reasonably requested; provided, however, that the Company shall not be required to violate any obligation of confidentiality, order or applicable Law to which it or its Subsidiaries is subject or to waive any privilege which any of them may possess in discharging its obligations pursuant to this Section 4.5(b) (but in such event the Company shall use commercially reasonable efforts to cooperate with Purchaser to seek an appropriate remedy to provide the required information). Purchaser hereby acknowledges and agrees that any investigation pursuant to this Section 4.5(b) shall be conducted in such a manner as not to interfere unreasonably with the operations of the Company.

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(c)    Notwithstanding the foregoing, where a conflict of interest is reasonably determined to exist between the Company’s interest in such information and the interests of any Purchaser or its Affiliates (including its investments and portfolio companies), the Company may withhold the delivery of the necessary portion of such information to such Purchaser to protect its competitive interests.

Section 4.6    Filings; Other Actions.

(a)    Purchaser and the Company shall use commercially reasonable efforts to obtain or submit, as the case may be, as promptly as practicable following the date hereof, the approvals and authorizations, filings, registrations and notifications, or expiration or termination of any applicable waiting period, under the HSR Act and other applicable Antitrust Laws required in connection with the issuance of the Conversion Shares (the “Antitrust Approval”) and any filing or notice related to the transactions contemplated by this agreement that is requested by any Governmental Entity set forth on Section 4.6(a)(i) of the Company Disclosure Letter. Without limiting the foregoing, Purchaser shall, and shall cause Purchaser UPE to, and the Company shall, prepare and file within ten (10) Business Days after the date of this Agreement any required Notification and Report Form pursuant to the HSR Act in connection with the transactions contemplated in this Agreement, and thereafter respond as promptly as practicable to any inquiries received from any Governmental Entity for additional information and documentary material that may be requested pursuant to the HSR Act.

(b)    In connection with such undertakings, Purchaser, on one hand, and the Company, on the other hand, will cooperate and consult with the other and use commercially reasonable efforts, including those set forth on Section 4.6(b) of the Company Disclosure Letter, to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, orders, approvals and authorizations of, or any exemption by, all third parties and Governmental Entities, necessary or advisable to consummate the transactions contemplated by this Agreement, including obtaining the Antitrust Approval and any clearance or approval that is requested by a Governmental Entity and set forth on Section 4.6(c) of the Company Disclosure Letter. Purchaser and the Company shall execute and deliver such further certificates, agreements and other documents and take such other actions as the other party may reasonably request to consummate or implement such transactions or to evidence such events or matters.

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(c)    Purchaser and the Company will have the right to review and comment upon in advance, and to the extent practicable, each will consult with the other, in each case, subject to applicable laws relating to the exchange of information, all the material information required for or which appears in any application or other filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement, including obtaining the Antitrust Approval and any clearance or approval that is set forth on Section 4.6(c) of the Company Disclosure Letter and is requested by a Governmental Entity. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees to keep the other party apprised of the status of matters referred to in this Section 4.6, and shall promptly notify the other party of any substantive communication received by such party from, or given by such party to, any U.S., state-level, multinational or foreign Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case in respect of the transactions contemplated by this Agreement, including obtaining the Antitrust Approval and any clearance or approval that is set forth on Section 4.6(c) of the Company Disclosure Letter and is requested by a Governmental Entity. Purchaser shall promptly furnish the Company, and the Company shall promptly furnish Purchaser, to the extent permitted by law and by the relevant Governmental Authority, with copies of written communications received by it, from any Governmental Entity in respect of the transactions contemplated by this Agreement, including obtaining the Antitrust Approval and any clearance or approval that is set forth on Section 4.6(c) of the Company Disclosure Letter and is requested by a Governmental Entity; provided, further, that materials may be redacted (x) to remove references concerning the valuation of the Company, (y) as necessary to comply with contractual arrangements, and (z) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns, to the extent that that such attorney-client or other privilege or confidentiality concerns are not governed by a common interest privilege or doctrine, and provided, further, that materials may be shared on an “outside counsel-only” basis as needed to comply with applicable Laws. Neither Purchaser nor the Company shall participate in any substantive meeting with any Governmental Entity in respect of the transactions contemplated by this Agreement, including obtaining the Antitrust Approval and any clearance or approval that is set forth on Section 4.6(c) of the Company Disclosure Letter and is requested by a Governmental Entity, unless it consults with the other party with reasonable advance notice and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate therein or thereat.

(d)    Purchaser shall, and shall cause Purchaser UPE to, and the Company shall, undertake promptly any and all commercially reasonable actions required to complete lawfully the transactions contemplated by this Agreement as promptly as practicable, and prior to the Outside Date, including by (i) responding to and complying with, as promptly as practicable, any request for information or documents regarding the transactions from any Governmental Entity (including responding to and complying with any “second request” for additional information or documentary material under the HSR Act as promptly as practicable), (ii) causing the prompt expiration or termination of any applicable waiting period and the receipt of any required clearance or approval by any relevant Governmental Entity, including defense against, and the resolution of, any objections or challenges to the transactions contemplated hereby, in court or otherwise, by any relevant Governmental Authority, and (iii) making any necessary post-closing filings; provided, however, that neither Purchaser shall be required to agree to (1) any action or limitation that would materially impair, restrict or delay the exercise of any of the rights set forth in Section 4.1, or (2) undertake any of the actions set forth on Section 4.6(d) of the Company Disclosure Letter.

(e)    For the avoidance of doubt, Purchaser shall pay, or cause to be paid, and be responsible for filing fees payable in connection with regulatory approvals as set forth on Section 4.6(e) of the Company Disclosure Letter relating to the transactions contemplated hereby.

(f)    The Company shall use commercially reasonable efforts to procure and deliver to Purchaser a copy of the audited financial statements of the Company for the six-month period ended on June 30, 2026. Following receipt of such audit, Purchaser shall use commercially reasonable efforts to obtain fairness opinion report of an independent valuer in satisfaction of the applicable Indonesian Financial Services Authority requirement.

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Section 4.7    Antitakeover Provisions. If, after the execution and delivery of this Agreement, any Antitakeover Provision shall apply or purport to apply to this Agreement, the Registration Rights Agreement, the Certificate of Designation or any of the transactions contemplated by this Agreement, the Registration Rights Agreement or the Certificate of Designation, the Board of Directors shall, to the fullest extent permitted by applicable Law, take all actions necessary so that such transactions may be consummated as promptly as practicable on the terms required by, or provided for, in this Agreement, the Registration Rights Agreement and the Certificate of Designation, and otherwise to take all such other actions as are reasonably necessary to eliminate or minimize to the greatest extent possible the effects of any such Antitakeover Provision thereupon or upon the transactions contemplated thereby.

Section 4.8    Tax Matters.

(a)    Tax Treatment. The Company and Purchaser agree (i) to treat the Series A Preferred Stock as not being “preferred stock” within the meaning of Section 305 of the Code and Treasury Regulation Section 1.305-5 for U.S. federal income tax and withholding tax purposes, and (ii) to treat any conversion of the Series A Preferred Stock to Common Stock in accordance with the terms of the Certificate of Designation as a tax-deferred recapitalization under Section 368(a)(1)(E) of the Code or as an exchange under Section 1036(a) of the Code, or both (the “Intended Tax Treatment”). Neither the Company nor any Purchaser shall take any tax reporting position that is inconsistent with the Intended Tax Treatment, including on any applicable U.S. federal (or applicable state or local) income tax return or in connection with any audit or other Proceeding unless otherwise required by a “determination” pursuant to Section 1313(a) of the Code.

(b)     Dividends. The Company and Purchaser intend that none of the Purchaser shall be required to include in income any dividend income for U.S. federal (or applicable state and local) income tax purposes by reason of the application of Section 305 of the Code to the Series A Preferred Stock except (i) to the extent of the amount of any dividends on the Series A Preferred Stock that are declared and paid in cash, (ii) to the extent of the amount of any dividends on the Series A Preferred Stock that are declared but unpaid at the time of any redemption of such Series A Preferred Stock, and (iii) to the extent required by applicable law at a “more likely than not” level of comfort (as determined in good faith by the Company and its tax advisors and after reasonable notice and reasonable consultation with Purchaser). The Company and Purchaser agree to take no tax positions or actions inconsistent with the foregoing (including on any IRS Form 1099), unless otherwise required by a change in applicable law after the date hereof or pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

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(c)     Liquidations, Reorganizations, Etc. For so long as any Purchaser owns equity or securities convertible into equity in the Company, the Company shall not be liquidated, merged, or otherwise converted into a limited liability company or partnership, or otherwise enter into a transaction, in each case if the Company (or the company in which the Purchaser directly owns its equity interest as a result of such liquidation, merger or other transaction) ceases to exist as an entity treated as a corporation for U.S. federal (and applicable state and local) income tax purposes as a result of such transaction, without such Purchaser’s prior written consent; provided that, for the avoidance of doubt, the foregoing restriction shall not prevent the Company from undergoing a “reorganization” described in Section 368(a)(1)(F) of the Code or otherwise inserting a new holding entity above the Company so long as (i) the resulting parent entity is treated as a corporation for U.S. federal (and applicable state and local) income tax purposes and (ii) any exchange of the Series A Preferred Stock, Common Stock or other equity securities of the Company held by any Purchaser necessary to effect such transaction is structured as a tax-deferred transaction with respect to any such Purchaser for U.S. federal (and applicable state and local) income tax purposes.  To the extent any merger, sale, consolidation, reorganization or other similar transaction may result in any Purchaser disposing of its Series A Preferred Stock or Conversion Shares and such transaction is structured, in whole or in part, as a tax-deferred transaction with respect to the other holders of equity securities in the Company, the Company shall use commercially reasonable efforts to also provide such tax-deferred treatment with respect to the Purchaser.

(d)    Transfer Taxes. Except as provided in Section 13 of the Certificate of Designation, the Company shall pay any and all transfer, documentary, sales, use, registration, stamp, issue and other similar Taxes incurred in connection with this Agreement and the issuance and purchase of Purchased Shares and the issuance of shares of Common Stock upon the conversion or redemption of the Purchased Shares.

(e)    Redemptions. The Company shall use commercially reasonable efforts to cooperate with Purchaser to structure any redemption or repurchase of Series A Preferred Stock permitted under the Certificate of Designation to be treated as a payment in exchange for stock pursuant to Section 302 of the Code.

(f)    IRS Forms. At the Closing, Purchaser shall deliver to the Company a duly executed, valid, accurate and properly completed Internal Revenue Service (“IRS”) Form W-9 or Form W-8, as applicable, certifying whether such Purchaser is either a U.S. person or a non-U.S. person and whether and to what extent any dividend payments made by the Company to such Purchaser (or its nominee) will be subject to deduction or withholding for any U.S. federal withholding taxes. Purchaser agrees that if the information provided on any IRS Form W-9 or Form W-8 previously delivered by Purchaser changes, or if a lapse in time or change in circumstances renders the information on such IRS Form W-9 or Form W-8 obsolete, expired or inaccurate in any material respect, Purchaser shall promptly inform the Company and deliver promptly an updated IRS Form W-9 or Form W-8.

(g)    Withholding. The Company and its applicable Affiliates shall be entitled to withhold such amounts as it is required to withhold pursuant to applicable law with respect to any distributions or payments relating to the Series A Preferred Stock (including with respect to any potential deemed distributions pursuant to Section 305 of the Code and any amounts subject to withholding under Section 1445 of the Code by reason of the shares of Series A Preferred Stock being treated as “U.S. real property interests” pursuant to Section 897 of the Code), and amounts so withheld in accordance with this Section 4.8(g) shall be treated as having been paid to the party with respect to which such withholding is made. The Company shall remit and pay the amounts so withheld to the applicable governmental authorities in accordance with applicable law.

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Section 4.9    NASDAQ Listing of Shares. To the extent the Company has not done so prior to the date of this Agreement, the Company shall as promptly as practicable following the date of this Agreement submit to NASDAQ a “Listing of Additional Shares” notification with respect to the Conversion Shares. In accordance with the Certificate of Designation, the Company shall cause a number of shares of Common Stock equal to the total number of Conversion Shares to be authorized, reserved, and kept available at all times, free and clear of preemptive rights and all Liens, to allow for full conversion of the Series A Preferred Stock in accordance with the terms thereof. From time to time following the Closing Date, the Company shall submit to NASDAQ a “Listing of Additional Shares” notification with respect to the number of shares of Common Stock issuable upon conversion or redemption of the then outstanding shares of Series A Preferred Stock (including, for the avoidance of doubt, any shares of Common Stock issuable upon conversion of dividends that are paid in kind on the Purchased Shares). The Company shall pay all fees and expenses in connection with satisfying the obligations under this Section 4.9.

Section 4.10    State Securities Laws. The Company shall use its commercially reasonable efforts to (a) obtain all necessary permits and qualifications, if any, or secure an exemption therefrom, required by any state or country prior to the offer, sale and issuance of Common Stock or Series A Preferred Stock and (b) cause such authorization, approval, permit or qualification to be effective as of the Closing and as of any conversion of Series A Preferred Stock.

Section 4.11    Section 16 Matters. If the Company becomes a party to a consolidation, merger or other similar transaction or otherwise or if there is any event or circumstance that may result in a Purchaser and each transferee of such Purchaser to whom shares of Series A Preferred Stock or Conversion Shares are transferred, its Affiliates or a Purchaser Director being deemed to have made a disposition or acquisition of the Series A Preferred Stock or Conversion Shares for purposes of Section 16 of the Exchange Act, and if such Purchaser Director is serving on the Board of Directors at such time or has served on the Board of Directors during the preceding six (6) months (a) the Board of Directors or a committee thereof composed solely of two or more “non-employee directors” as defined in Rule 16b-3 of the Exchange Act will pre-approve such acquisition or disposition of the Series A Preferred Stock or Conversion Shares for the express purpose of exempting such Purchaser’s, its Affiliates’ and the Purchaser Director’s interests (for the Purchaser or its Affiliates, to the extent such persons may be deemed to be “directors by deputization”) in such transaction from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder and (b) if the transaction involves (i) a merger or consolidation to which the Company is a party and the Common Stock is, in whole or in part, converted into or exchanged for equity securities of a different issuer, (ii) a potential acquisition or deemed acquisition, or disposition or deemed disposition, by such Purchaser, its Affiliates, or its Purchaser Director of equity securities of such other issuer or derivatives thereof and (iii) an Affiliate or other designee of such Purchaser or its Affiliates will serve on the board of directors (or its equivalent) of such other issuer pursuant to the terms of an agreement to which the Company is a party (or if such Purchaser notifies the Company of such service a reasonable time in advance of the closing of such transactions), then the Company shall require that such other issuer pre-approve any such acquisitions of equity securities or derivatives thereof for the express purpose of exempting the interests of such Purchaser, its Affiliates and its Purchaser Director (for the Purchaser or its Affiliates, to the extent such persons may be deemed to be “directors by deputization” of such other issuer) in such transactions from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.

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Section 4.12    Interim Negative Covenants  From the date of this Agreement through the Closing, the Company and its Subsidiaries shall use their commercially reasonable efforts to operate their businesses in the ordinary course, and, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not and shall cause its Subsidiaries not to:

(a)    take any action that would require the consent of the Holders (as defined in the Certificate of Designation), other than pursuant to Section 11(b)(ii) of the Certificate of Designation;

(b)    establish a record date for, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, or repurchase, any shares of its capital stock or other equity or voting interests;

(c)    split, combine, subdivide, recapitalize, reclassify or make like change to any shares of its capital stock or other equity or voting interests;

(d)    amend, supplement or otherwise change, or waive any provision of, the Certificate of Incorporation or Bylaws (except as and to the extent contemplated by Section 2.29(b)) or take or authorize any action to wind up the affairs of or dissolve the Company;

(e)    issue capital stock of the Company that would require the Company to obtain approval of its stockholders under the continued listing requirements of Nasdaq GM;

(f)    make any material change in the Company’s or its Subsidiaries’ financial accounting principles, except as required by changes in GAAP (or any interpretation thereof) or in applicable Law;

(g)    (A) acquire, by means of a merger, consolidation, recapitalization or otherwise, any business, assets or securities other than in the ordinary course of business, for consideration in excess of $10,000,000, individually or in the aggregate, (B) sell, lease, swap, exchange, transfer, farm out, license, or abandon or otherwise dispose of any assets, other than in the ordinary course of business, with a fair market value in excess of $10,000,000, individually or in the aggregate, except (1) pursuant to contracts or commitments existing as of the date of this Agreement, (2) sales of Hydrocarbons, products or services, (3) the abandonment of uneconomic Wells and associated Oil and Gas Leases, (4) the expiration, termination or release of any Oil and Gas Lease in accordance with its terms, (5) the exchange or swap of Oil and Gas, (6) farmouts, farmins, joint operating agreements or similar arrangements and (7) dispositions or abandonments of immaterial tangible assets or obsolete or worthless equipment, or (C) adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring: provided, that the Company shall provide Purchaser with prior written notice of any material action described in clauses (B)(1-7) that is outside the ordinary course of business;

(h)    incur, create or assume any indebtedness or guarantee any such indebtedness of another Person; provided, however, that the foregoing shall not restrict (A) the refinancing or incurrences of indebtedness under the Existing Credit Agreements (excluding borrowings to fund activities not otherwise permitted under this Agreement), or entry into the New Credit Agreement, or (B) incurrences by the Company that is owed to any wholly owned Subsidiary of the Company or by any wholly owned Subsidiary of the Company that is owed to the Company;

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(i)    form any Subsidiary or acquire any equity interest in any other Person or enter into any joint venture, partnership, collaboration or similar arrangement (other than entering into joint operating agreements, unit agreements, development agreements, farmin/farmout agreements and other similar agreements in the ordinary course of business); or

(j)    agree, authorize or commit to do any of the foregoing; provided, however, that any approval of the foregoing items that is contingent upon receipt of the consent of Purchaser required pursuant to this Section 4.12 shall not, solely by reason thereof, be deemed to be an action in violation hereof.

Section 4.13    Corporate Actions. If any occurrence since the date of this Agreement until the Closing would have resulted in an adjustment to the Conversion Price (as defined in the Certificate of Designation) pursuant to the Certificate of Designation if the Series A Preferred Stock had been issued and outstanding since the date of this Agreement, the Company shall adjust the Conversion Price, effective as of the Closing, in the same manner as would have been required by the Certificate of Designation if the Series A Preferred Stock had been issued and outstanding since the date of this Agreement.

Section 4.14    Use of Proceeds. The Company shall use a majority of the proceeds from the issuance and sale of the Series A Preferred Stock to repay the Existing Credit Agreement, and the remainder to fund working capital.

Section 4.15    Corporate Opportunities.

(a)    In recognition and anticipation that (i) certain directors, principals, officers, employees and/or other representatives of Purchaser and its respective Affiliates may serve as directors, officers or agents of the Company, (ii) Purchaser and its respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Company, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Company, directly or indirectly, may engage, and (iii) each Purchaser Director and its Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Company, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Company, directly or indirectly, may engage, the provisions of this Section 4.15(a) are set forth to address certain classes or categories of business opportunities as they may involve Purchaser, each Purchaser Director or their respective Affiliates (collectively, the “Identified Persons” and, individually, an “Identified Person”).

(b)    To the fullest extent permitted by law, the Company hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity that may be a corporate opportunity for an Identified Person and the Company or any of its Affiliates, except as provided in Section 4.15(c). Subject to Section 4.15(c), in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity that may be a corporate opportunity for itself, herself or himself and the Company or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to the Company or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Company or its stockholders or to any Affiliate of the Company for breach of any fiduciary duty as a stockholder, director or officer of the Company solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person.

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(c)    The Company does not renounce its interest in any corporate opportunity offered to such Purchaser Director if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Company, and the provisions of Section 4.15(b) shall not apply to any such corporate opportunity.

(d)    In addition to and notwithstanding the foregoing provisions of this Section 4.15(d), a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Company if it is a business opportunity that (i) the Company is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the Company’s business or is of no practical advantage to the Company or (iii) is one in which the Company has no interest or reasonable expectancy.

(e)    To the fullest extent permitted by law, any Person purchasing or otherwise acquiring or holding any interest in any shares of capital stock of the Company shall be deemed to have notice of and to have consented to the provisions of this Section 4.15(e).

Section 4.16    Right of First Offer

. Subject to the terms and conditions of this Section 4.16 and applicable securities laws, if the Company proposes to offer or sell any capital stock of the Company in a private placement for financing purposes (the “New Securities”), the Company shall first offer such New Securities to Purchaser.

(a)    The Company shall give notice (the “Offer Notice”) to Purchaser, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.

(b)    By notification to the Company within ten (10) Business Days after the Offer Notice is given, Purchaser may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, all or a portion of such New Securities. In the event that the aggregate number of New Securities elected to be purchased by the Purchaser and the purchaser pursuant to the Concurrent Series A Preferred Stock Purchase Agreement exceeds the total number of New Securities available for issuance, then each oversubscribing purchaser (including Purchaser)’s allocation of New Securities shall be cut back by the Company based on the number of shares of Company Common Stock beneficially owned by such purchaser and its Affiliates in the aggregate in relation to the number of shares of Company Common Stock (in each case, assuming the conversion of all shares of Series A Preferred Stock) beneficially owned by all oversubscribing purchasers and their Affiliates. The closing of any sale pursuant to this Section 4.16(b) shall occur within the later of 45 days of the date that the Offer Notice is given and the date of initial sale of New Securities pursuant to Section 4.16(c).

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(c)    If all New Securities referred to in the Offer Notice are not elected to be purchased or acquired as provided in Section 4.16(b), the Company may, during the 180 day period following the expiration of the periods provided in Section 4.16(b), offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon terms not materially more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within 90 days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to Purchaser in accordance with this Section 4.16.

Section 4.17    Environmental. The Company shall undertake an independent Environmental Site Assessment (“ESA”) of its operations within six (6) months of closing. The ESA shall be conducted by a reputable specialist firm, designated by the Company. The Company shall present the findings of the ESA to its Board of Directors and shall implement any recommendations from the ESA as decided by the Board of Directors.

Section 4.18    Audit Committee and Other Observer Rights. If a Repurchase Failure (as defined in the Certificate of Designation) has occurred and is continuing, (a) the Purchaser shall be entitled to appoint an observer to the audit committee (the “Audit Committee”) of the Board of Directors of the Company, and (b) the Purchaser shall be entitled to designate an observer to the Company’s internal audit, internal treasury, and internal compliance functions, which observer shall be, in each case of clauses (a) and (b), (x) the Purchaser Director or Series A Director designated by the Purchaser then serving, or (y) if no such Purchaser Director or Series A Director is then serving, an individual designated in writing by Purchaser, who shall (1) satisfy the Qualification Criteria, (2) enter into a customary confidentiality and non-disclosure agreement with the Company on terms substantially similar to the confidentiality obligations of the Purchaser under this Agreement and (3) be deemed to be a Representative hereunder (an “Observer”). Any Observer shall be entitled to notice of all meetings of the Audit Committee in the manner that notice is provided to members thereof, shall be entitled to receive all materials provided to members of the Audit Committee, and shall be entitled to attend all meetings of the Audit Committee as a non-voting observer.

Section 4.19    Registration Rights Agreement. Promptly following the date hereof, the Company shall use commercially reasonable efforts to obtain the agreement of Jack Hightower (“Mr. Hightower”) to enter into an amendment to the Registration Rights Agreement providing the Purchaser with cutback rights (as set forth in Sections 2.1(b), 2.2(e) and 3.3 of the Registration Rights Agreement) that are pari passu with those of Mr. Hightower.

ARTICLE V
CONDITIONS TO THE PARTIES’ OBLIGATIONS

Section 5.1    Conditions of Purchaser. The obligations of Purchaser to consummate the transactions contemplated hereby are subject to the satisfaction or written waiver (to the extent any such waiver is permitted by applicable law) by Purchaser, on or prior to the Closing Date, of each of the following conditions precedent:

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(a)    Representations and Warranties. (i) Each of the representations and warranties of the Company contained in Article II of this Agreement (other than Sections 2.1 (Organization and Power), 2.2(a) (Authorization; No Conflicts), 2.4(a) and (b) (Authorized and Outstanding Stock), 2.6 (Private Placement), 2.23 (NASDAQ Global Market Listing and Maintenance Requirements), 2.24 (No Brokers or Finders), 2.28(b) (Absence of Certain Changes) and 2.29 (Anti-Takeover Provisions) of this Agreement) shall be true and correct on and as of the date hereof and on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, except for representations and warranties that speak as of a specific date or time other than the Closing Date (which need only be true and correct as of such date or time), except where the failure of such representations and warranties to be so true and correct, without giving effect to any qualification or limitation as to “materiality,” “Material Adverse Effect” or similar qualifier set forth therein, has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) each of the representations and warranties of the Company contained in Sections 2.1 (Organization and Power), 2.2(a) (Authorization; No Conflicts), 2.6 (Private Placement), 2.23 (NASDAQ Global Market Listing and Maintenance Requirements), 2.24 (No Brokers or Finders) and 2.29 (Anti-Takeover Provisions) of this Agreement shall be true and correct in all material respects on and as of the date hereof and on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, except for representations and warranties that speak as of a specific date or time other than the Closing Date (which need only be true and correct as of such date or time), (iii) the representations and warranties of the Company contained in Section 2.4(a) and (b) (Authorized and Outstanding Stock) of this Agreement shall be true and correct on and as of the date hereof and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, subject only to de minimis inaccuracies, and (iv) the representations and warranties of the Company contained in Section 2.28(b) (Absence of Certain Changes) of this Agreement shall be true and correct on and as of the date hereof and on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date.

(b)    Covenants. The Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Closing.

(c)    Officer’s Certificate. Purchaser shall have received from the Company a certificate signed on behalf of the Company by a duly authorized officer certifying to the effect that the conditions set forth in Section 5.1(a), (b) and (j) have been satisfied.

(d)    No Order. There shall be no injunction, order or decree of any nature of any Governmental Entity in effect that restrains, prohibits or makes illegal the consummation of the transactions contemplated hereby.

(e)    Registration Rights Agreement. Purchaser shall have received from the Company a Registration Rights Agreement duly executed by the Company, in the form of Exhibit C hereto.

(f)    Antitrust Approval. The Antitrust Approval shall have been obtained and shall be in full force and effect.

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(g)    Concurrent Closing. The Concurrent Series A Convertible Preferred Stock Purchase Agreement shall be in full force and effect and the closing thereunder shall occur substantially simultaneously with the Closing.

(h)    Company Board Actions. The Company shall have delivered to Purchaser a fully executed action by written consent of the Board of Directors expanding the size of the Board of Directors by two directors and appointing the individuals whose names are set forth on Section 5.1(h) of the Company Disclosure Letter as initial Series A Directors effective as of the Closing.

(i)    Additional Approvals. The condition set forth on Section 5.1(i) of the Company Disclosure Letter shall have been satisfied.

(j)    Credit Agreement. All conditions precedent to the initial borrowings under the New Credit Agreement (other than any condition relating to the consummation of the transactions contemplated by this Agreement) shall have been satisfied or waived.

(k)    Registration Rights Agreement. Purchaser shall have received an executed waiver letter from the John Paul DeJoria Family Trust with respect to the Existing Registration Rights Agreement in the form substantially the same as the consent delivered by HighPeak Pure Acquisition, LLC, HighPeak Energy, LP and HighPeak Energy II, LP.

(l)    Fairness Opinion. Purchaser shall have received a fairness opinion report of an independent valuer in satisfaction of the applicable Indonesian Financial Services Authority requirement.

(m)    Audit. Purchaser shall have received from the Company a copy of the audited financial statements of the Company for the six-month period ended on June 30, 2026.

Section 5.2    Conditions of the Company. The obligations of the Company to consummate the transactions contemplated hereby are subject to the satisfaction or written waiver (to the extent any such waiver is permitted by applicable law) by the Company, on or prior to the Closing Date, of each of the following conditions precedent:

(a)    Representations and Warranties; Performance. (i) Each of the representations and warranties of Purchaser contained in Article III of this Agreement (other than Sections 3.1 (Organization and Power) and 3.2 (Authorization, Etc.)) shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, except for representations and warranties that speak as of a specific date or time other than the Closing Date (which need only be true and correct as of such date or time), except where the failure of such representations and warranties to be so true and correct, without giving effect to any qualification or limitation as to “materiality,” “material adverse effect” or similar qualifier set forth therein, has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on such Purchaser’s ability to consummate the transactions under this Agreement and the Registration Rights Agreement and (ii) each of the representations and warranties of Purchaser contained in Sections 3.1 (Organization and Power) and 3.2 (Authorization, Etc.) of this Agreement shall be true and correct in all material respects on and as of the date hereof and on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, except for representations and warranties that speak as of a specific date or time other than the Closing Date (which need only be true and correct as of such date or time).

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(b)    Covenants. Purchaser shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by such Purchaser at or prior to the Closing.

(c)    Consideration for the Securities. Purchaser shall have paid its portion of the Purchase Price in full at the Closing by wire transfer of immediately available funds to an account designated in writing by the Company.

(d)    Officer’s Certificate. The Company shall have received a certificate signed on behalf of Purchaser by a duly authorized officer certifying to the effect that the conditions set forth in Sections 5.2(a) and (b) have been satisfied.

(e)    No Order. There shall be no injunction, order or decree of any nature of any Governmental Entity in effect that restrains, prohibits or makes illegal the consummation of the transactions contemplated hereby.

(f)    Antitrust Approval. The Antitrust Approval shall have been obtained and shall be in full force and effect.

(g)    Additional Approvals. The condition set forth on Section 5.1(i) of the Company Disclosure Letter shall have been satisfied.

ARTICLE VI
MISCELLANEOUS

Section 6.1    Survival. Except for the representations and warranties of the Company contained in Sections 2.1 (Organization and Power), 2.2(a) (Authorization; No Conflicts), 2.4(a) and (b) (Authorized and Outstanding Stock), 2.6 (Private Placement), which shall survive for the period of the applicable statute of limitations plus sixty (60) days, the representations and warranties contained in Article II and Article III hereof shall survive for eighteen (18) months following the Closing Date and then expire; provided that nothing herein shall relieve any party of liability for any inaccuracy or breach of such representations and warranties in the case of Fraud. All other covenants and agreements of the parties contained herein shall survive the Closing in accordance with their terms.

Section 6.2    Indemnification by the Company. The Company agrees to indemnify the Purchaser, its Affiliates and its Representatives (collectively, the “Purchaser Indemnitees”) from all costs, losses, liabilities, damages or expenses (including the reasonable fees and disbursements of counsel) of any kind or nature whatsoever, and hold each of them harmless against, any and all actions, suits, proceedings (including any investigations, litigation or inquiries), claims, demands and causes of action, whether or not involving a Third-Party Claim (as defined below) (but excluding any punitive damages or exemplary damages of any nature whatsoever, unless actually awarded by a Governmental Entity with respect to a Third-Party Claim) (collectively, “Losses”) as a result of, arising out of, or in any way related to the breach of any of the representations, warranties, or covenants of the Company contained herein; provided that any claim for indemnification relating to the breach of representations or warranties is made prior to the expiration of the survival period of such representation or warranty as set forth in Section 6.1; provided, further, that for purposes of determining when an indemnification claim has been made, the date upon which a Purchaser Indemnitee shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to the Company shall constitute the date upon which such claim has been made; provided, further, that except in the event of Fraud, the aggregate liability of the Company shall not be greater in amount than the Purchase Price.

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Section 6.3    Indemnification by the Purchaser. The Purchaser agrees to indemnify the Company, its Affiliates and its Representatives (collectively, the “Company Indemnitees”) from all Losses as a result of, arising out of, or in any way related to the breach of any of the representations, warranties or covenants of such Purchaser contained herein; provided that such claim for indemnification relating to a breach of any representation or warranty is made prior to the expiration of the survival period of such representation, warranty or covenant as set forth in Section 6.1; provided, further, that for purposes of determining when an indemnification claim has been made, the date upon which a Company Indemnitee shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to such Purchaser shall constitute the date upon which such claim has been made; provided, further, that except in the event of Fraud, the aggregate liability of such Purchaser shall not be greater in amount than the Purchase Price.

Section 6.4    Indemnification Procedure.

(a)    A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the party from whom indemnification is sought; provided, however, that failure to so notify the indemnifying party shall not preclude the indemnified party from any indemnification which it may claim in accordance with this Article VI, except as otherwise provided in Section 6.2 and Section 6.3. Such notice shall state the nature and the basis of such indemnification claim to the extent then known in reasonable detail and the amount of the asserted Losses and method of computation thereof.

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(b)    Promptly after any Company Indemnitee or Purchaser Indemnitee (hereinafter, the “Indemnified Party”) has received notice of any indemnifiable claim hereunder, or the commencement of any action, suit or proceeding by a third person, which the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement (each, a “Third-Party Claim”), the Indemnified Party shall give the indemnitor hereunder (the “Indemnifying Party”) written notice of such Third-Party Claim, but failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it may have to such Indemnified Party hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure or otherwise provided in Section 6.2 and Section 6.3. Such notice shall state the nature and the basis of such Third-Party Claim to the extent then known in reasonable detail, the amount of the asserted Losses and method of computation thereof, and such other relevant information that the Indemnified Party may have in its possession regarding such claim, including a copy of all papers served on or received by the Indemnified Party with respect to such Third Party Claim, if any. The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel who shall be reasonably acceptable to the Indemnified Party, any such matter as long as the Indemnifying Party pursues the same diligently and in good faith. If the Indemnifying Party undertakes to defend or settle, it shall promptly, and in no event later than ten (10) business days, notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in all commercially reasonable respects in the defense thereof and the settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party’s possession or control. Such cooperation of the Indemnified Party shall be at the cost of the Indemnifying Party. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability; provided, however, that the Indemnified Party shall be entitled (i) at its expense, to participate in the defense of such asserted liability and the negotiations of the settlement thereof and (ii) if (A) the Indemnifying Party has, within ten (10) business days of when the Indemnified Party provides written notice of a Third-Party Claim, failed (1) to assume the defense or employ counsel reasonably acceptable to the Indemnified Party or (2) to notify the Indemnified Party of such assumption or (B) if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and counsel to the Indemnified Party shall have concluded that there may be reasonable defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party or if the interests of the Indemnified Party reasonably may be deemed to conflict with the interests of the Indemnifying Party, then the Indemnified Party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the Indemnifying Party as incurred. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not settle any indemnified claim without the consent of the Indemnified Party, unless the settlement thereof imposes no liability or obligation on, and includes a complete release from liability of, and does not include any admission of wrongdoing or malfeasance by, the Indemnified Party. The remedies set forth in this Article VI are cumulative and are not exclusive of any remedies that may be available to a party at law or in equity or otherwise.

(c)    All indemnification payments made under this Article VI shall be treated as adjustments to Purchaser’s Purchase Price for U.S. federal (and applicable state and local) income Tax purposes except as otherwise required by applicable Law.

Section 6.5    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and will become effective when one or more counterparts have been signed by a party and delivered to the other parties. Copies of executed counterparts of signature pages to this Agreement may be transmitted by PDF (portable document format) or facsimile and such PDFs or facsimiles will be deemed as sufficient as if actual signature pages had been delivered.

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Section 6.6    Governing Law.

(a)    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(b)    Any dispute relating hereto shall be heard in the Court of Chancery of the State of Delaware, and, if applicable, in any state or federal court located in the State of Delaware in which appeal from the Court of Chancery of the State of Delaware may validly be taken under the laws of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over such dispute, any state or federal court within the State of Delaware) (each a “Chosen Court” and collectively, the “Chosen Courts”), and the parties hereto agree to the exclusive jurisdiction and venue of the Chosen Courts. Such Persons further agree that any proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby or by any matters related to the foregoing (the “Applicable Matters”) shall be brought exclusively in a Chosen Court, and that any proceeding arising out of this Agreement or any other Applicable Matter shall be deemed to have arisen from a transaction of business in the State of Delaware and each of the foregoing Persons hereby irrevocably consents to the jurisdiction of such Chosen Courts in any such proceeding and irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that such Person may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such Chosen Court or that any such proceeding brought in any such Chosen Court has been brought in an inconvenient forum.

(c)    Such Persons further covenant not to bring a proceeding with respect to the Applicable Matters (or that could affect any Applicable Matter) other than in such Chosen Court and not to challenge or enforce in another jurisdiction a judgment of such Chosen Court.

(d)    Process in any such proceeding may be served on any Person with respect to such Applicable Matters anywhere in the world, whether within or without the jurisdiction of any such Chosen Court. Without limiting the foregoing, each such Person agrees that service of process on such party as provided in Section 6.9 shall be deemed effective service of process on such Person.

(e)    Waiver of Jury Trial. EACH PARTY HERETO, FOR ITSELF AND ITS AFFILIATES, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE ACTIONS OF THE PARTIES HERETO OR THEIR RESPECTIVE AFFILIATES PURSUANT TO THIS AGREEMENT OR IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

Section 6.7    Entire Agreement; No Third Party Beneficiary. This Agreement and the Registration Rights Agreement contain the entire agreement by and among the parties with respect to the subject matter hereof and all prior negotiations, writings and understandings relating to the subject matter of this Agreement. This Agreement is not intended to confer upon any Person not a party hereto (or their successors and permitted assigns) any rights or remedies hereunder.

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Section 6.8    Expenses. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of independent accountants, financial advisors, third party consultants and outside legal counsel, shall be paid by the party incurring such expenses.

Section 6.9    Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent by nationally recognized overnight air courier, one (1) Business Day after mailing; (c) if sent by e-mail transmission, when transmitted and receipt is confirmed via return e-mail from the primary recipient; and (d) if otherwise actually personally delivered, when delivered, provided, that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

If to the Company, to:

HighPeak Energy, Inc.
421 W. 3rd St., Suite 1000
Fort Worth, Texas 76102

Attention:    Daniel Silver
Email:         dsilver@highpeakenergy.com

with a copy (which shall not constitute notice) to:

Vinson & Elkins L.L.P.
845 Texas Ave, Suite 4700
Houston, Texas 77002
Attention:      Michael Gibson, Jackson O’Maley
E-mail:          mgibson@velaw.com, jomaley@velaw.com

If to Purchaser, as set forth on Section 6.9 to the Company Disclosure Letter:

with a copy (which shall not constitute notice) to:

Milbank LLP
55 Hudson Yards
New York, NY 10001
Attention: Iliana Ongun; Scott Golenbock; Jacqueline Chan
E-mail: iongun@milbank.com; sgolenbock@milbank.com;

jchan@milbank.com

Section 6.10    Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may be assigned (a) to a single transferee in connection with a Permitted Transfer made after the Closing in accordance with this Agreement and in which a joinder was executed in the form attached hereto; and (b) by Purchaser, in whole or in part to any Affiliate (provided, Purchaser shall not be relieved of its obligations hereunder in connection with such an assignment to an Affiliate); provided, however, that the rights set forth in Section 4.1 may only be assigned in accordance with, and subject to, Sections 4.1(e) and 4.1(f). No other assignment of this Agreement or of any rights or obligations hereunder may be made by any party hereto without the prior written consent of the other parties hereto. Any purported assignment or delegation in violation of this Agreement shall be null and void ab initio.

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Section 6.11    Headings. The Section, Article and other headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

Section 6.12    Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by each party hereto. Any party hereto may, only by an instrument in writing, waive compliance by any other party or parties hereto with any term or provision hereof on the part of such other party or parties hereto to be performed or complied with. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor will any single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The waiver by any party hereto of a breach of any term or provision hereof shall not be construed as a waiver of any subsequent breach. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

Section 6.13    Interpretation; Absence of Presumption.

(a)    For the purposes hereof: (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits) and not to any particular provision of this Agreement, and Article, Section, paragraph, Exhibit and Schedule references are to the Articles, Sections, paragraphs, Exhibits, and Schedules to this Agreement unless otherwise specified; (iii) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified; (iv) the word “or”, “any” or “either” shall not be exclusive; and (v) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.” References to a Person are also to its permitted assigns and successors. When calculating the period of time between which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded (and unless otherwise required by applicable law, if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day). When used in this Agreement, references to “$” or “Dollars” are references to U.S. dollars. The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning. When reference is made to any party to this Agreement or any other agreement or document, such reference includes such party’s successors and permitted assigns. References to any Person include the successors and permitted assigns of that Person. Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such entity. The measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following May 18 is June 18 and one month following May 31 is July 1). The phrase “made available” with respect to documents shall be deemed to include any documents (x) filed with or furnished to the SEC or (y) provided in a virtual “data room” established by the Company in connection with the transactions contemplated hereby, in the case of each of clauses (x) and (y), at least one (1) Business Day prior to the date hereof. The phrase “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice in all material respects” and shall refer to an action taken by a person that is consistent in all material respects in nature, scope and magnitude with the past practices of such person and is taken in the ordinary course of the normal operations of such person. All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP.

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(b)    With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration will be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

Section 6.14    Severability. Any provision hereof that is held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, shall be ineffective only to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof, provided, however, that the parties will attempt in good faith to reform this Agreement in a manner consistent with the intent of any such ineffective provision for the purpose of carrying out such intent.

Section 6.15    Preemptive Rights. Except as described in Section 4.16, Purchaser shall not have any preemptive rights.

Section 6.16    Specific Performance. The parties hereto agree that irreparable damage could occur to a party and that such party may not have any adequate remedy at law in the event that any of the provisions of this Agreement are not performed in accordance with their terms or were otherwise breached. Accordingly, any party hereto shall, without the necessity of proving the inadequacy of money damages or posting a bond, be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms, provisions and covenants contained therein, this being in addition to any other remedy to which they are entitled at law or in equity. Under no circumstances will any such party be permitted or entitled to receive both (i) a grant of specific performance resulting in the consummation of the issuance of the Purchased Shares in exchange for receipt in full by the Company of the Purchase Price therefor, and (ii) the payment of monetary damages at any time.

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Section 6.17    Public Announcement. Subject to each party’s disclosure obligations imposed by applicable law or the rules of any stock exchange upon which its securities are listed, each of the parties hereto will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement and any of the transactions contemplated by this Agreement, and neither the Company nor any Purchaser will make any such news release or public disclosure without first consulting with the other, and, in each case, also receiving the other’s consent (which shall not be unreasonably withheld or delayed) and each party shall coordinate with the party whose consent is required with respect to any such news release or public disclosure. Notwithstanding the foregoing, this Section 6.17 shall not apply to any press release or other public statement made by the Company or a Purchaser (a) that is consistent with prior disclosure and does not contain any information relating to the transactions that has not been previously announced or made public in accordance with the terms of this Agreement or (b) is made to its auditors, attorneys, accountants, financial advisors, limited partners or other transferees. Notwithstanding anything to the contrary in this Agreement, in no event shall either this Section 6.17 limit disclosure by any Purchaser and their respective Affiliates of ordinary course communications regarding this Agreement and the transactions contemplated by this Agreement to its existing or prospective direct or indirect general and limited partners, equityholders, financing sources, members, managers and investors of any Affiliates of such Person, including disclosing information about the transactions contemplated by this Agreement on their websites in the ordinary course of business consistent with past practice.

Section 6.18    Non-Recourse. Any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against the entities that are expressly named as parties hereto or thereto (the “Contract Parties”) and then only with respect to the specific obligations of such party and subject to the terms, conditions and limitations set forth herein or therein. No Person other than the Contract Parties, including no direct or indirect member, partner, stockholder, unitholder, Affiliate or Representative thereof, nor any member, partner, stockholder, unitholder, Affiliate or Representative of any of the foregoing, shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or their respective negotiation, execution, performance, or breach; and, to the maximum extent permitted by law, each of the Contract Parties hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such third Person.

Section 6.19    Further Assurances. From the date hereof until the Closing, without further consideration, the Company and Purchaser shall use their respective commercially reasonable efforts to take, or cause to be taken, all actions necessary, appropriate or advisable to consummate the transactions contemplated by this Agreement, the Registration Rights Agreement, the Certificate of Designation and any and all other agreements or instruments executed and delivered to Purchaser by the Company hereunder or thereunder, as applicable.

Section 6.20    Language. This Agreement shall be executed in English and Indonesian languages. The Parties agree to procure that a Bahasa Indonesia version of this Agreement is executed by the Parties within thirty (30) calendar days as of the date of this Agreement. The Parties acknowledge and agree that such Bahasa Indonesia version of this Agreement will be prepared for convenience only and for the purpose of regulatory filings in Indonesia (if applicable), and that the English language version of this Agreement shall be the only binding and governing version. In the event of any inconsistency or different interpretation between the Bahasa Indonesia version and the English language version, the English language version shall prevail and the Bahasa Indonesia version shall be deemed to be automatically amended to make the relevant part of the Bahasa Indonesia version consistent with the relevant part of the English language version.

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ARTICLE VII
TERMINATION

Section 7.1    Termination. This Agreement may be terminated at any time prior to Closing:

(a)    by mutual written consent of the Company and Purchaser;

(b)    by either the Company or Purchaser, if any Governmental Entity with lawful jurisdiction shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action is or shall have become final and nonappealable;

(c)    by notice given by the Company to Purchaser if there have been one or more inaccuracies in or breaches of one or more representations, warranties, covenants or agreements made by such Purchaser in this Agreement such that the conditions in Section 5.2(a) or Section 5.2(b) would not be satisfied and, if capable of being cured, which have not been cured by Purchaser thirty (30) days after receipt by Purchaser of written notice from the Company requesting such inaccuracies or breaches to be cured; provided, however, that the Company is not then in breach of any of its obligations hereunder;

(d)    by notice given by Purchaser to the Company, if there have been one or more inaccuracies in or breaches of one or more representations, warranties, covenants or agreements made by the Company in this Agreement such that the conditions in Section 5.1(a) or Section 5.1(b) would not be satisfied and, if capable of being cured, which have not been cured by the Company within thirty (30) days after receipt by the Company of written notice from Purchaser requesting such inaccuracies or breaches to be cured; provided, however, that Purchaser is not then in breach of any of its obligations hereunder;

(e)    by either the Company or Purchaser if the Closing shall not have occurred on or before December 31, 2026 or as otherwise agreed by the parties (the “Outside Date”); provided, however, that the right to terminate under this Section 7.1(e) shall not be available to a Party whose material breach of its agreements or covenants under this Agreement shall have materially contributed to the failure to consummate the Closing prior to the Close of Business on the Outside Date; provided that in the event of a Government Shutdown that occurs prior to 5:00 p.m. New York City time on the Outside Date, at a time when the conditions set forth in Section 5.1(f) and Section 5.2(f) have not been satisfied, the Outside Date shall be automatically extended by one calendar day for each calendar day that such Government Shutdown lasts (such extension as a result of one or more Government Shutdowns not to exceed thirty (30) days in the aggregate), provided, further, that the Company and Purchaser may agree to further extend the Outside Date by mutual written agreement; or

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(f)    by either the Company or Purchaser as set forth on Section 7.1(f) of the Company Disclosure Letter.

Section 7.2    Certain Effects of Termination

. In the event that this Agreement is terminated in accordance with Section 7.1, neither party (nor any of its Affiliates) shall have any liability or obligation to the other (or any of its Affiliates) under or in respect of this Agreement, except to the extent of (a) any liability arising from any breach by such party of its obligations pursuant to this Agreement arising prior to such termination, and (b) any actual and intentional fraud or intentional or willful breach of this Agreement; provided that, notwithstanding any other provision set forth in this Agreement, neither Purchaser on the one hand, nor the Company, on the other hand, shall have any such liability in excess of the Purchase Price. In the event of any such termination, this Agreement shall become void and have no effect, and the transactions contemplated hereby shall be abandoned without further action by the parties, in each case, except (x) as set forth in the preceding sentence and (y) that the provisions of Section 4.4 (Confidentiality), Sections 6.1 to Section 6.7 (

Counterparts, Governing Law, Entire Agreement; No Third Party Beneficiary), and Sections 6.9 through 6.18 (Notices, Successors and Assigns, Headings, Amendments and Waivers, Interpretation; Absence of Presumption, Severability, Public Announcement, Non-Recourse) shall survive the termination of this Agreement.

(Signature page follows)

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The parties have caused this Securities Purchase Agreement to be executed as of the date first written above.

HIGHPEAK ENERGY, INC.

By:	/s/ Michael Hollis
Name: Michael Hollis Title: President & CEO

Schedule I

PT Tunas Harapan Perkasa

By:
Name: Title:

[Signature Page to Securities Purchase Agreement]

SCHEDULE I - Omitted

Schedule I

EXHIBIT A

DEFINED TERMS

1.	The following capitalized terms have the meanings indicated:

“Activist Investor” means any Person who is known to have engaged in activist campaigns in the United States in the three years prior to the date of determination by publicly stating an intention to or actually attempting to (pursuant to proxy solicitation or tender or exchange offer) obtain a seat on the board of directors of a company or effecting a significant change within such company, in each case, that was publicly opposed by the board of directors of such company.

“Affiliate” of any Person means any Person, directly or indirectly, Controlling, Controlled by or under common Control with such Person; provided, however, that (a) the Company and its Subsidiaries, on the one hand, and any Purchaser or any of its Affiliates, on the other hand, shall not be deemed to be Affiliates and (b) “portfolio companies” (as such term is customarily used among institutional investors) in which any Purchaser or any of its Affiliates has an investment (whether as debt or equity) shall not be deemed an Affiliate of such Purchaser.

“Antitakeover Provisions” means the provisions of any stockholder rights plan or agreement, “poison pill” or substantially similar anti-takeover agreement or any “business combination”, “control share acquisition”, “fair price”, “moratorium” or similar anti-takeover provision under the Certificate of Incorporation, the Bylaws, or applicable law.

“Antitrust Laws” means the HSR Act and any applicable international, multilateral, multinational, national, federal or state law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition, through merger, acquisition or otherwise.

“Benefit Plan” means each “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, the Stock Plan and any retirement, pension, profit sharing, deferred compensation, equity or equity-based, bonus, incentive, severance, employment, individual consulting, termination, retention, change in control, health, welfare, vacation, paid time off, fringe benefit and each other benefit or compensation plan, policy, program, agreement, contract or arrangement, whether written or oral, qualified or nonqualified, funded or underfunded, that are maintained, sponsored, contributed to or required to be contributed to by the Company or its Subsidiaries or with respect to which the Company or its Subsidiaries have any current or contingent liability or obligation, excluding any “multiemployer plans” within the meaning of Section 3(37) of ERISA.

“Board of Directors” means the Company’s board of directors.

“Business Day” means any day other than a day on which banks in the State of New York or Jakarta, Indonesia are authorized or obligated to be closed; provided, that for purposes of any deadline set forth herein, the end of a Business Day shall be deemed to be the Close of Business.

“Bylaws” means the Amended and Restated Bylaws of the Company, adopted as of August 21, 2020, as the same may be further amended or restated.

“Certificate of Incorporation” means the Company’s Amended and Restated Certificate of Incorporation, as the same has been and may be further amended or restated.

“Close of Business” means 5:00 p.m., New York City time.

“Code” means the Internal Revenue Code of 1986, as amended.

“Competitor” means, as of any date of determination, a Person or any of such Person’s Affiliates directly or indirectly engaged in the business of exploration and development and operation of properties for the production of oil, natural gas, and/or natural gas liquids from underground reservoirs in the Midland Basin or the ownership, operation and/or development of midstream energy infrastructure in the Midland Basin, together with such Person’s Affiliates, having a fair market value of at least $500 million, as determined in good faith; provided, however, that a private equity fund, financial institution, asset management firm or similar firm shall not be considered a “Competitor” unless it has a controlling equity investment in a portfolio company that is directly engaged in the business of exploration and development and operation of properties for the production of oil, natural gas, and/or natural gas liquids from underground reservoirs in the Midland Basin having a fair market value of at least $500 million, as determined in good faith.

“Concurrent Series A Convertible Preferred Stock Purchase Agreement” means that certain Securities Purchase Agreement by and between the Company and PT Danantara Energy International, dated as of even date herewith.

“Confidential Information” means information regarding the Company or its Subsidiaries furnished by or on behalf of the Company, directly or indirectly, to a Purchaser or its Representatives, together with all analyses, compilations, forecasts, studies or other documents prepared by Purchaser or their Representatives in connection with their investment in the Company which contain or otherwise reflect such information. “Confidential Information” shall not include such portions of the Confidential Information that (a) are or become generally available to the public other than as a result of a Purchaser’s or its Affiliates’ disclosure in violation of this Agreement, (b) become available to a Purchaser or its Affiliates or Representatives on a non-confidential basis from a source other than the Company or its Subsidiaries, (c) was already in Purchaser or its Affiliate’s or Representatives’ possession prior to the date of this Agreement or (d) are independently developed by Purchaser or its respective Affiliates or Representatives without reference to the Confidential Information.

“Control” (including its correlative meanings “under common Control with” and “Controlled by”) means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of securities or partnership or other interests, by contract or otherwise.

Exhibit A

“Data Protection Laws” shall mean any Laws applicable to the Company or any of its Subsidiaries relating to the Processing of data (including Personal Information), data privacy, data security and data breach notification.

“Data Protection Requirements” shall mean all applicable Data Protection Laws,  the Company’s published and posted policies relating to the Company’s Processing of Personal Information and the terms of any Contracts binding on the Company or any of its Subsidiaries concerning the Processing of Personal Information.

“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“Environmental Permit” means any permit, license, order, certificate, approval or other authorization issued and required under any applicable Requirements of Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Credit Agreements” means (i) that certain Revolving Credit Agreement, dated as of November 1, 2023, by and between the Company, as borrower, Fifth Third Bank, National Association, as administrative agent, the guarantors party thereto and the lenders party thereto, as amended, and (ii) that certain Credit Agreement, dated September 12, 2023, by and among the Company, as borrower, the guarantors party thereto, Texas Capital Bank, as administrative agent, Chambers Energy Management, LP, as collateral agent, and certain lenders party thereto, as amended.

“Existing Registration Rights Agreement” means that certain Registration Rights Agreement, dated August 21, 2020, by and among the Company and the signatories thereto, as amended.

“Export and Import Controls” means all applicable laws, regulations, and restrictive measures relating to the import, export, re-export, or transfer of information, data, goods, and technology (including the Export Administration Regulations administered by the U.S. Department of Commerce, the International Traffic in Arms Regulations administered by the U.S. Department of State, and customs and import laws administered by U.S. Customs and Border Protection).

Exhibit A

“Fraud” means actual, intentional common law fraud in Delaware, with respect to the making of the representations and warranties in this Agreement or the performance of or compliance with the covenants and agreements contained in this Agreement.

“GAAP” means generally accepted accounting principles as in effect in the United States.

“Government Official” means any officer or employee of a foreign governmental authority or any department, agency, or instrumentality thereof, or of a public international organization, or any person acting in an official capacity for or on behalf of any such foreign governmental authority or department, agency, or instrumentality, or for or on behalf of any such public international organization, or any political party, party official, or candidate thereof, excluding officials of the governments of the United States, the several states thereof, any local subdivision of any of them or any agency, department or unit of any of the foregoing.

“Government Shutdown” means any shutdown resulting from the lack of Congressional budget appropriations, after the date of this Agreement, of certain United States federal government services provided by any Governmental Entity to review the transactions contemplated by this Agreement and provide any regulatory approvals.

“Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator or arbitral body (public or private), administrative agency, commission or other governmental official, authority or instrumentality (including any legislature, commission, regulatory administrative authority, governmental agency, bureau, branch or department).

“Hazardous Substance” means any waste, substance, product or material defined or regulated as “hazardous” or “toxic” or as a “pollutant” or “contaminant” or words of similar meaning by, or for which liability or standards of conduct may be imposed under, any applicable Requirements of Environmental Law, including petroleum and any fraction thereof, asbestos or asbestos containing material, per- and polyfluoroalkyl substances, polychlorinated biphenyls, lead, toxic mold, noise, odor and any biomedical or radioactive materials and waste.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Hydrocarbons” means any of oil, bitumen and products derived therefrom, synthetic crude oil, petroleum, natural gas, natural gas liquids, coal bed methane, and any and all other substances produced in association with any of the foregoing, whether liquid, solid or gaseous or any combination thereof.

“Insolvency Event” means any period in which the Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed.

Exhibit A

“Intellectual Property” means all intellectual property and proprietary rights in any jurisdiction throughout the world, including (i) patents, trade secrets, know-how, inventions, algorithms, methods and processes; (ii) copyrights and works of authorship; (iii) trademarks, service marks, trade names, trade dress, logos, domain names, social and mobile media identifiers and other source indicators and all associated goodwill; and (iv) all registrations, applications, renewals, continuations, continuations-in-part, divisions, re-issues, re-examinations, foreign counterparts and equivalents of the foregoing.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Knowledge” means, with respect to the Company, the actual knowledge of the following individuals: Daniel Silver, Mike Hollis, Ryan Hightower, and Steven Tholen.

“Labor Agreement” means any collective bargaining agreement or other Contract with any labor union, labor organization, or works council.

“Lien” means any lien, mortgage, pledge, conditional or installment sale agreement, title defect, encumbrance, covenant, condition, restriction, charge, right of first refusal, right of first offer, purchase option, easement, security interest, lease, deed of trust, right-of-way, encroachment, defect of title, occupancy right, community property interest or other similar restriction or encumbrance of any kind, including any restriction on the use, voting, transfer or other exercise of any attributes of ownership.

“Material Adverse Effect” means any event, change, development, circumstance, condition, state of facts or occurrence that individually or in the aggregate is, or would reasonably be expected to be, materially adverse to (x) the financial condition, assets, properties, or liabilities of the Company and its Subsidiaries (taken as a whole) or results of operations of the Company and its Subsidiaries (taken as a whole), or (y) the ability of the Company to perform its obligations or consummate the transactions contemplated hereby, but, shall exclude any prospects and shall also exclude any event, change, development, circumstance, condition, state of facts or occurrence to the extent resulting or arising from: (a) any change or proposed change in any applicable law or GAAP or interpretation thereof; (b) any change in general economic conditions in the industries or markets in which the Company and its Subsidiaries operate or affecting the United States of America or any foreign economies in general (including any changes, events, effects, occurrences, states of facts or developments generally affecting the prices of oil, gas, natural gas, natural gas liquids, propane or other commodities); (c) any change made by any Governmental Entity that is generally applicable to the industries or markets in which the Company and its Subsidiaries operate; (d) the announcement of this Agreement or the consummation of the transactions contemplated hereby; (e) any action that is consented to or requested by a Purchaser in writing; (f) any action expressly required by, or the failure to take any action expressly prohibited by this Agreement; (g) any national or international political or social conditions, including the conflict between Russia and Ukraine and the conflict in the Middle East (including involving Israel) (or the worsening thereof), the engagement by the United States of America or any foreign government in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States of America or any foreign government or any of their respective territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States of America or any foreign government; (h) any acts of God, including any earthquakes, hurricanes, tornados, floods, tsunamis or other natural disasters; (i) any epidemic, pandemic, disease outbreak or other health crisis or public health event, or the worsening thereof; and (j) any failure of the Company and its Subsidiaries to meet internal or published projections, estimates or forecasts of revenues, earnings or other measures of financial or operating performance for any period; provided, that the underlying causes of such failure (subject to the other provisions of this definition of “Material Adverse Effect”) shall not be excluded; provided, however, that in the case of each of clauses (a), (b), (c), (g), (h) and (i) of the foregoing, any such event, change, circumstance or occurrence shall not be excluded to the extent that it has or would reasonably be expected to have a disproportionate adverse effect on the condition (financial or otherwise), assets, properties, or liabilities of the Company and its Subsidiaries (taken as a whole), or results of operations of the Company and its Subsidiaries (taken as a whole) relative to other companies operating in the same industry in which the Company and its Subsidiaries operates.

Exhibit A

“NASDAQ” means the NASDAQ Exchange.

“New Credit Agreement” means one or more new senior secured credit facilities to be entered into after the date hereof by and among the Company, as borrower, and the lenders and administrative agent party thereto, as contemplated by, and on substantially similar terms (giving effect to any “market flex” provisions therein) as contained in, that certain Senior Secured Credit Facilities Commitment Letter by and among the Company and the initial joint lead arrangers thereto.

“Oil and Gas Leases” means all Hydrocarbon leases, subleases, licenses or other occupancy or similar agreements under which a Person acquires or obtains rights to produce Hydrocarbons from real property interests.

“Oil and Gas Properties” means all interests in and rights with respect to (i) oil, gas, mineral, and similar properties of any kind and nature, including working, leasehold and mineral interests and operating rights and royalties, overriding royalties, non-participating royalty interests, production payments, net profit interests, carried interests and other non-working interests and non-operating interests (including all Oil and Gas Leases, operating agreements, unitization and pooling agreements and orders, participation agreements, development agreements, communitization agreements, division orders, transfer orders, mineral deeds, royalty deeds, term assignments (or other similar agreements or instruments)), surface interests, fee interests, reversionary interests, reservations and concessions and (ii) all Wells located on or producing from any of the Oil and Gas Properties described in clause (i) above.

Exhibit A

“Permitted Liens” means (i) Liens for Taxes or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company or its Subsidiaries and for which appropriate reserves have been established in accordance with GAAP; (ii) mechanics’, materialmens’, carriers’, workers’, warehousemens’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent and which are not, individually or in the aggregate, significant; (iii) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over the leased real property and which are not violated by the current use or occupancy of such leased real property; (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the leased real property and which are not violated by the current use or occupancy of such leased real property; (v) public roads and highways; (vi) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (vii) Liens arising in connection with sales of foreign receivables; (viii) Liens on goods in transit incurred pursuant to documentary letters of credit; and (ix) purchase money Liens and Liens securing rental payments under capital lease arrangements.

“Permitted Transferee” means, with respect to any Person, (i) any Affiliate of such Person, and (ii) if such Person is an investment fund, vehicle, or similar entity, any other investment fund, vehicle or similar entity of which such person is an Affiliate, advisor or manager or such Person serves as the general partner, managing member, manager or advisor (excluding any Competitor or Activist Investor).

“Person” means an individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization or a government or other agency or political subdivision thereof.

“Personal Information” shall have the same meaning as “personal data,” “personal information,” “protected health information,” or “personally identifiable information” under applicable Data Protection Laws.

“Process” or “Processing” means, with respect to any data or information, any operation or set of operations performed on such Software and Systems, data, or information, whether or not by automated means, including collection, use, storage, securing, alteration, modification, disclosure, transmission, or destruction.

“Purchaser” means the purchaser identified on Schedule I hereto, and each transferee of such Purchaser to whom Purchased Shares or Conversion Shares are transferred as permitted by this Agreement.

“Purchaser UPE” means Purchaser’s “ultimate parent entity” as defined in 16 C.F.R. § 801.1(a)(3).

“Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, in each case, other than any Oil and Gas Properties.

“Registration Rights Agreement” means the Registration Rights Agreement between the Company and each Purchaser in the form attached to the Agreement as Exhibit C, as it may be amended or modified in accordance with the terms thereof.

“Representatives” means a Person’s Affiliates, employees, agents, consultants, accountants, attorneys or financial advisors.

Exhibit A

“Requirements of Environmental Law” means all laws (including the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Clean Air Act, the Occupational Safety and Health Act (regarding exposure to Hazardous Substances) and any state analogues of any of the foregoing), common law, statutes, ordinances, codes, rules, regulations, orders, judgments, decrees or similar requirements of any Governmental Entity which relate to (a) pollution, protection or clean-up of the environment, including air, surface water, ground water, land or any other environmental media; (b) solid, gaseous or liquid waste or the generation, recycling, reclamation, release, threatened release, treatment, storage, disposal or transportation of Hazardous Substances; (c) exposure of Persons or property to Hazardous Substances; or (d) the manufacture, presence, processing, distribution in commerce, use, discharge, releases, threatened releases, emissions or storage of Hazardous Substances into the environment.

“Sanctioned Country” means any of the Crimea region of Ukraine, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, Cuba, Iran, North Korea and Venezuela.

“Sanctioned Person” means any Person with whom dealings are restricted or prohibited under the Sanctions Laws of the United States, the United Kingdom, the European Union, or the United Nations, including (a) any Person identified in any list of sanctioned person maintained by (i) the United States Department of Treasury, Office of Foreign Assets Control, the United States Department of Commerce, Bureau of Industry and Security, or the United States Department of State; (ii) His Majesty’s Treasury of the United Kingdom; (iii) any committee of the United Nations Security Council; or (iv) the European Union; (b) any Person located, organized, or resident in, organized in, or a Governmental Entity or government instrumentality of, any Sanctioned Country; and (c) any Person directly or indirectly 50% or more owned or controlled by, or acting for the benefit or on behalf of, a Person described in clause (a) or (b).

“Sanctions Laws” means those trade, economic and financial sanctions laws, regulations, embargoes, and restrictive measures (in each case having the force of law) administered, enacted or enforced from time to time by (a) the United States (including without limitation the Department of Treasury, Office of Foreign Assets Control), (b) the European Union and enforced by its member states, (c) the United Nations, (d) His Majesty’s Treasury, or (e) other similar governmental bodies from time to time.

“SEC” means the Securities and Exchange Commission.

“SEC Documents” means all reports, schedules, registration statements, proxy statements and other documents (including all amendments, exhibits and schedules thereto) filed or furnished, as applicable, by the Company with the SEC.

“Securities Act” means the Securities Act of 1933, as amended.

“Software and Systems” means all of the following used by or for, or otherwise relied on by the Company and its Subsidiaries: computers, hardware, software, systems, networks, websites, databases, applications and other information technology assets and equipment.

Exhibit A

“Stock Plan” means the HighPeak Energy, Inc. Second Amended and Restated Long Term Incentive Plan, and all other equity-based compensation plans and agreements maintained or sponsored by the Company or its Subsidiaries for the benefit of their respective current or former employees, directors, officers or other service providers.

“Subsidiary” means, when used with reference to a party, any corporation or other organization, whether incorporated or unincorporated, of which such party or any other Subsidiary of such party is a general partner, managing member or serves in a similar capacity, or, with respect to such corporation or other organization, at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

“Tax” and “Taxes” means all federal, state, local and foreign taxes (including income, franchise, property, sales, withholding, payroll and employment taxes), assessments, fees or other charges imposed by any Governmental Entity, in each case, in the nature of a tax, including any interest, additions to tax or penalties applicable thereto.

“Tax Return” means any return, report or similar filing (including the attached schedules) filed or required to be filed with respect to Taxes (and any amendments thereto), including any information return, claim for refund or declaration of estimated Taxes.

“Transfer” means any direct or indirect (a) sale, transfer, hypothecation, assignment, gift, bequest or disposition by any other means, whether for value or no value and whether voluntary or involuntary (including by realization upon any Lien or by operation of law or by judgment, levy, attachment, garnishment, bankruptcy or other legal or equitable proceedings) or (b) grant of any option, warrant or other right to purchase or the entry into any hedge, swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of Common Stock; provided, however, that, notwithstanding anything to the contrary in this Agreement, a Transfer shall not include (i) the conversion of one or more shares of Series A Preferred Stock into shares of Common Stock pursuant to the Certificate of Designation, (ii) the redemption, repurchase or other acquisition of Common Stock or Series A Preferred Stock by the Company, or (iii) the direct or indirect transfer of any limited partnership interests or other equity interests in a Purchaser (or any direct or indirect parent entity of such Purchaser) that is not undertaken for the purpose of avoiding the restrictions on Transfer set forth herein. The term “Transferred” shall have a correlative meaning.

“Wells” means all oil or gas wells, and all CO2, water, injection, disposal or other wells whether producing, operating, shut-in or temporarily abandoned, located on an Oil and Gas Lease or any pooled, communitized or unitized acreage that includes all or a part of such Oil and Gas Lease or otherwise associated with an Oil and Gas Property of the applicable Person or any of its Subsidiaries, together with all oil, gas and mineral production from such well.

Exhibit A

2.	The following terms are defined in the Sections of the Agreement indicated:

INDEX OF TERMS

Term	Section

Agreement	Preamble
Anti-Corruption Laws	Section 2.25
Antitrust Approval	4.6(a)
Applicable Matters	6.6(b)
Balance Sheet Date	2.7
Capitalization Date	Section 2.4(b)
Certificate of Designation	1.1
Chosen Courts	6.6(b)
Closing	1.2
Closing Date	1.2
Common Stock	2.4(a)
Company	Preamble
Company Intellectual Property	2.16
Confidentiality Agreements	4.4(b)
Contract	Section 2.2(b)
Contract Parties	6.18
Conversion Shares	2.4(c)
Enforceability Exceptions	Section 3.2
Financial Statements	2.7
Governance Principles	Section 4.1(c)
Identified Persons	4.15
IRS	4.8(f)
Laws	2.11
Nomination Period	Section 4.1(a)
Outside Date	Section 7.1(e)
Preferred Stock	2.4(a)
Proceeding	2.10
Purchase Price	1.1
Purchased Shares	1.1
Purchaser Nominee	Section 4.1(a)
Purchaser	Preamble
Rule 144	Section 4.2(f)
Series A Preferred Stock	Preamble
Shares	Preamble

Exhibit A

EXHIBIT B

CERTIFICATE OF DESIGNATION

OF

SERIES A CONVERTIBLE PREFERRED STOCK

OF

HIGHPEAK ENERGY, INC.

(Pursuant to Section 151 of the General Corporation Law of the State of Delaware)

HighPeak Energy, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter, the “Corporation”), hereby certifies that the following resolution was duly adopted by the Board of Directors of the Corporation (or a duly authorized committee thereof) as required by Section 151 of the General Corporation Law of the State of Delaware:

NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation in accordance with the provisions of the certificate of incorporation of the Corporation, there is hereby created and provided out of the authorized but unissued preferred stock, par value $0.0001 per share, of the Corporation (“Preferred Stock”), a new series of Preferred Stock, and there is hereby stated and fixed the number of shares constituting such series and the designation of such series and the powers (including voting powers), if any, of such series and the preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations or restrictions, if any, of such series as follows:

		Page

Section 1.	Designation; Par Value; Number of Authorized Shares	1

(a)	Designation; Par Value	1
(b)	Number of Authorized Shares	1

Section 2.	Definitions	1

Section 3.	Rules of Construction	14

Section 4.	Records; Registration	15

(a)	Form, Dating and Denominations	15
(b)	Execution, Countersignature and Delivery	16
(c)	Method of Payment; Delay When Payment Date is Not a Business Day	16
(d)	Transfer Agent, Registrar, Paying Agent and Conversion Agent	17
(e)	Legends	18
(f)	Transfers and Exchanges; Transfer Taxes; Certain Transfer Restrictions	19
(g)	Exchange and Cancellation of Convertible Preferred Stock to Be Converted or to Be Repurchased Pursuant to a Repurchase Upon Change of Control, a Repurchase Upon Holder Right or a Redemption	21
(h)	Status of Converted, Redeemed or Repurchased Shares of Convertible Preferred Stock	22
(i)	Replacement Certificates	22
(j)	Registered Holders	23
(k)	Cancellation	23
(l)	Shares Held by the Corporation or its Subsidiaries	23
(m)	Outstanding Shares	23
(n)	Notations and Exchanges	24

Section 5.	Ranking	25

Section 6.	Dividends	25

(a)	Regular Dividends; Special Dividends	25
(b)	Treatment of Dividends Upon Redemption, Repurchase Upon Change of Control, Repurchase Upon Holder Right or Conversion	26
(c)	Dividends on Dividend Parity Stock or Dividend Junior Stock	26

Section 7.	Rights Upon Liquidation, Dissolution or Winding Up	26

(a)	Generally	26
(b)	Certain Business Combination Transactions Deemed Not to Be a Liquidation	27

Section 8.	Right of the Corporation to Redeem the Convertible Preferred Stock	27

(a)	Right to Redeem On or After the Three-Year Anniversary	27
(b)	Redemption Prohibited in Certain Circumstances	28
(c)	Redemption Date	28

i

(cont'd)

ii

(cont'd)

Exhibits

Exhibit A: Form of Preferred Stock Certificate                  A-1

Exhibit B: Form of Restricted Stock Legend                      B-1

iii

Section 1.    Designation; Par Value; Number of Authorized Shares.

(a)                Designation; Par Value. The shares of such series shall be designated as the “Series A Convertible Preferred Stock,” par value $0.0001 per share, of the Corporation (the “Convertible Preferred Stock”).

(b)                Number of Authorized Shares. The total authorized number of shares of Convertible Preferred Stock is four hundred and fifty thousand (450,000); provided, however, that, by resolution of the Board of Directors, or any duly authorized committee thereof, the total number of authorized shares of Convertible Preferred Stock may be increased (but not above the total number of authorized shares of Preferred Stock) or decreased (but not below the number of shares thereof then outstanding) in accordance with the General Corporation Law of the State of Delaware. The Corporation shall have the authority to issue fractional shares of Convertible Preferred Stock.

Section 2.    Definitions.

“Accrued Liquidation Preference” has the meaning set forth in Section 6(a)(iii).

“Activist Investor” means any Person who is known to have engaged in activist campaigns in the United States in the three years prior to the date of determination by publicly stating an intention to or actually attempting to (pursuant to proxy solicitation or tender or exchange offer) obtain a seat on the board of directors of a company or effecting a significant change within such company, in each case, that was publicly opposed by the board of directors of such company.

“Affiliate” of any Person means any Person, directly or indirectly, Controlling, Controlled by or under common Control with such Person; provided, however, that (i) the Corporation and its Subsidiaries, on the one hand, and any Holder or any of its Affiliates, on the other hand, shall not be deemed to be Affiliates and (ii) “portfolio companies” (as such term is customarily used among institutional investors) in which any Holder or any of its Affiliates has an investment (whether as debt or equity) shall not be deemed an Affiliate of such Holder.

“Board of Directors” means the Corporation’s board of directors or a committee of such board duly authorized to act with the authority of such board.

“Business Day” means any day other than a day on which banks in the State of New York or Jakarta, Indonesia are authorized or obligated to be closed; provided, that for purposes of any deadline set forth herein, the end of a Business Day shall be deemed to be the Close of Business.

“Bylaws” means the Second Amended and Restated Bylaws of the Corporation, as the same may be amended or amended and restated from time to time.

“Capital Stock” of any Person means any and all shares of, interests in, rights to purchase, warrants or options for, participations in, or other equivalents of, in each case however designated, the equity of such Person, but excluding any debt securities convertible into such equity.

“Certificate” means a Physical Certificate or an Electronic Certificate.

“Certificate of Designation” means this Certificate of Designation, as amended or amended and restated from time to time.

“Certificate of Incorporation” means the Second Amended and Restated Certificate of Incorporation of the Corporation, as the same has been and may be amended or amended and restated from time to time.

“Change of Control” means the occurrence of any of the following events after the Initial Issue Date, whether in a single transaction or a series of related transactions:

(a)    the sale or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Corporation and its Subsidiaries, taken as a whole, to a Person (other than the Corporation or any of its Subsidiaries or one or more Permitted Holders) and any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Initial Issue Date), other than one or more Permitted Holders is or becomes the “beneficial owner” (as so defined) of more than 50% of the total voting power of the Voting Stock of the transferee Person in such sale or transfer of assets, as the case may be; provided that (x) so long as the Corporation is a Subsidiary of any Permitted Parent, no person shall be deemed to be or become a beneficial owner of more than 50% of the total voting power of the Voting Stock of the Corporation unless such person shall be or become a beneficial owner of more than 50% of the total voting power of the Voting Stock of such Permitted Parent (other than a Permitted Parent that is a Subsidiary of another Permitted Parent) and (y) any Voting Stock of which any Permitted Holder is the beneficial owner shall not in any case be included in any Voting Stock of which any such Person is the beneficial owner; or

(b)    the Corporation becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Initial Issue Date), other than one or more Permitted Holders or a Permitted Parent, that is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 of the Exchange Act as in effect on the Initial Issue Date) of more than 50% of the total voting power of the Voting Stock of the Corporation; provided that (x) so long as the Corporation is a Subsidiary of any Permitted Parent, no person shall be deemed to be or become a beneficial owner of more than 50% of the total voting power of the Voting Stock of the Corporation unless such person shall be or become a beneficial owner of more than 50% of the total voting power of the Voting Stock of such Permitted Parent (other than a Permitted Parent that is a Subsidiary of another Permitted Parent ) and (y) any Voting Stock of which any Permitted Holder is the beneficial owner shall not in any case be included in any Voting Stock of which any such person is the beneficial owner; or

(c)    neither shares of Common Stock nor shares of any other Capital Stock into which the Convertible Preferred Stock is convertible are listed for trading on any National Securities Exchange;

provided, further, that with respect to a Permitted Parent, if a majority of the members of the Corporation’s Board of Directors and the Corporation’s Officers immediately before such transaction are members of the Board of Directors or executive management team, as applicable, of the Permitted Parent thereof, immediately after such transaction, then such transaction shall be deemed not to be a Change of Control pursuant to any transaction or event described in clause (a) or clause (b).

Notwithstanding the preceding or any provision of Section 13(d)-3 of the Exchange Act, (i) a Person or group shall not be deemed to beneficially own Voting Stock subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Voting Stock in connection with the transactions contemplated by such agreement, (ii) if any group includes one or more Permitted Holders, the issued and outstanding Voting Stock of the Corporation owned, directly or indirectly, by any Permitted Holders that are part of such group shall not be treated as being beneficially owned by such group or any other member of such group for purposes of determining whether a Change of Control has occurred, (iii) a Person or group shall not be deemed to beneficially own the Voting Stock of another Person as a result of its ownership of Voting Stock or other securities of such other Person’s parent entity (or related contractual rights) unless it owns 50% or more of the total voting power of the Voting Stock entitled to vote for the election of directors of such parent entity having a majority of the aggregate votes on the board of directors (or similar body) of such parent entity and (iv) the right to acquire Voting Stock (so long as such Person does not have the right to direct the voting of the Voting Stock subject to such right) or any veto power in connection with the acquisition or disposition of Voting Stock shall not cause a party to be a beneficial owner.

Notwithstanding the foregoing but subject to clause (c) above, for the avoidance of doubt, (i) a conversion of the Corporation from a corporation to a limited liability company, limited partnership or other form of entity or an exchange of all of the outstanding Equity Interests in one form of entity for Equity Interests in such other form of entity shall not constitute a Change of Control, so long as immediately following such conversion or exchange the Persons (including the “persons” as that term is used in Section 13(d) of the Exchange Act) who beneficially owned the Capital Stock of the Corporation immediately prior to such transactions continue, immediately thereafter, to beneficially own in the aggregate more than 50% of the Voting Stock of such entity, or continue, immediately thereafter, to beneficially own sufficient Equity Interests in such entity to elect a majority of its directors, managers, trustees or other persons serving in a similar capacity for such entity and (ii) a Change of Control shall not occur if the Corporation becomes a direct or indirect wholly owned Subsidiary of a Permitted Parent and immediately following that transaction no Person (other than a Permitted Parent or one or more Permitted Holders) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such Permitted Parent (or its general partner, if applicable). No Change of Control shall be deemed to have occurred unless and until such Change of Control has actually been consummated (or has actually occurred in the case of clause (c)).

“Change of Control Notice” has the meaning set forth in Section 9(f).

“Change of Control Repurchase Date” means the date fixed, pursuant to Section 9(c), for the repurchase of any Convertible Preferred Stock by the Corporation pursuant to a Repurchase Upon Change of Control.

“Change of Control Repurchase Notice” means a notice (including a notice substantially in the form of the “Change of Control Repurchase Notice” set forth in Exhibit A) containing the information, or otherwise complying with the requirements, set forth in Section 9(g)(i) and Section 9(g)(ii).

“Change of Control Repurchase Price” means the cash price payable by the Corporation to repurchase any share of Convertible Preferred Stock upon its Repurchase Upon Change of Control, calculated pursuant to Section 9(d).

“Change of Control Repurchase Right” has the meaning set forth in Section 9(a).

“Close of Business” means 5:00 p.m., New York City time.

“Common Stock” means the common stock, par value $0.0001 per share, of the Corporation.

“Common Stock Change Event” has the meaning set forth in Section 12(i)(i).

“Common Stock Liquidity Conditions” shall be satisfied with respect to a Mandatory Conversion if:

(a)    (1) the offer and sale of such share of Common Stock by such Holder are registered pursuant to an effective registration statement under the Securities Act and such registration statement is reasonably expected by the Corporation to remain effective and usable, by the Holder to sell such share of Common Stock, continuously during the period from, and including, the date the related Mandatory Conversion Notice or Redemption Notice Date, as applicable, is sent to, and including, the one (1) year anniversary after the date such share of Common Stock is issued, or (2) such share of Common Stock may be sold or otherwise transferred to a Person (other than the Corporation or an Affiliate of the Corporation) pursuant to an available exemption (including Rule 144) from the registration and prospectus-delivery requirements of, or in a transaction not subject to, the Securities Act;

(b)    each share of Common Stock referred to in clause (a) above (i) shall, when issued and when sold or otherwise transferred pursuant to the registration statement referred to in such clause (a), unless sold to the Corporation or an Affiliate of the Corporation, not be evidenced by any Certificate that bears a legend referring to transfer restrictions under the Securities Act or other securities laws; and (ii) shall, when issued, be listed and admitted for trading, without suspension or material limitation on trading, on any of the Texas Stock Exchange, the NYSE, The NYSE American, The NASDAQ Capital Market, The NASDAQ Global Market or The NASDAQ Global Select Market (or any of their respective successors);

(c)    (i) the Corporation has not received any written threat or notice of delisting or suspension by the applicable exchange referred to in clause (b)(ii) above with a reasonable prospect of delisting, after giving effect to all applicable notice and appeal periods; and (ii) no such delisting or suspension is reasonably likely to occur or is pending based on the Corporation falling below the minimum listing maintenance requirements of such exchange; and

(d)    the conversion of all shares of Convertible Preferred Stock pursuant to such Mandatory Conversion or that are subject to such Redemption, as applicable, would not be limited or otherwise restricted by Section 12(h).

“Competitor” means, as of any date of determination, a Person or any of such Person’s Affiliates directly or indirectly engaged in the business of exploration and development and operation of properties for the production of oil, natural gas, and/or natural gas liquids from underground reservoirs in the Midland Basin or the ownership, operation and/or development of midstream energy infrastructure in the Midland Basin, together with such Person’s Affiliates, having a fair market value of at least $500 million, as determined in good faith; provided, however, that a private equity fund, financial institution, asset management firm or similar firm shall not be considered a “Competitor” unless it has a controlling equity investment in a portfolio company that is directly engaged in the business of exploration and development and operation of properties for the production of oil, natural gas, and/or natural gas liquids from underground reservoirs in the Midland Basin having a fair market value of at least $500 million, as determined in good faith.

“Consolidated Total Net Leverage” means [ ]1.

“Continuing Share Reserve Requirement” means, as of any time, a number of shares of Common Stock equal to the product of (a) one and one-half (1.5); and (b) the number of shares of Common Stock that would be issuable (without regard to Section 12(h)) upon conversion of all Convertible Preferred Stock outstanding as of such time (assuming such conversion occurred as of such time); provided that, absent a written request from a Holder, the Board of Directors shall have no obligation to call a special meeting or to act by written consent outside of a regularly scheduled meeting of the Board of Directors to reserve additional shares of Common Stock in connection with the Continuing Share Reserve Requirement.

“Control” (including its correlative meanings “under common Control with” and “Controlled by”) means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of securities or partnership or other interests, by contract or otherwise.

“Controlled Investment Affiliate” means, as to any Person, any other Person, other than any Investor, which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Corporation and/or other companies.

“Conversion Agent” has the meaning set forth in Section 4(d)(i).

“Conversion Consideration” means, with respect to the conversion of any Convertible Preferred Stock, the type and amount of consideration payable to settle such conversion, determined in accordance with Section 12.

“Conversion Date” means an Optional Conversion Date or a Mandatory Conversion Date, as applicable.

1 Note to Draft: Definition to be the definition under the New Credit Agreement, which will not be materially less favorable to the lenders than the Existing Credit Agreement (except as consented to by the investors party to the Purchase Agreements, such consent not to be unreasonably withheld), subject to the definition excluding the Pref from calculation of the ratio.

“Conversion Price” initially means $9.50 per share of Common Stock; provided, however, that aforesaid initial Conversion Price is subject to adjustment pursuant to Sections 12(f) and 12(g). Each reference in this Certificate of Designation to the Conversion Price as of a particular date without setting forth a particular time on such date shall be deemed to be a reference to the Conversion Price immediately before the Close of Business on such date.

“Conversion Share” means any share of Common Stock issued or issuable upon conversion of any Convertible Preferred Stock.

“Convertible Preferred Stock” has the meaning set forth in Section 1(a).

“Corporation” means HighPeak Energy, Inc., a Delaware corporation, as such name may be changed from time to time in accordance with the General Corporation Law of the State of Delaware.

[“Credit Agreement” means that certain credit agreement, dated as of [____], by and among, [the Corporation], the lenders party thereto and [____], as the administrative agent and an issuing bank, as in effect on the Initial Issue Date.]2

“Designated Transferee” means the Person to whom an Initial Holder transfers Series A Preferred Stock representing at least 5% of the outstanding shares of the Corporation’s Common Stock, which shall be determined assuming the conversion of all of the shares of Series A Preferred Stock, that: (a) is not a Competitor or Activist Investor; and (b) with respect to which such Initial Holder has delivered a written notice to the Corporation at least ten (10) Business Days prior to such Transfer designated such Person as a Designated Transferee. In no event shall there be more than one single Designated Transferee of each Initial Holder.

“Dividend” means any Regular Dividend or any Special Dividend.

“Dividend Junior Stock” means any class or series of the Corporation’s stock, the terms of which would result in such class or series ranking junior to the Convertible Preferred Stock with respect to the payment of dividends (without regard to whether or not dividends accumulate cumulatively). Dividend Junior Stock includes the Common Stock. For the avoidance of doubt, Dividend Junior Stock shall not include any securities of the Corporation’s Subsidiaries.

“Dividend Parity Stock” means any class or series of the Corporation’s stock (other than the Convertible Preferred Stock), the terms of which would result in such class or series ranking equally with the Convertible Preferred Stock with respect to the payment of dividends (without regard to whether or not dividends accumulate cumulatively). For the avoidance of doubt, Dividend Parity Stock shall not include any securities of the Corporation’s Subsidiaries.

“Dividend Payment Date” means each Regular Dividend Payment Date with respect to a Regular Dividend and each Special Dividend Payment Date with respect to a Special Dividend.

2 Note to Draft: To be updated to refer to the new RBL.

“Dividend Senior Stock” means any class or series of the Corporation’s stock, the terms of which would result in such class or series ranking senior to the Convertible Preferred Stock with respect to the payment of dividends (without regard to whether or not dividends accumulate cumulatively). For the avoidance of doubt, Dividend Senior Stock shall not include any securities of the Corporation’s Subsidiaries.

“Electronic Certificate” means, if the Board of Directors has provided by resolution that the Convertible Preferred Stock shall be uncertificated, any electronic book entry maintained by the Transfer Agent that evidences any share(s) of Convertible Preferred Stock.

“Equity Interests” means, with respect to any Person, the Capital Stock of such Person and all warrants, options or other rights to acquire Capital Stock of such Person, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock of such Person.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Expiration Date” has the meaning set forth in Section 12(f)(i)(2).

“Expiration Time” has the meaning set forth in Section 12(f)(i)(2).

“Holder” means a person in whose name any Convertible Preferred Stock is registered on the Registrar’s books.

“Holder Repurchase Date” has the meaning set forth in Section 10(c).

“Holder Repurchase Notice” has the meaning set forth in Section 10(e).

“Holder Repurchase Price” means the cash price payable by the Corporation to repurchase any share of Convertible Preferred Stock upon its Repurchase Upon Holder Right, calculated pursuant to Section 10(d).

“Holder Repurchase Right” has the meaning set forth in Section 10(a).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Immediate Family Members” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including, in each case, adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Initial Change of Control Notice” has the meaning set forth in Section 9(e).

“Initial DIM Holder” means PT Danantara Energy International, or such of its Affiliates to whom an Initial DIM Holder transferred its Convertible Preferred Stock.

“Initial EMP Holder” means PT Tunas Harapan Perkasa, or such of its Affiliates to whom an Initial EMP Holder transferred its Convertible Preferred Stock.

“Initial Holders” means each of the Initial DIM Holder and the Initial EMP Holder.

“Initial Issue Date” means the Closing Date as defined in the Purchase Agreement.

“Initial Liquidation Preference” means one thousand dollars ($1,000.00) per share of Convertible Preferred Stock.

“Initial Share Reserve Requirement” means a number of shares of Common Stock equal to the product of: (a) two (2); and (b) the number of shares of Common Stock that would be issuable (without regard to Section 12(h)) upon conversion of all shares of Convertible Preferred Stock outstanding as of the Initial Issue Date (assuming such conversion occurred on the Initial Issue Date).

“Last Reported Sale Price” of the Common Stock for any Trading Day means the closing sale price per share (or, if no closing sale price is reported, the average of the last bid price and the last ask price per share or, if more than one in either case, the average of the average last bid prices and the average last ask prices per share) of the Common Stock on such Trading Day as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is then listed. If the Common Stock is not listed on a U.S. national or regional securities exchange on such Trading Day, then the Last Reported Sale Price shall be the last quoted bid price per share of Common Stock on such Trading Day in the over-the-counter market as reported by OTC Markets Group Inc. or a similar organization. If the Common Stock is not so quoted on such Trading Day, then the Last Reported Sale Price shall be the average of the mid-point of the last bid price and the last ask price per share of Common Stock on such Trading Day from a nationally recognized independent investment banking firm the Corporation selects.

“Liquidation Junior Stock” means any class or series of the Corporation’s stock, the terms of which would result in such class or series ranking junior to the Convertible Preferred Stock with respect to the distribution of assets upon the Corporation’s liquidation, dissolution or winding up. Liquidation Junior Stock includes the Common Stock. For the avoidance of doubt, Liquidation Junior Stock shall not include any securities of the Corporation’s Subsidiaries.

“Liquidation Parity Stock” means any class or series of the Corporation’s stock (other than the Convertible Preferred Stock), the terms of which would result in such class or series ranking equally with the Convertible Preferred Stock with respect to the distribution of assets upon the Corporation’s liquidation, dissolution or winding up. For the avoidance of doubt, Liquidation Parity Stock shall not include any securities of the Corporation’s Subsidiaries.

“Liquidation Preference” means, with respect to any share of Convertible Preferred Stock, an amount equal to (i) the Initial Liquidation Preference per share of Convertible Preferred Stock, plus (ii) any accumulated and unpaid dividends (including Regular Dividends and Liquidation Preference Dividends) on such share of Convertible Preferred Stock to, but excluding, the date of payment of such amount (including, for the avoidance of doubt, any Regular Dividend Payment Date and the date of any conversion, redemption or repurchase of any such share).

“Liquidation Preference Dividend” has the meaning set forth in Section 6(a)(i).

“Liquidation Senior Stock” means any class or series of the Corporation’s stock, the terms of which would result in such class or series ranking senior to the Convertible Preferred Stock with respect to the distribution of assets upon the Corporation’s liquidation, dissolution or winding up. For the avoidance of doubt, Liquidation Senior Stock shall not include any securities of the Corporation’s Subsidiaries.

“Management Stockholders” means (a) the directors, managers, executive officers and other members of management (and their Controlled Investment Affiliates and Immediate Family Members and any permitted transferees thereof) of the Corporation (or a Permitted Parent) who are holders of Equity Interests of the Corporation or any Permitted Parent on the Initial Issue Date together with (b) (i) any new directors or managers whose election by such boards of directors or managers or whose nomination for election by the equity holders of the Corporation or any Permitted Parent, as applicable, was approved by a vote of a majority of the directors or managers of the Corporation or Permitted Parent, as applicable, then still in office who were either directors or managers on the Initial Issue Date or whose election or nomination was previously so approved and (ii) executive officers and other management personnel of the Corporation or any Permitted Parent, as applicable, hired at a time when the directors or managers on the Initial Issue Date together with the directors or managers so approved constituted a majority of the directors or managers of the Corporation or any Permitted Parent, as applicable.

“Mandatory Conversion” has the meaning set forth in Section 12(c)(i).

“Mandatory Conversion Date” means a Conversion Date designated with respect to any Convertible Preferred Stock pursuant to Section 12(c)(i) and Section 12(c)(iii).

“Mandatory Conversion Notice” has the meaning set forth in Section 12(c)(iv).

“Mandatory Conversion Notice Date” means, with respect to a Mandatory Conversion, the date on which the Corporation sends the Mandatory Conversion Notice for such Mandatory Conversion pursuant to Section 12(c)(iv).

“Mandatory Conversion Right” has the meaning set forth in Section 12(c)(i).

“Market Disruption Event” means, with respect to any date, the occurrence or existence, during the one-half hour period ending at the scheduled close of trading on such date on the principal U.S. national or regional securities exchange or other market on which the Common Stock is listed for trading or trades, of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Common Stock or in any options contracts or futures contracts relating to the Common Stock.

“National Securities Exchange” means the Texas Stock Exchange, the NYSE, The NYSE American, The NASDAQ Capital Market, The NASDAQ Global Market or The NASDAQ Global Select Market (or any of their respective successors).

“Number of Reserved Shares” means, as of any time, the number of shares of Common Stock that, at such time, the Corporation has reserved (out of its authorized but unissued shares of Common Stock that are not reserved for any other purpose) for delivery upon conversion of the Convertible Preferred Stock.

“NYSE” means The New York Stock Exchange.

“Officer” means the President and Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, the Chief Accounting Officer, and any Executive Vice President of the Corporation.

“Open of Business” means 9:00 a.m., New York City time.

“Optional Conversion” means the conversion of any outstanding shares of Convertible Preferred Stock pursuant to Section 12 other than a Mandatory Conversion.

“Optional Conversion Date” means, with respect to the Optional Conversion of any Convertible Preferred Stock, the first Business Day on which the requirements set forth in Section 12(d)(ii) for such conversion are satisfied.

“Optional Conversion Notice” means a notice substantially in the form of the “Optional Conversion Notice” set forth in Exhibit A.

“Paying Agent” has the meaning set forth in Section 4(d)(i).

“Permitted Holder” means (1) any of (A) HighPeak Energy Partners, LP, HighPeak Energy Partners II, LP and/or their respective Affiliates (including the funds, partnerships or other co-investment vehicles managed, advised or controlled by them or their respective Affiliates) or beneficial owners (individually or collectively, “HPK Owners”), (B) any Initial Holder and/or their respective Affiliates (including the funds, partnerships or other co-investment vehicles managed, advised or controlled by them or their respective Affiliates) (individually or collectively, “Investor”) and (C) Management Stockholders, (2) any Person that directly or indirectly holds or acquires 100% of the total voting power of the Voting Stock of the Corporation, and of which no other Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), other than any of the Permitted Holders, holds more than 50% of the total voting power of the Voting Stock thereof (such Person, a “Permitted Parent”), (3) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) of which any of the Permitted Holders are members; provided that in the case of such group and without giving effect to the existence of such group or any other group, the HPK Owners, Management Stockholders and Investor, collectively, have, directly or indirectly, beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Corporation or any Permitted Parent and (4) any Person acting in the capacity of an underwriter (solely to the extent that and for so long as such Person is acting in such capacity) in connection with a public or private offering of Capital Stock of the Corporation or any Permitted Parent.

“Person” or “person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof. Any division or series of a limited liability company, limited partnership or trust shall constitute a separate “person” under this Certificate of Designation.

“Physical Certificate” means, if the Board of Directors has not provided by resolution that the Convertible Preferred Stock shall be uncertificated, any certificate (other than an Electronic Certificate) evidencing any share(s) of Convertible Preferred Stock, which certificate is substantially in the form set forth in Exhibit A, registered in the name of the Holder of such share(s) and duly executed by the Corporation and countersigned by the Transfer Agent.

“Purchase Agreement” means the Securities Purchase Agreements, dated as of October 6, 2026, by and between the Corporation and the purchasers thereto, as the same may be amended or amended and restated from time to time.

“Qualification Criteria” means, with respect to any Series A Director, that such individual (a) is not a Competitor or Activist Investor, or an Affiliate, employee, director, manager, agent, consultant or advisor thereof, (b) satisfies all applicable SEC and Nasdaq standards that are generally applied to the other members of the Board of Directors of the Corporation; (c) is not subject to any “bad actor” disqualifying events described in Rule 506(d)(1)(i)-(viii) promulgated under the Securities Act, (d) has not been involved in any event described in Item 2(d) of Schedule 13D of the Exchange Act or Item 401(f) of Regulation S-K under the Securities Act, and (e) is not subject to sanctions or restrictions under trade, economic and financial sanctions laws, regulations, embargoes, and restrictive measures (in each case having the force of law) administered, enacted or enforced from time to time by (i) the United States (including without limitation the Department of Treasury, Office of Foreign Assets Control), (ii) the European Union and enforced by its member states, (iii) the United Nations, (iv) His Majesty’s Treasury, or (v) other similar governmental bodies from time to time.

“Record Date” means, with respect to any dividend or distribution on, or issuance to holders of, Convertible Preferred Stock or Common Stock, the date fixed (whether by applicable law, applicable provision of the Certificate of Incorporation or Bylaws, resolution of the Board of Directors or otherwise) to determine the Holders or the holders of Common Stock, as applicable, that are entitled to such dividend, distribution or issuance.

“Redemption” has the meaning set forth in Section 8(a).

“Redemption Date” means the date fixed, pursuant to Section 8(c), for the settlement of the redemption of the Convertible Preferred Stock by the Corporation pursuant to a Redemption.

“Redemption Notice” has the meaning set forth in Section 8(e).

“Redemption Notice Date” means, with respect to a Redemption, the date on which the Corporation sends the Redemption Notice for such Redemption pursuant to Section 8(e).

“Redemption Price” means the consideration payable by the Corporation to repurchase any Convertible Preferred Stock upon its Redemption, calculated pursuant to Section 8(d).

“Reference Property” has the meaning set forth in Section 12(i)(i).

“Reference Property Unit” has the meaning set forth in Section 12(i)(i).

“Register” has the meaning set forth in Section 4(d)(ii).

“Registrar” has the meaning set forth in Section 4(d)(i).

“Regular Dividend Payment Date” means, with respect to any share of Convertible Preferred Stock, each March 31, June 30, September 30 and December 31 of each year, beginning on the first of the foregoing dates occurring after the Initial Issue Date.

“Regular Dividend Period” means each period from, and including, a Regular Dividend Payment Date (or, in the case of the first Regular Dividend Period, from, and including, the Initial Issue Date) to, but excluding, the next Regular Dividend Payment Date, or, if such day is not a Business Day, the first Business Day following such day.

“Regular Dividend Rate” means (a) until but excluding the two (2) year anniversary of the Initial Issue Date, (i) six percent (6.0%) per annum if Paid In Cash or (ii) seven and one-half percent (7.5%) per annum if paid as a Liquidation Preference Dividend; (b) from the two (2) year anniversary of the Initial Issue Date, until but excluding the five (5) year anniversary of the Initial Issue Date, (i) seven and one-half percent (7.5%) per annum if Paid In Cash, or (ii) nine percent (9.0%) per annum if paid as a Liquidation Preference Dividend; and (c) on and after the five (5) year anniversary of the Initial Issue Date, ten percent (10.0%) per annum.

“Regular Dividend Record Date” means the Close of Business on either: (a) March 15th, in the case of a Regular Dividend Payment Date occurring on March 31st; (b) June 15th, in the case of a Regular Dividend Payment Date occurring on June 30th; (c) September 15th, in the case of a Regular Dividend Payment Date occurring on September 30th; and (d) December 15th, in the case of a Regular Dividend Payment Date occurring on December 31st, or, if such day is not a Business Day, the first Business Day following such day.

“Regular Dividends” has the meaning set forth in Section 6(a)(i).

“Repurchase Failure” means the failure by the Corporation to effect a Repurchase Upon Change of Control or a Repurchase Upon Holder Right within 30 days of the Change of Control Notice Date or the Repurchase Upon Holder Right Notice Date, as applicable.

“Requisite Holders” means the Holders holding at least two-thirds (2/3rds) of the outstanding voting power of the Convertible Preferred Stock.

“Repurchase Upon Change of Control” means the repurchase of any Convertible Preferred Stock by the Corporation pursuant to Section 9.

“Restricted Stock Legend” means a legend substantially in the form set forth in Exhibit B.

“Rule 144” means Rule 144 under the Securities Act (or any successor rule thereto), as the same may be amended from time to time.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Security” means any Convertible Preferred Stock or Conversion Share.

“Share Agent” means the Transfer Agent or any Registrar, Paying Agent or Conversion Agent.

“Special Dividend” has the meaning set forth in Section 6(a)(iii).

“Spin-Off” has the meaning set forth in Section 12(f)(i)(4)(B).

“Spin-Off Valuation Period” has the meaning set forth in Section 12(f)(i)(4)(B).

“Subsidiary” means, when used with reference to any Person, any corporation or other organization, whether incorporated or unincorporated, of which such Person or any other Subsidiary of such Person is a general partner, managing member or serves in a similar capacity, or, with respect to such corporation or other organization, at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

“Successor Person” has the meaning set forth in Section 12(i)(iii).

“Tender/Exchange Offer Valuation Period” has the meaning set forth in Section 12(f)(i)(2).

“Trading Day” means any day on which: (a) trading in the Common Stock generally occurs on the principal U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded; and (b) there is no Market Disruption Event. If the Common Stock is not so listed or traded, then “Trading Day” means a Business Day.

“Transfer Agent” means Continental Stock Transfer & Trust Company or its successor.

“Transfer-Restricted Security” means any Security that constitutes a “restricted security” (as defined in Rule 144); provided, however, that such Security shall cease to be a Transfer-Restricted Security upon the earliest to occur of the following events:

(a)    such Security is sold or otherwise transferred to a Person (other than the Corporation or an Affiliate of the Corporation) pursuant to a registration statement that was effective under the Securities Act at the time of such sale or transfer;

(b)    such Security is sold or otherwise transferred to a Person (other than the Corporation or an Affiliate of the Corporation) pursuant to an available exemption (including Rule 144) from the registration and prospectus-delivery requirements of, or in a transaction not subject to, the Securities Act and, immediately after such sale or transfer, such Security ceases to constitute a “restricted security” (as defined in Rule 144); or

(c)    (i) such Security is eligible for resale, by a Person that is not an Affiliate of the Corporation and that has not been an Affiliate of the Corporation during the immediately preceding three (3) months, pursuant to Rule 144 without any limitations thereunder as to volume, manner of sale, availability of current public information or notice; and (ii) the Corporation has received such certificates or other documentation or evidence as the Corporation may reasonably require to determine that the Holder, holder or beneficial owner of such Security is not, and that has not been during the immediately preceding three (3) months, an Affiliate of the Corporation.

“Transfer Restrictions Legend” means a legend substantially in the form set forth in Exhibit B.

“Voting Rights” has the meaning set forth in Section 11(a).

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors or other governing body of such Person; provided that with respect to a limited partnership or other entity that does not have a board of directors, Voting Stock means the Capital Stock of the general partner of such limited partnership or other business entity with the ultimate authority to manage the business and operations of such Person.

Section 3.    Rules of Construction. For purposes of this Certificate of Designation:

(a)    “or” is not exclusive;

(b)    “including” means “including without limitation”;

(c)    “shall” expresses a command;

(d)    the “average” of a set of numerical values refers to the arithmetic average of such numerical values;

(e)    a merger involving, or a transfer of assets by, a limited liability company, limited partnership or trust shall be deemed to include any division of or by, or an allocation of assets to a series of, such limited liability company, limited partnership or trust, or any unwinding of any such division or allocation;

(f)    words in the singular include the plural and words in the plural include the singular, unless the context requires otherwise;

(g)    “herein,” “hereof” and other words of similar import refer to this Certificate of Designation as a whole and not to any particular Section or other subdivision of this Certificate of Designation, unless the context requires otherwise;

(h)    references to currency mean the lawful currency of the United States of America, unless the context requires otherwise; and

(i)    the exhibits, schedules and other attachments to this Certificate of Designation are deemed to form part of this Certificate of Designation.

Section 4.    Records; Registration.

(a)                Form, Dating and Denominations.

(i)    Form and Date of Certificates Evidencing Convertible Preferred Stock. Each Certificate evidencing any Convertible Preferred Stock shall: (1) be substantially in the form set forth in Exhibit A; (2) bear the legends required by Section 4(e) or by any provision of the Bylaws or agreement to which the Holder of such Certificate is a party or is otherwise bound and may bear notations, legends or endorsements required by the General Corporation Law of the State of Delaware, any other applicable law, stock exchange rule or usage, as applicable; and (3) be dated as of the date it is countersigned by the Transfer Agent.

(ii)    Electronic Certificates; Physical Certificates. Provided that the Board of Directors has provided by resolution that the Convertible Preferred Stock shall be uncertificated, the Convertible Preferred Stock shall be originally issued initially in the form of one or more Electronic Certificates. Subject to receiving the Corporation’s written consent, Electronic Certificates may be exchanged for Physical Certificates, and Physical Certificates may be exchanged for Electronic Certificates, upon request by the Holder thereof pursuant to customary procedures, subject to Section 4(f).

(iii)    Electronic Certificates; Interpretation. For purposes of this Certificate of Designation: (1) each Electronic Certificate shall be deemed to include the text of the stock certificate set forth in Exhibit A; (2) any legend or other notation that is required to be included on a Certificate shall be deemed to be affixed to any Electronic Certificate notwithstanding that such Electronic Certificate may be in a form that does not permit affixing legends thereto; (3) any reference in this Certificate of Designation to the “delivery” of any Electronic Certificate shall be deemed to be satisfied upon the registration of the electronic book entry representing such Electronic Certificate in the name of the applicable Holder; (4) upon satisfaction of any applicable requirements of the General Corporation Law of the State of Delaware, the Certificate of Incorporation and the Bylaws of the Corporation, and any related requirements of the Transfer Agent, in each case for the issuance of Convertible Preferred Stock in the form of one or more Electronic Certificates, such Electronic Certificates shall be deemed to be executed by the Corporation and countersigned by the Transfer Agent; (5) the term “or” is not exclusive and means “and/or” unless the context in which such phrase is used shall dictate otherwise. Terms defined in the singular in this Certificate of Designation also include the plural and vice versa.

(iv)    Appointment of Depositary. If any Convertible Preferred Stock is admitted to the book-entry clearance and settlement facilities of any electronic depositary, then, notwithstanding anything to the contrary in this Certificate of Designation, each reference in this Certificate of Designation to the delivery of, or payment on, any such Convertible Preferred Stock, or the delivery of any related notice or demand, shall be deemed to be satisfied to the extent the applicable procedures of such depositary governing such delivery or payment, as applicable, are satisfied.

(v)    No Bearer Certificates; Denominations. The Convertible Preferred Stock shall be issued only in registered form.

(vi)    Registration Numbers. Each Certificate evidencing any share of Convertible Preferred Stock shall bear a unique registration number that is not affixed to any other Certificate evidencing any other then-outstanding shares of Convertible Preferred Stock.

(b)    Execution, Countersignature and Delivery.

(i)    Due Execution by the Corporation. At least two (2) duly authorized Officers shall sign each Certificate evidencing any Convertible Preferred Stock on behalf of the Corporation by manual, facsimile or electronic signature. The validity of any Convertible Preferred Stock shall not be affected by the failure of any Officer whose signature is on any Certificate evidencing such Convertible Preferred Stock to hold, at the time such Certificate is countersigned by the Transfer Agent, the same or any other office at the Corporation.

(ii)    Countersignature by Transfer Agent. No Certificate evidencing any share of Convertible Preferred Stock is valid until such Certificate is countersigned by the Transfer Agent. Each Certificate shall be deemed to be duly countersigned only when an authorized signatory of the Transfer Agent (or a duly appointed agent thereof) signs (by manual, facsimile or electronic signature) the countersignature block set forth in such Certificate.

(c)    Method of Payment; Delay When Payment Date is Not a Business Day.

(i)    Method of Payment.

(1)    Electronic Certificates. The Corporation shall pay (or cause the Paying Agent to pay) all cash amounts due with respect to any outstanding shares of Convertible Preferred Stock evidenced by an Electronic Certificate, out of funds legally available therefor, by wire transfer of immediately available funds.

(2)    Physical Certificates. The Corporation shall pay (or cause the Paying Agent to pay) all cash amounts due with respect to any outstanding shares of Convertible Preferred Stock evidenced by a Physical Certificate, out of funds legally available therefor, as follows:

(A)    if the aggregate Liquidation Preference of the outstanding shares of Convertible Preferred Stock evidenced by such Physical Certificate is at least five million dollars ($5,000,000) (or such lower amount as the Corporation may choose in its sole and absolute discretion) and the Holder of such Convertible Preferred Stock entitled to such cash amount has delivered to the Paying Agent, no later than the time set forth in the next sentence, a written request to receive payment by wire transfer to an account of such Holder within the United States, by wire transfer of immediately available funds to such account; and

(B)    in all other cases, by check mailed to the address of such Holder set forth in the Register.

To be timely, such written request must be delivered no later than the Close of Business on the following date: (x) with respect to the payment of any declared cash Dividend due on a Dividend Payment Date for the Convertible Preferred Stock, the related Record Date; and (y) with respect to any other payment, the date that is ten (10) Business Days immediately before the date such payment is due.

(ii)    Delay of Payment when Payment Date is Not a Business Day. If the due date for a payment on any outstanding share of Convertible Preferred Stock as provided in this Certificate of Designation is not a Business Day, then, notwithstanding anything to the contrary in this Certificate of Designation, such payment may be made on the immediately following Business Day and no interest, dividend or other amount shall accrue or accumulate on such payment as a result of the related delay. Solely for purposes of the immediately preceding sentence, a day on which the applicable place of payment is authorized or required by applicable law or executive order to close or be closed shall be deemed not to be a “Business Day.”

(d)    Transfer Agent, Registrar, Paying Agent and Conversion Agent.

(i)    Generally. The Corporation designates its principal U.S. executive offices, and any office of the Transfer Agent in the continental United States, as an office or agency where Convertible Preferred Stock may be presented for: (1) registration of transfer or for exchange (the “Registrar”); (2) payment (the “Paying Agent”); and (3) conversion (the “Conversion Agent”). At all times when any shares of Convertible Preferred Stock are outstanding, the Corporation shall maintain an office in the continental United States constituting the Registrar, Paying Agent and Conversion Agent.

(ii)    Maintenance of the Register. The Corporation shall keep, or cause there to be kept, a record (the “Register”) of the names and addresses of the Holders, the number of shares of Convertible Preferred Stock held by each Holder and the transfer, exchange, repurchase, Redemption and conversion of the Convertible Preferred Stock. Absent manifest error, the entries in the Register shall be conclusive and the Corporation and the Transfer Agent may treat each Person whose name is recorded as a Holder in the Register as a Holder for all purposes to the fullest extent permitted by applicable law. The Register shall be in written form or kept on, or by means of, or in the form of, any information storage device, method or one or more electronic networks or databases; provided that the records so kept can be converted into clearly legible paper form within a reasonable time. The Corporation shall promptly provide a copy of the Register to any Holder upon its written demand.

(iii)    Subsequent Appointments. By notice to each Holder, the Corporation may, at any time, appoint any Person (including any Subsidiary of the Corporation) to act as Registrar, Paying Agent or Conversion Agent.

(iv)    If the Corporation or any of its Subsidiaries acts as Paying Agent or Conversion Agent, then: (1) it shall segregate for the benefit of the Holders all money and other property held by it as Paying Agent or Conversion Agent; and (2) references in this Certificate of Designation to the Paying Agent or Conversion Agent holding cash or other property, or to the delivery of cash or other property to the Paying Agent or Conversion Agent, in each case for payment or delivery to any Holders or with respect to the Convertible Preferred Stock, shall be deemed to refer to cash or other property so segregated, or to the segregation of such cash or other property, respectively.

(e)    Legends.

(i)    Restricted Stock Legend.

(1)    Each Certificate evidencing any share of Convertible Preferred Stock that is a Transfer-Restricted Security shall bear the Restricted Stock Legend.

(2)    If any share of Convertible Preferred Stock is issued in exchange for, in substitution of, or to effect a partial conversion of, any other share(s) of Convertible Preferred Stock (such other share(s) being referred to as the “old share(s)” for purposes of this Section 4(e)(i)(2)), including pursuant to Sections 4(g) or 4(i), then the Certificate evidencing such share shall bear the Restricted Stock Legend if the Certificate evidencing such old share(s) bore the Restricted Stock Legend at the time of such exchange or substitution, or on the related Conversion Date with respect to such conversion, as applicable; provided, however, that the Certificate evidencing such share need not bear the Restricted Stock Legend if such share does not constitute a Transfer-Restricted Security immediately after such exchange or substitution, or as of such Conversion Date, as applicable.

(ii)    Transfer Restrictions Legend. Each Certificate evidencing a share of Convertible Preferred Stock shall bear the Transfer Restrictions Legend and be subject to the restrictions on transfer contained in Section 4.2(b) and Section 4.3 of the applicable Purchase Agreement.

(iii)    Other Legends. The Certificate evidencing any outstanding shares of Convertible Preferred Stock may bear any other legend or text, not inconsistent with this Certificate of Designation, as may be required by applicable law, by the rules of any applicable depositary for the Convertible Preferred Stock or by any securities exchange or automated quotation system on which such Convertible Preferred Stock is traded or quoted or as may be otherwise reasonably determined by the Corporation to be appropriate.

(iv)    Acknowledgement and Agreement by the Holders. A Holder’s acceptance of any Convertible Preferred Stock evidenced by a Certificate bearing any legend required by this Section 4(e) shall constitute such Holder’s acknowledgement of, and agreement to comply with, the restrictions set forth in such legend.

(v)    Legends on Conversion Shares.

(1)    Each Conversion Share shall bear a legend substantially to the same effect as the Restricted Stock Legend if the Convertible Preferred Stock upon the conversion of which such Conversion Share was issued was (or would have been had it not been converted) a Transfer-Restricted Security at the time such Conversion Share was issued; provided, however, that such Conversion Share need not bear such a legend if the Corporation determines, in its reasonable discretion, that such Conversion Share need not bear such a legend.

(2)    Notwithstanding anything to the contrary in Section 4(e)(v)(1), a Conversion Share need not bear a legend pursuant to Section 4(e)(v)(1) if such Conversion Share is issued in an uncertificated form that does not permit affixing legends thereto; provided, however, that the Corporation takes measures (including the assignment thereto of a “restricted” CUSIP number) that it reasonably deems appropriate to enforce the transfer restrictions referred to in such legend.

(f)    Transfers and Exchanges; Transfer Taxes; Certain Transfer Restrictions.

(i)    Provisions Applicable to All Transfers and Exchanges.

(1)    Generally. Subject to this Section 4(f) and any transfer restrictions contained in Sections 4.2 and 4.3 of the Purchase Agreement, any outstanding share of Convertible Preferred Stock evidenced by any Certificate may be transferred or exchanged from time to time and the Corporation shall cause the Registrar to record each such transfer or exchange in the Register.

(2)    No Service Charge; Transfer Taxes. The Corporation and the Share Agents shall not impose any service charge on any Holder for any transfer, exchange or conversion of any Convertible Preferred Stock, but the Corporation, the Transfer Agent, the Registrar and the Conversion Agent may require payment of a sum sufficient to cover any transfer tax or similar governmental charge that may be imposed in connection with any transfer, exchange or conversion of Convertible Preferred Stock, other than exchanges pursuant to Section 4(g) or Section 4(n) not involving any transfer (and; provided that (A) any such taxes or charges incurred in connection with the original issuance of the Convertible Preferred Stock shall be paid and borne by the Corporation; and (B) any such taxes or charges incurred in connection with a conversion of the Convertible Preferred Stock pursuant to Section 12 shall be paid and borne as provided in Section 14).

(3)    Legends. Each Certificate evidencing any share of Convertible Preferred Stock that is issued upon transfer of, or in exchange for, another share of Convertible Preferred Stock shall bear each legend, if any, required by Section 4(e).

(4)    Settlement of Transfers and Exchanges. Upon satisfaction of the requirements of this Certificate of Designation to effect a transfer or exchange of any Convertible Preferred Stock, the Corporation shall cause such transfer or exchange to be effected as soon as reasonably practicable but in no event later than the second (2nd) Business Day after the date of such satisfaction.

(5)    Exchanges to Remove Transfer Restrictions. For the avoidance of doubt, and subject to the terms of this Certificate of Designation, as used in this Section 4(f), an “exchange” of a Certificate includes an exchange effected for the sole purpose of removing any Restricted Stock Legend affixed to such Certificate.

(ii)    Transfers and Exchanges of Convertible Preferred Stock.

(1)    Subject to this Section 4(f), a Holder of any Convertible Preferred Stock evidenced by a Certificate may (x) transfer any number of shares of such Convertible Preferred Stock to one or more other Person(s); and (y) exchange any number of shares of such Convertible Preferred Stock for an equal number of shares of Convertible Preferred Stock evidenced by one or more other Certificates; provided, however, that, to effect any such transfer or exchange, such Holder must, if such Certificate is a Physical Certificate, surrender such Physical Certificate to the office of the Transfer Agent or the Registrar, together with any endorsements or transfer instruments reasonably required by the Corporation, the Transfer Agent or the Registrar.

(2)    Upon the satisfaction of the requirements of this Certificate of Designation to effect a transfer or exchange of any number of shares of a Holder’s Convertible Preferred Stock evidenced by a Certificate (such Certificate being referred to as the “old Certificate” for purposes of this Section 4(f)(ii)(2)):

(A)    such old Certificate shall be promptly cancelled pursuant to Section 4(k);

(B)    if fewer than all of the shares of Convertible Preferred Stock evidenced by such old Certificate are to be so transferred or exchanged, then the Corporation shall issue, execute and deliver, and cause the Transfer Agent to countersign, in each case in accordance with Section 4(b), one or more Certificates that (x) each evidence a number of shares of Convertible Preferred Stock and, in the aggregate, evidence a total number of shares of Convertible Preferred Stock equal to the number of shares of Convertible Preferred Stock evidenced by such old Certificate not to be so transferred or exchanged; (y) are registered in the name of such Holder; and (z) bear each legend, if any, required by Section 4(e);

(C)    in the case of a transfer to a transferee, the Corporation shall issue, execute and deliver, and cause the Transfer Agent to countersign, in each case in accordance with Section 4(b), one or more Certificates that (x) each evidence a number of shares of Convertible Preferred Stock and, in the aggregate, evidence a total number of shares of Convertible Preferred Stock equal to the number of shares of Convertible Preferred Stock to be so transferred; (y) are registered in the name of such transferee; and (z) bear each legend, if any, required by Section 4(e); and

(D)    in the case of an exchange, the Corporation shall issue, execute and deliver, and cause the Transfer Agent to countersign, in each case in accordance with Section 4(b), one or more Certificates that (x) each evidence a number of shares of Convertible Preferred Stock and, in the aggregate, evidence a total number of shares of Convertible Preferred Stock equal to the number of shares of Convertible Preferred Stock to be so exchanged; (y) are registered in the name of the Person to whom such old Certificate was registered; and (z) bear each legend, if any, required by Section 4(e).

(iii)    Transfers of Shares Subject to Redemption, Repurchase or Conversion. Notwithstanding anything to the contrary in this Certificate of Designation, the Corporation, the Transfer Agent and the Registrar shall not be required to register the transfer of or exchange any share of Convertible Preferred Stock that has been surrendered for conversion.

(g)    Exchange and Cancellation of Convertible Preferred Stock to Be Converted or to Be Repurchased Pursuant to a Repurchase Upon Change of Control, a Repurchase Upon Holder Right or a Redemption.

(i)    Partial Conversions of Physical Certificates and Partial Repurchases of Physical Certificates Pursuant to a Repurchase Upon Change of Control, a Repurchase Upon Holder Right or a Redemption. If fewer than all of the shares of Convertible Preferred Stock evidenced by a Physical Certificate (such Physical Certificate being referred to as the “old Physical Certificate” for purposes of this Section 4(g)(i)) are to be converted pursuant to Section 12 or repurchased pursuant to a Repurchase Upon Change of Control, a Repurchase Upon Holder Right, or a Redemption, then, as soon as reasonably practicable after such Physical Certificate is surrendered for such conversion or repurchase, as applicable, the Corporation shall cause such Physical Certificate to be exchanged, pursuant and subject to Section 4(f), for (1) one or more Physical Certificates that each evidence a number of shares of Convertible Preferred Stock and, in the aggregate, evidence a total number of shares of Convertible Preferred Stock equal to the number of shares of Convertible Preferred Stock evidenced by such old Physical Certificate that are not to be so converted or repurchased, as applicable, and deliver such Physical Certificate(s) to such Holder; and (2) a Physical Certificate evidencing a number of shares of Convertible Preferred Stock equal to the number of shares of Convertible Preferred Stock evidenced by such old Physical Certificate that are to be so converted or repurchased, as applicable, which Physical Certificate shall be converted or repurchased, as applicable, pursuant to the terms of this Certificate of Designation; provided, however, that the Physical Certificate referred to in this clause (2) need not be issued at any time after which such shares subject to such conversion or repurchase, as applicable, are deemed to cease to be outstanding pursuant to Section 4(m).

(ii)    Cancellation of Convertible Preferred Stock that Is Converted and Convertible Preferred Stock that Is Repurchased Pursuant to a Repurchase Upon Change of Control, a Repurchase Upon Holder Right or a Redemption. If shares of Convertible Preferred Stock evidenced by a Certificate (or any portion thereof that has not theretofore been exchanged pursuant to Section 4(g)(i)) (such Certificate being referred to as the “old Certificate” for purposes of this Section 4(g)(ii)) are to be converted pursuant to Section 12 or repurchased pursuant to a Repurchase Upon Change of Control, a Repurchase Upon Holder Right or a Redemption, then, promptly after the later of the time such Convertible Preferred Stock is deemed to cease to be outstanding pursuant to Section 4(m) and the time such old Certificate is surrendered for such conversion or repurchase, as applicable, (1) such old Certificate shall be cancelled pursuant to Section 4(k); and (2) in the case of a partial conversion or repurchase, the Corporation shall issue, execute and deliver to such Holder, and cause the Transfer Agent to countersign, in each case in accordance with Section 4(b), one or more Certificates that (x) each evidence a number of shares of Convertible Preferred Stock and, in the aggregate, evidence a total number of shares of Convertible Preferred Stock equal to the number of shares of Convertible Preferred Stock evidenced by such old Certificate that are not to be so converted or repurchased, as applicable; (y) are registered in the name of such Holder; and (z) bear each legend, if any, required by Section 4(e).

(h)    Status of Converted, Redeemed or Repurchased Shares of Convertible Preferred Stock. If any share of Convertible Preferred Stock is converted, redeemed, repurchased or otherwise acquired by the Corporation, in any manner whatsoever, the share of Convertible Preferred Stock so acquired shall, to the fullest extent permitted by applicable law, be retired and cancelled upon such acquisition, and shall not be reissued as a share of Convertible Preferred Stock. Any share of Convertible Preferred Stock so acquired shall, upon its retirement and cancellation, and upon the taking of any action required by applicable law, become an authorized but unissued share of Preferred Stock undesignated as to series and may be reissued as a part of a new series of Preferred Stock, subject to the conditions and restrictions set forth in the Certificate of Incorporation or imposed by the General Corporation Law of the State of Delaware.

(i)    Replacement Certificates. If a Holder of any Convertible Preferred Stock claims that the Certificate(s) evidencing such Convertible Preferred Stock have been mutilated, lost, stolen, destroyed or wrongfully taken, then the Corporation shall issue, execute and deliver, and cause the Transfer Agent to countersign, in each case in accordance with Section 4(a), a replacement Certificate evidencing such Convertible Preferred Stock upon surrender to the Corporation or the Transfer Agent of such mutilated Certificate, or upon delivery to the Corporation or the Transfer Agent of evidence of such loss, taking, destruction or wrongful taking reasonably satisfactory to the Transfer Agent and the Corporation. In the case of a lost, stolen, destroyed or wrongfully taken Certificate evidencing Convertible Preferred Stock, the Corporation and the Transfer Agent may require the Holder or such Holder’s representative to provide the Corporation such security or indemnity that is reasonably satisfactory to the Corporation and the Transfer Agent to protect the Corporation and the Transfer Agent from any loss that any of them may suffer if such Certificate is replaced. Every replacement Certificate evidencing Convertible Preferred Stock issued pursuant to this Section 4(i) shall, upon such replacement, be deemed to be evidence of outstanding share(s) of Convertible Preferred Stock, entitled to all of the benefits of this Certificate of Designation equally and ratably with all other shares of Convertible Preferred Stock then outstanding.

(j)    Registered Holders. Only the Holder of any share of Convertible Preferred Stock shall have such powers (including voting powers), if any, and the preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations or restrictions, if any, as set forth in this Certificate of Designation as the owner of such share of Convertible Preferred Stock.

(k)    Cancellation. The Corporation may at any time deliver Certificates evidencing Convertible Preferred Stock, if any, to the Transfer Agent for cancellation. The Registrar, the Paying Agent and the Conversion Agent shall forward to the Transfer Agent each share of Convertible Preferred Stock duly surrendered to them for transfer, exchange, payment or conversion. The Corporation shall cause the Transfer Agent to promptly cancel all Certificates evidencing shares of Convertible Preferred Stock so surrendered to it in accordance with its customary procedures.

(l)    Shares Held by the Corporation or its Subsidiaries. Without limiting the generality of Section 4(g) and Section 4(m), in determining whether the Holders of the required number of outstanding shares of Convertible Preferred Stock have concurred in any direction, waiver or consent, shares of Convertible Preferred Stock owned by the Corporation or any of its Subsidiaries shall be deemed not to be outstanding.

(m)    Outstanding Shares.

(i)    Generally. The shares of Convertible Preferred Stock that are outstanding at any time shall be deemed to be those shares indicated as outstanding in the Register, excluding those shares of Convertible Preferred Stock that have theretofore been: (1) cancelled by the Transfer Agent or delivered to the Transfer Agent for cancellation in accordance with Section 4(k); (2) paid in full upon their conversion or upon their repurchase pursuant to a Repurchase Upon Change of Control, a Repurchase Upon Holder Right or upon their redemption pursuant to a Redemption in accordance with this Certificate of Designation; or (3) deemed to cease to be outstanding to the extent provided in, and subject to, clause (ii), (iii), (iv) or (v) of this Section 4(m).

(ii)    Replaced Shares. If any Certificate evidencing any share of Convertible Preferred Stock is replaced pursuant to Section 4(i), then such share shall cease to be outstanding at the time of such replacement, unless the Transfer Agent and the Corporation receive proof reasonably satisfactory to them that such share is held by a “bona fide purchaser” under applicable law.

(iii)    Shares to Be Repurchased Pursuant to a Redemption. If, on a Redemption Date, the Paying Agent holds consideration in kind and amount that is sufficient to pay the aggregate Redemption Price due on such date, then (unless there occurs a default in the payment of the Redemption Price): (1) the shares of Convertible Preferred Stock to be redeemed on such date shall be deemed, as of such date, to cease to be outstanding; and (2) the rights of the Holders of such shares of Convertible Preferred Stock, as such, shall terminate with respect to such Convertible Preferred Stock, other than the right to receive the Redemption Price as provided in Section 8 (and, if applicable, declared Dividends as provided in Section 6(b)).

(iv)    Shares to Be Repurchased Pursuant to a Repurchase Upon Change of Control or a Repurchase Upon Holder Right. If, on a Change of Control Repurchase Date or a Holder Repurchase Date, as applicable, the Paying Agent holds consideration in kind and amount that is sufficient to pay the aggregate Change of Control Repurchase Price or Holder Repurchase Price due on such date, as applicable, then (unless there occurs a default in the payment of the Change of Control Repurchase Price or Holder Repurchase Price): (1) the shares of Convertible Preferred Stock to be repurchased on such date shall be deemed, as of such date, to cease to be outstanding (without limiting the Corporation’s obligations pursuant to Section 6(b)); and (2) the rights of the Holders of such shares of Convertible Preferred Stock, as such, shall terminate with respect to such Convertible Preferred Stock, other than the right to receive the Change of Control Repurchase Price as provided in Section 9 or the Holder Repurchase Price as provided in Section 10 (and, if applicable, declared Dividends as provided in Section 6(b)).

(v)    Shares to Be Converted. If any Convertible Preferred Stock is to be converted, then, at the Close of Business on the Conversion Date for such conversion (unless there occurs a default in the delivery of the Conversion Consideration due pursuant to Section 12 upon such conversion): (1) such shares of Convertible Preferred Stock shall be deemed to cease to be outstanding (without limiting the Corporation’s obligations pursuant to Section 6(b)); and (2) the rights of the Holders of such shares of Convertible Preferred Stock, as such, shall terminate with respect to such Convertible Preferred Stock, other than the right to receive such Conversion Consideration as provided in Section 12 (and, if applicable, declared Dividends as provided in Section 6(b)).

(n)    Notations and Exchanges. Without limiting any rights of Holders pursuant to Section 11, if any valid amendment, supplement or waiver to the Certificate of Incorporation or this Certificate of Designation changes the powers (including voting powers), if any, and the preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations or restrictions, if any, of the Convertible Preferred Stock, then the Corporation may, in its discretion, require the Holder of the Certificate evidencing such Convertible Preferred Stock to deliver such Certificate to the Transfer Agent so that the Transfer Agent may place an appropriate notation prepared by the Corporation on such Certificate and return such Certificate to such Holder. Alternatively, at its discretion, the Corporation may, in exchange for such Convertible Preferred Stock, issue, execute and deliver, and cause the Transfer Agent to countersign, in each case in accordance with Section 4(a), a new Certificate evidencing such Convertible Preferred Stock that reflects the changed powers (including voting powers), if any, and the preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations or restrictions, if any. The failure to make any appropriate notation or issue a new Certificate evidencing any Convertible Preferred Stock pursuant to this Section 4(n) shall not impair or affect the validity of such amendment, supplement or waiver.

Section 5.    Ranking. The Convertible Preferred Stock shall rank (a) senior to (i) Dividend Junior Stock with respect to the payment of dividends, and (ii) Liquidation Junior Stock with respect to the distribution of assets upon the Corporation’s liquidation, dissolution or winding up; (b) equally with (i) Dividend Parity Stock with respect to the payment of dividends and (ii) Liquidation Parity Stock with respect to the distribution of assets upon the Corporation’s liquidation, dissolution or winding up; and (c) subordinate to (i) Dividend Senior Stock with respect to the payment of dividends, (ii) Liquidation Senior Stock with respect to the distribution of assets upon the Corporation’s liquidation, dissolution or winding up, and (iii) any existing or future indebtedness (including trade payables) of the Corporation.

Section 6.    Dividends.

(a)    Regular Dividends; Special Dividends.

(i)    Generally. The Convertible Preferred Stock shall accumulate cumulative dividends at a rate per annum equal to the applicable Regular Dividend Rate on the Liquidation Preference thereof (calculated in accordance with Section 6(a)(ii)), regardless of whether or not declared or assets are legally available for their payment (such dividends that accumulate on the Convertible Preferred Stock pursuant to this sentence, “Regular Dividends”). Regular Dividends shall accrue quarterly in arrears on each Regular Dividend Payment Date with respect to the Convertible Preferred Stock to the Holders as of the immediately preceding Regular Dividend Record Date and such Regular Dividends shall accrue regardless of whether they have been declared. In the Corporation’s sole discretion, any Regular Dividends may be paid (A) in cash (“Paid In Cash”), when, as and if declared by the Board of Directors, or any authorized committee thereof or (B) if a Regular Dividend is not Paid In Cash on a Regular Dividend Payment Date, by adding the dollar amount (expressed as an amount per share of Convertible Preferred Stock) of such Regular Dividend (or, if applicable, portion thereof) not paid in cash (without duplication), effective immediately before the Close of Business on the related Regular Dividend Payment Date, to the Liquidation Preference of each share of Convertible Preferred Stock outstanding as of such time, which addition shall occur automatically, without the further need of any action on the part of the Corporation or any other Person (such an increase in the Liquidation Preference, a “Liquidation Preference Dividend”); provided, that if the Corporation does not pay Regular Dividends in cash pursuant to clause (A) above for any applicable period, the Corporation shall instead pay a Liquidation Preference Dividend pursuant to clause (B) above with respect to such period. For the avoidance of doubt, the Corporation may elect to pay any Regular Dividend as a cash Dividend, a Liquidation Preference Dividend or any combination of the two with respect to any Regular Dividends. Dividends on the Convertible Preferred Stock shall accumulate daily in arrears from, and including, the last date on which Dividends have been accrued or paid (or, if no Dividends have been paid, from, and including, the Initial Issue Date) to, but excluding, the next Regular Dividend Payment Date.

(ii)    Computation of Regular Dividends. Regular Dividends shall be computed on the basis of a 360-day year comprised of twelve 30-day months. Regular Dividends on each share of Convertible Preferred Stock shall accrue on the Liquidation Preference of such share as of immediately before the preceding Regular Dividend Payment Date (or, if there is no preceding Regular Dividend Payment Date, on the Initial Issue Date of such share).

(iii)    Special Dividends. At any time in which the Liquidation Preference exceeds the Initial Liquidation Preference (the difference between the Liquidation Preference and the Initial Liquidation Preference at such time, the “Accrued Liquidation Preference”), the Corporation may, at the determination of the Board of Directors or any authorized committee thereof, pay a dividend with respect to the Convertible Preferred Stock in cash in an aggregate amount up to the Accrued Liquidation Preference per share then outstanding to each Holder of shares of Convertible Preferred Stock as of the immediately preceding Regular Dividend Record Date (any such dividends pursuant to this sentence, “Special Dividends”). Any such Special Dividends shall reduce the Liquidation Preference of the Convertible Preferred Stock accordingly without any further action by any Person.

(b)    Treatment of Dividends Upon Redemption, Repurchase Upon Change of Control, Repurchase Upon Holder Right or Conversion. If the Redemption Date, Change of Control Repurchase Date, Holder Repurchase Date or Conversion Date with respect to any share of Convertible Preferred Stock is after a Record Date for a declared Dividend on the Convertible Preferred Stock and on or before the next Dividend Payment Date, then the Holder of such share at the Close of Business on such Record Date shall be entitled, notwithstanding the related Redemption, Repurchase Upon Change of Control, Repurchase Upon Holder Right or conversion, as applicable, to receive, on or, at the Corporation’s election, before such Dividend Payment Date, such declared Dividend on such share.

(c)    Dividends on Dividend Parity Stock or Dividend Junior Stock. So long as any (i) Accrued Liquidation Preference remains outstanding or (ii) any Repurchase Failure has occurred, the Corporation shall not (x) redeem, repurchase or otherwise acquire for value, any shares of Dividend Parity Stock or Dividend Junior Stock, other than redemptions, repurchases or other acquisitions of Common Stock in connection with the administration of any employee benefit plan, equity incentive plan or other employee or service provider equity agreement of the Corporation that has been approved by the Board of Directors or (y) declare, pay or set apart for payment any dividends or distributions on Dividend Parity Stock or Dividend Junior Stock, other than any dividends or distributions for which adjustment to the Conversion Price is contemplated by Section 12(f).

Section 7.    Rights Upon Liquidation, Dissolution or Winding Up.

(a)    Generally. If the Corporation liquidates, dissolves or winds up, whether voluntarily or involuntarily, then, subject to the rights of any of the Corporation’s creditors or holders of any outstanding Liquidation Senior Stock and on parity with the holders of any outstanding Liquidation Parity Stock, each share of Convertible Preferred Stock shall entitle the Holder thereof to receive payment for the greater of the amounts set forth in clause (i) and (ii) below out of the Corporation’s assets or funds legally available for distribution to the Corporation’s stockholders, before any such assets or funds are distributed to, or set aside for the benefit of, any Liquidation Junior Stock:

(i)    a liquidation preference equal to an amount in cash that, when taken together with any cash Dividends or other cash payments received by the Holder in respect of such share of Convertible Preferred Stock as of the applicable time of determination, results in the Holder having received an aggregate amount of cash with respect to such share of Convertible Preferred Stock yielding an internal rate of return (calculated using the XIRR function of Microsoft Excel or any successor function) of 10.0% per annum on the Initial Liquidation Preference from the Initial Issue Date of such share of Convertible Preferred Stock to the date immediately prior to the date of determination; and

(ii)    the amount such Holder would have received in respect of the number of shares of Common Stock that would be issuable upon conversion of such share of Convertible Preferred Stock in connection with an Optional Conversion pursuant to Section 12 assuming the Conversion Date of such conversion occurs on the date of such payment, without regard to any of the limitations on convertibility contained in Section 12(h).

Upon payment of such amount in full on the outstanding Convertible Preferred Stock pursuant to the foregoing provisions of this Section 7(a), Holders shall have no rights to the Corporation’s remaining assets or funds, if any. If such assets or funds are insufficient to fully pay such amount on all outstanding shares of Convertible Preferred Stock and the corresponding amounts payable in respect of all outstanding shares of Liquidation Parity Stock, if any, then, subject to the rights of any of the Corporation’s creditors or holders of any outstanding Liquidation Senior Stock, such assets or funds shall be distributed ratably on the outstanding shares of Convertible Preferred Stock and Liquidation Parity Stock in proportion to the full respective distributions to which such shares would otherwise be entitled. For the avoidance of doubt, a reorganization or liquidation pursuant to applicable federal, state or local bankruptcy or insolvency law shall be deemed to constitute a liquidation, dissolution, or winding up of the affairs of the Corporation.

(b)    Certain Business Combination Transactions Deemed Not to Be a Liquidation. For purposes of Section 7(a), the Corporation’s consolidation or combination with, or merger with or into, or the sale, lease or other transfer of all or substantially all of the Corporation’s assets (other than a sale, lease or other transfer in connection with the Corporation’s liquidation, dissolution or winding up) to, another Person shall not, in itself, constitute the Corporation’s liquidation, dissolution or winding up, even if, in connection therewith, the Convertible Preferred Stock is converted into, or is exchanged for, or represents solely the right to receive, other securities, cash or other property, or any combination of the foregoing.

Section 8.    Right of the Corporation to Redeem the Convertible Preferred Stock.

(a)    Right to Redeem On or After the Three-Year Anniversary. Subject to the terms of this Section 8, the Corporation has the right, at its election, to redeem, subject to the right of the Holders to convert the Convertible Preferred Stock pursuant to Section 12 prior to such redemption, any or all of the Convertible Preferred Stock, at any time, on a Redemption Date beginning on or after the three (3) year anniversary of the Initial Issue Date, for a cash purchase price equal to the Redemption Price (each such redemption, a “Special Redemption”).

(b)    Redemption Prohibited in Certain Circumstances. The Corporation shall not elect a Special Redemption of, or otherwise send a Redemption Notice in respect of a Special Redemption of, any Convertible Preferred Stock pursuant to this Section 8 unless the Corporation has sufficient funds legally available, and is permitted under the terms of its indebtedness for borrowed money, to fully pay the Redemption Price in respect of all shares of Convertible Preferred Stock called for Special Redemption.

(c)    Redemption Date. The Redemption Date for a Special Redemption shall be a Business Day chosen by the Board of Directors that is no less than twenty (20) Business Days after the Redemption Notice Date for such Special Redemption.

(d)    Redemption Price. The Redemption Price for any share of Convertible Preferred Stock to be repurchased pursuant to a Special Redemption shall be an amount in cash that, when taken together with any cash Dividends or other cash payments received by the Holder in respect of such share of Convertible Preferred Stock, as of the applicable time of determination, results in the Holder having received an aggregate amount of cash with respect to such share of Convertible Preferred Stock yielding an internal rate of return (calculated using the XIRR function of Microsoft Excel or any successor function) of 10.0% per annum on the Initial Liquidation Preference from the Initial Issue Date of such share of Convertible Preferred Stock to the date immediately prior to the Redemption Date for such Special Redemption.

(e)    Redemption Notice. To elect the Redemption of any share of Convertible Preferred Stock, the Corporation must send to the Holder of such share a notice of such Redemption (a “Redemption Notice”), which Redemption Notice must state:

(i)    that such share has been called for Redemption under this Certificate of Designation;

(ii)    the anticipated Redemption Date for such Redemption; provided, that notice of the fixed Redemption Date (which shall comply with Section 8(c)) shall be provided in writing to the Holders no later than eleven (11) Business Days prior to such Redemption Date;

(iii)    the Redemption Price per share of Convertible Preferred Stock;

(iv)    if the Redemption Date is after a Record Date for a declared Dividend on the Convertible Preferred Stock and on or before the next Dividend Payment Date, that such Dividend shall be paid in accordance with Section 6(b);

(v)    the name and address of the Transfer Agent and the Conversion Agent, as well as instructions whereby the Holder may surrender the Physical Certificate evidencing such share (if a Physical Certificate has been issued in respect of such share) to the Transfer Agent or Conversion Agent;

(vi)    that the share of Convertible Preferred Stock called for Redemption may be converted pursuant to Section 12, at any time before the Close of Business on the Business Day immediately before the Redemption Date (or, if the Corporation fails to pay the Redemption Price due on such Redemption Date in full, at any time until such time as the Corporation pays such Redemption Price in full); and

(vii)    the Conversion Price in effect on the Redemption Notice Date for such Redemption.

provided that any such Redemption Notice delivered by the Corporation may, at the Corporation’s discretion, be subject to one or more conditions precedent, including, but not limited to, refinancing or replacing the Credit Agreement or certain related transactions or events, as the case may be.

(f)    Payment of the Redemption Price. The Corporation shall cause the Redemption Price for each share of Convertible Preferred Stock subject to Redemption to be paid to the Holder thereof on or before the applicable Redemption Date.

(g)    Optional Conversion following a Redemption Notice. For the avoidance of doubt, any Holder may exercise an Optional Conversion after a Redemption Notice has been received, so long as the Optional Conversion Notice has been submitted prior to the Close of Business on the Business Day immediately before the related Redemption Date. Any shares of Convertible Preferred Stock subject to such Optional Conversion Notice shall no longer be subject to Redemption but shall instead be converted pursuant to Section 12.

Section 9.    Right of Holders to Require the Corporation to Repurchase Convertible Preferred Stock Upon a Change of Control.

(a)    Change of Control Repurchase Right. Subject to the other terms of this Section 9, if a Change of Control occurs, then each Holder may, but shall not be obligated to, elect (i) effective as of immediately prior to the Change of Control, convert (which conversion shall be mandatory and binding on the Corporation) all, or any number of shares that is less than all, of such Holder’s shares of Convertible Preferred Stock pursuant to Section 12 at the then-current Conversion Price or (ii) require the Corporation to repurchase (which repurchase shall be mandatory and binding on the Corporation) (the “Change of Control Repurchase Right”) all, or any number of shares that is less than all, of such Holder’s shares of Convertible Preferred Stock that have not been converted pursuant to the foregoing clause (i) on the Change of Control Repurchase Date for such Change of Control, out of funds legally available therefor, for a cash purchase price equal to the Change of Control Repurchase Price.

(b)    Funds Legally Available for Payment of Change of Control Repurchase Price; Covenant Not to Take Certain Actions. If the Corporation does not have sufficient funds legally available to pay the Change of Control Repurchase Price of all shares of Convertible Preferred Stock that are to be repurchased pursuant to a Repurchase Upon Change of Control, then the Corporation shall: (1) pay the maximum amount of such Change of Control Repurchase Price that can be paid out of funds legally available for payment, which payment shall be made pro rata to each Holder based on the total number of shares of Convertible Preferred Stock of such Holder that were otherwise to be repurchased pursuant to such Repurchase Upon Change of Control; and (2) purchase any shares of Convertible Preferred Stock not purchased because of the foregoing limitations at the applicable Change of Control Repurchase Price as soon as practicable after the Corporation is able to make such purchase out of funds legally available for the purchase of such shares of Convertible Preferred Stock. The inability of the Corporation (or its successor) to make a purchase payment for any reason shall not relieve the Corporation (or its successor) from its obligation to effect any required purchase when, as and if permitted by applicable law. If the Corporation fails to pay the Change of Control Repurchase Price in full when due in accordance with this Section 9 in respect of some or all of the shares of Convertible Preferred Stock to be repurchased pursuant to the Change of Control Repurchase Right, the Corporation shall pay Dividends on such shares not repurchased at the applicable Regular Dividend Rate (which shall automatically be increased by 3.5 percent (3.5%) per annum) until such shares are repurchased, payable quarterly in arrears, out of funds legally available, on each Dividend Payment Date, for the period from and including the first Dividend Payment Date (or the Initial Issue Date, as applicable) upon which the Corporation fails to pay the Change of Control Repurchase Price in full when due in accordance with this Section 9 through but not including the latest of the day upon which the Corporation pays the Change of Control Repurchase Price in full in accordance with this Section 9. In the event a Holder exercises a Change of Control Repurchase Right pursuant to this Section 9 at a time when the Corporation is restricted or prohibited (contractually or otherwise) from repurchasing some or all of the Convertible Preferred Stock subject to the Change of Control Repurchase Right, the Corporation shall use commercially reasonable efforts to obtain the requisite consents to remove or obtain an exception or waiver to such restrictions or prohibition. Nothing herein shall limit a Holder’s right to pursue any other remedies available to such Holder under this Certificate of Designation, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to comply with its obligations under this Section 9. The Corporation shall not voluntarily take any action, or voluntarily engage in any transaction, that would result in a Change of Control unless the Corporation in good faith believes that it will have sufficient funds legally available to fully pay the maximum aggregate Change of Control Repurchase Price that would be payable in respect of such Change of Control on all shares of Convertible Preferred Stock then outstanding.

(c)    Change of Control Repurchase Date. The Change of Control Repurchase Date for any Change of Control shall be on or prior to the date of the effectiveness of the Change of Control; provided that, if the Change of Control Repurchase Date is on the date of the effectiveness of the Change of Control, the Change of Control Repurchase Price shall be paid in full concurrently with the closing of such Change of Control.

(d)    Change of Control Repurchase Price. The Change of Control Repurchase Price for any share of Convertible Preferred Stock to be repurchased upon a Repurchase Upon Change of Control following a Change of Control is an amount in cash that, when taken together with any cash Dividends or other cash payments received by the Holder in respect of such share of Convertible Preferred Stock, as of the applicable time of determination, results in the Holder having received an aggregate amount of cash with respect to such share of Convertible Preferred Stock yielding an internal rate of return (calculated using the XIRR function of Microsoft Excel or any successor function) of 10.0% per annum on the Initial Liquidation Preference from the Initial Issue Date of such share of Convertible Preferred Stock to the date immediately prior to the applicable Change of Control Repurchase Date.

(e)    Initial Change of Control Notice. On or before the thirtieth (30th) Business Day prior to the date on which the Corporation anticipates consummating a Change of Control (or, if the Corporation discovers that a Change of Control may occur less than thirty (30) Business Days prior to the anticipated effective date of such Change of Control, promptly after such discovery by the Corporation), a written notice shall be sent by or on behalf of the Corporation to the Holders as they appear in the records of the Corporation, which notice shall contain the date on which the Change of Control is anticipated to be effected (or, if applicable, the date on which a Schedule TO or other schedule, form or report disclosing a Change of Control was filed) (the “Initial Change of Control Notice”). If the Corporation determines after delivery of an Initial Change of Control Notice that it will not consummate the Change of Control on the Anticipated Change of Control Date, the Corporation shall promptly (but in any case no fewer than ten (10) Business Days), prior to the consummation of the Change of Control, deliver an updated Initial Change of Control Notice.

(f)    Change of Control Notice. No less than fifteen (15) Business Days prior to the effective date of a Change of Control, the Corporation shall send to each Holder a notice of such Change of Control (a “Change of Control Notice”). Such Change of Control Notice must state:

(i)    briefly, the events causing such Change of Control;

(ii)    the effective date of such Change of Control;

(iii)    the procedures to deliver such Holder’s Convertible Preferred Stock and receive the Change of Control Repurchase Price pursuant to this Section 9;

(iv)    the Change of Control Repurchase Date for such Change of Control;

(v)    the Change of Control Repurchase Price per share of Convertible Preferred Stock, including reasonable detail of the calculation thereof;

(vi)    if the Change of Control Repurchase Date is after a Record Date for a declared Dividend on the Convertible Preferred Stock and on or before the next Dividend Payment Date, that such Dividend shall be paid in accordance with Section 6(a);

(vii)    the name and address of the Transfer Agent and the Conversion Agent;

(viii)    the Conversion Price in effect on the date of such Change of Control Notice and a description and quantification of any adjustments to the Conversion Price that may result from such Change of Control;

(ix)    that Convertible Preferred Stock may be converted pursuant to Section 12 at any time before the Close of Business on the Business Day immediately before the related Change of Control Repurchase Date (or, if the Corporation fails to pay the Change of Control Repurchase Price due on such Change of Control Repurchase Date in full, at any time until such time as the Corporation pays such Change of Control Repurchase Price in full);

(x)    that shares of Convertible Preferred Stock for which a Change of Control Repurchase Notice has been duly tendered and not duly withdrawn must be delivered to the Paying Agent for the Holder thereof to be entitled to receive the Change of Control Repurchase Price; and

(xi)    that shares of Convertible Preferred Stock that are subject to a Change of Control Repurchase Notice that has been duly tendered may be converted only if such Change of Control Repurchase Notice is withdrawn in accordance with this Certificate of Designation.

No later than ten (10) Business Days after receipt of a Change of Control Notice, any Holder that desires to exercise its rights pursuant to Section 9(a) shall notify the Corporation in writing thereof and shall specify (x) whether such Holder is electing to exercise its rights pursuant to clause (i) and/or (ii) of Section 9(a) and (y) the number of shares of Convertible Preferred Stock subject thereto. The Corporation shall not consummate a Change of Control on a date that is fewer than fifteen (15) Business Days after delivery of a Change of Control Notice to the Holders.

(g)    Procedures to Exercise the Change of Control Repurchase Right.

(i)    Delivery of Change of Control Repurchase Notice and Shares of Convertible Preferred Stock to Be Repurchased. To exercise its Change of Control Repurchase Right for any share(s) of Convertible Preferred Stock following a Change of Control, the Holder thereof must deliver to the Paying Agent:

(1)    before the Close of Business on the Business Day immediately before the related Change of Control Repurchase Date (or such later time as may be required by applicable law), a duly completed, written Change of Control Repurchase Notice with respect to such share(s); and

(2)    such share(s), duly endorsed for transfer (to the extent such share(s) are evidenced by one or more Physical Certificates).

(ii)    Contents of Change of Control Repurchase Notices. Each Change of Control Repurchase Notice with respect to any share(s) of Convertible Preferred Stock must state:

(1)    if such share(s) are evidenced by one or more Physical Certificates, the certificate number(s) of such Physical Certificate(s);

(2)    the number of shares of Convertible Preferred Stock to be repurchased; and

(3)    that such Holder is exercising its Change of Control Repurchase Right with respect to such share(s).

(iii)    Withdrawal of Change of Control Repurchase Notice. A Holder that has delivered a Change of Control Repurchase Notice with respect to any share(s) of Convertible Preferred Stock may withdraw such Change of Control Repurchase Notice by delivering a written notice of withdrawal to the Paying Agent at any time before the Close of Business on the Business Day immediately before the related Change of Control Repurchase Date. Such withdrawal notice must state:

(1)    if such share(s) are evidenced by one or more Physical Certificates, the certificate number(s) of such Physical Certificate(s);

(2)    the number of shares of Convertible Preferred Stock to be withdrawn; and

(3)    the number of shares of Convertible Preferred Stock, if any, that remain subject to such Change of Control Repurchase Notice.

If any Holder delivers to the Paying Agent any such withdrawal notice withdrawing any share(s) of Convertible Preferred Stock from any Change of Control Repurchase Notice previously delivered to the Paying Agent, and such share(s) have been surrendered to the Paying Agent, then such share(s) shall be returned to the Holder thereof.

(h)    Payment of the Change of Control Repurchase Price. Subject to Section 9(b), the Corporation shall cause the Change of Control Repurchase Price for each share of Convertible Preferred Stock to be repurchased pursuant to a Repurchase Upon Change of Control to be paid to the Holder thereof on or before the applicable Change of Control Repurchase Date (or, if later in the case such share is evidenced by a Physical Certificate, the date the Physical Certificate evidencing such share is delivered to the Paying Agent).

(i)    Third Party May Conduct Repurchase Offer In Lieu of the Corporation. Notwithstanding anything to the contrary in this Section 9, the Corporation shall be deemed to satisfy its obligations under this Section 9 if one or more third parties conduct any Repurchase Upon Change of Control and related offer to repurchase Convertible Preferred Stock otherwise required by this Section 9 in a manner that would have satisfied the requirements of this Section 9 if conducted directly by the Corporation.

(j)    Change of Control Agreements. To the fullest extent permitted by applicable law, the Corporation shall not enter into any agreement for (or recommend in favor of) a transaction constituting a Change of Control or take action to consummate any such agreement or such transaction constituting a Change of Control, unless (i) such agreement provides for, and does not interfere with or prevent (as applicable), the exercise by the Holders of their Change of Control Repurchase Right in a manner that is consistent with, and gives effect to, this Section 9 , (ii) the acquiring or surviving Person in such Change of Control represents and covenants, in form and substance reasonably satisfactory to the Board of Directors acting in good faith, that at the closing of such Change of Control that such Person shall have sufficient funds (which may include, without limitation, cash and cash equivalents on the Corporation’s balance sheet, the proceeds of any debt or equity financing, available lines of credit or uncalled capital commitments) to consummate such Change of Control and the payment of the Change of Control Repurchase Price in respect of shares of Convertible Preferred Stock that have not been converted into Common Stock prior to the Change of Control Repurchase Date pursuant to this Section 9 or Section 12, as applicable and (iii) such Change of Control Repurchase is consummated, including the payment of the Change of Control Repurchase Price, prior to or concurrent with the closing of such Change of Control transaction.

Section 10.    Right of Holders to Require the Corporation to Repurchase Convertible Preferred Stock Following a Certain Date.

(a)    Holder Repurchase Right. Subject to the other terms of this Section 10, following the date that is five (5) years and six (6) months after the Initial Issue Date, each Holder may, at its election, require the Corporation to repurchase (which repurchase shall be mandatory and binding on the Corporation) (the “Holder Repurchase Right”) all, or any number of shares that is less than all, of such Holder’s shares of Convertible Preferred Stock on the Holder Repurchase Date, out of funds legally available therefor, for a cash purchase price equal to the Holder Repurchase Price.

(b)    Funds Legally Available for Payment of Holder Repurchase Price. If the Corporation does not have sufficient funds legally available to pay the Holder Repurchase Price of all shares of Convertible Preferred Stock that are to be repurchased pursuant to a Repurchase Upon Holder Right, then the Corporation shall: (1) pay the maximum amount of such Holder Repurchase Price that can be paid out of funds legally available for payment, which payment shall be made pro rata to each Holder based on the total number of shares of Convertible Preferred Stock of such Holder that were otherwise to be repurchased pursuant to such Repurchase Upon Holder Right; and (2) purchase any shares of Convertible Preferred Stock not purchased because of the foregoing limitations at the applicable Holder Repurchase Price as soon as practicable after the Corporation is able to make such purchase out of funds legally available for the purchase of such shares of Convertible Preferred Stock. The inability of the Corporation (or its successor) to make a purchase payment for any reason shall not relieve the Corporation (or its successor) from its obligation to effect any required purchase when, as and if permitted by applicable law. If the Corporation fails to pay the Holder Repurchase Price in full when due in accordance with this Section 10 in respect of some or all of the shares of Convertible Preferred Stock to be repurchased pursuant to the Holder Repurchase Right, the Corporation shall pay Dividends on such shares not repurchased at the applicable Regular Dividend Rate (which shall automatically be increased by 3.5 percent (3.5%) per annum) until such shares are repurchased, payable quarterly in arrears, out of funds legally available, on each Dividend Payment Date, for the period from and including the first Dividend Payment Date (or the Initial Issue Date, as applicable) upon which the Corporation fails to pay the Holder Repurchase Price in full when due in accordance with this Section 10 through but not including the latest of the day upon which the Corporation pays the Holder Repurchase Price in full in accordance with this Section 10. Notwithstanding the foregoing, in the event a Holder exercises a Holder Repurchase Right pursuant to this Section 10 at a time when the Corporation is restricted or prohibited (contractually or otherwise) from repurchasing some or all of the Convertible Preferred Stock subject to the Holder Repurchase Right, the Corporation shall use commercially reasonable efforts to obtain the requisite consents to remove or obtain an exception or waiver to such restrictions or prohibition. Nothing herein shall limit a Holder’s right to pursue any other remedies available to such Holder under this Certificate of Designation, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to comply with its obligations under this Section 10.

(c)    Holder Repurchase Date. The Holder Repurchase Date (the “Holder Repurchase Date”) shall be the date determined by the Board of Directors, provided that such date is as prompt as practicable, and in any event, no sooner than ten (10) Business Days and no later than fifteen (15) Business Days after the delivery of the Holder Repurchase Notice.

(d)    Holder Repurchase Price. The Holder Repurchase Price for any share of Convertible Preferred Stock to be repurchased upon a Repurchase Upon Holder Right is an amount in cash that, when taken together with any cash Dividends or other cash payments received by the Holder in respect of such share of Convertible Preferred Stock, as of the applicable time of determination, results in the Holder having received an aggregate amount of cash with respect to such share of Convertible Preferred Stock yielding an internal rate of return (calculated using the XIRR function of Microsoft Excel or any successor function) of 10.0% per annum on the Initial Liquidation Preference from the Initial Issue Date of such share of Convertible Preferred Stock to the date immediately prior to the applicable Holder Repurchase Date.

(e)    Holder Notice. If a Holder elects to exercise its Holder Repurchase Right pursuant to Section 10(a), such Holder shall send to the Corporation a notice of such exercise (a “Holder Repurchase Notice”). Such Holder Repurchase Notice must state (x) the number of shares of Convertible Preferred Stock to be repurchased, (y) if such share(s) are evidenced by one or more Physical Certificates, the certificate number(s) of such Physical Certificate(s), and (z) that such Holder is exercising its Holder Repurchase Right with respect to such share(s). Within ten (10) Business Days of the Corporation’s receipt of the Holder Repurchase Notice, the Corporation shall send a notice to such Holder, stating:

(i)    the procedures to deliver such Holder’s Convertible Preferred Stock and receive the Holder Repurchase Price pursuant to this Section 10;

(ii)    the Holder Repurchase Date;

(iii)    the Holder Repurchase Price per share of Convertible Preferred Stock, including reasonable detail of the calculation thereof;

(iv)    if the Holder Repurchase Date is after a Record Date for a declared Dividend on the Convertible Preferred Stock and on or before the next Dividend Payment Date, that such Dividend shall be paid in accordance with Section 6(a);

(v)    the name and address of the Transfer Agent and the Conversion Agent;

(vi)    the Conversion Price in effect on the date of such Holder Repurchase Notice and a description and quantification of any adjustments to the Conversion Price that may result;

(vii)    that Convertible Preferred Stock may be converted pursuant to Section 12 at any time before the Close of Business on the Business Day immediately before the related Holder Repurchase Date (or, if the Corporation fails to pay the Holder Repurchase Price due on such Holder Repurchase Date in full, at any time until such time as the Corporation pays such Holder Repurchase Price in full);

(viii)    that shares of Convertible Preferred Stock for which a Holder Repurchase Notice has been duly tendered and not duly withdrawn must be delivered to the Paying Agent for the Holder thereof to be entitled to receive the Holder Repurchase Price; and

(ix)    that shares of Convertible Preferred Stock that are subject to a Holder Repurchase Notice that has been duly tendered may be converted only if such Holder Repurchase Notice is withdrawn in accordance with this Certificate of Designation.

(f)    Procedures to Exercise the Holder Repurchase Right.

(i)    Delivery of Shares of Convertible Preferred Stock to Be Repurchased. To exercise its Holder Repurchase Right for any share(s) of Convertible Preferred Stock, the Holder thereof must deliver to the Paying Agent such share(s), duly endorsed for transfer (to the extent such share(s) are evidenced by one or more Physical Certificates).

(ii)    Withdrawal of Holder Repurchase Notice. A Holder that has delivered a Holder Repurchase Notice with respect to any share(s) of Convertible Preferred Stock may withdraw such Holder Repurchase Notice by delivering a written notice of withdrawal to the Paying Agent at any time before the Close of Business on the Business Day immediately before the related Holder Repurchase Date. Such withdrawal notice must state:

(1)    if such share(s) are evidenced by one or more Physical Certificates, the certificate number(s) of such Physical Certificate(s);

(2)    the number of shares of Convertible Preferred Stock to be withdrawn; and

(3)    the number of shares of Convertible Preferred Stock, if any, that remain subject to such Holder Repurchase Notice.

If any Holder delivers to the Paying Agent any such withdrawal notice withdrawing any share(s) of Convertible Preferred Stock from any Holder Repurchase Notice previously delivered to the Paying Agent, and such share(s) have been surrendered to the Paying Agent, then such share(s) shall be returned to the Holder thereof.

(g)    Payment of the Holder Repurchase Price. Subject to Section 10(b), the Corporation shall cause the Holder Repurchase Price for each share of Convertible Preferred Stock to be repurchased pursuant to a Repurchase Upon Holder Right to be paid to the Holder thereof on the applicable Holder Repurchase Date (or, if later in the case such share is evidenced by a Physical Certificate, the date the Physical Certificate evidencing such share is delivered to the Paying Agent).

Section 11.    Voting and Other Rights.

(a)    Generally. Except as provided by this Certificate of Designation or applicable law, the Holders shall have the right to vote (in their capacity as Holders) together as a single class with the holders of the Common Stock on each matter submitted for a vote or consent by the holders of the Common Stock (“Voting Rights”), and, for these purposes, (i) the Convertible Preferred Stock of each Holder shall entitle such Holder to be treated as if such Holder were the holder of record, as of the Record Date or other relevant date for such matter, of a number of shares of Common Stock equal to the number of shares of Common Stock that would be issuable (determined in accordance with Section 12(e)) upon conversion of such Convertible Preferred Stock assuming such Convertible Preferred Stock were converted with a Conversion Date occurring on such Record Date or other relevant date, and (ii) the Holders shall be entitled to notice of all stockholder meetings or proposed actions by written consent in accordance with the Certificate of Incorporation, the Bylaws and the General Corporation Law of the State of Delaware as if the Holders were holders of Common Stock.

(b)    Voting and Consent Rights with Respect to Specified Matters.

(i)    Generally. Subject to the other provisions of this Section 11(b), so long as any shares of Convertible Preferred Stock remain outstanding, the Corporation shall not, and shall not permit any of its Subsidiaries to, without, the affirmative vote or written consent of the Requisite Holders, voting separately as a single series, take any of the following actions:

(1)    amend, alter, repeal, waive or otherwise modify, directly or indirectly, including through merger or conversion, any of the powers, preferences, rights or privileges of the Convertible Preferred Stock or the Holders; provided that, subject to compliance with Section 9, it is understood and agreed that the foregoing shall not apply to any merger or conversion that effects or is a result of a Change of Control, pursuant to which no shares of Convertible Preferred Stock remain outstanding as of immediately following such Change of Control;

(2)    amend, alter, repeal, waive or otherwise modify, directly or indirectly, including through merger or conversion, any provision of (x) the Certificate of Incorporation or the Bylaws, in a manner that adversely affects the rights, preferences and privileges or powers, of the Convertible Preferred Stock or (y) otherwise amend the terms of this Certificate of Designation; provided that, subject to compliance with Section 9, it is understood and agreed that the foregoing shall not apply to any merger or conversion that effects or is a result of a Change of Control, pursuant to which no shares of Convertible Preferred Stock remain outstanding as of immediately following such Change of Control;

(3)    issue any shares of Dividend Senior Stock, Dividend Parity Stock, Liquidation Senior Stock, Liquidation Parity Stock (including additional shares of Convertible Preferred Stock), or any other shares of Capital Stock or other securities or equity interests that would have or that do have preferences or relative, participating, option, special or other rights senior to or pari passu with the Convertible Preferred Stock;

(4)    create (by reclassification or otherwise) any new class or series of stock of the Corporation having preferences or relative, participating, option, special or other rights senior to or pari passu with the Convertible Preferred Stock;

(5)    increase the size of the Board of Directors to greater than nine (9) directors;

(6)    At any time in which a Repurchase Failure has occurred and is continuing, (A) incur, assume or otherwise become liable for, or repay, refinance or replace, any indebtedness for borrowed money, other than (1) borrowings under the Credit Agreement in the ordinary course of business and (2) repayments under the Credit Agreement; or (B) acquire or dispose of any material assets, other than dispositions the net proceeds of which shall be applied as repayments under the Credit Agreement or to fund a Repurchase Upon Change of Control or a Repurchase Upon Holder Right; or

(7)    agree, authorize or commit to do any of the foregoing.

(ii)    Subject to the other provisions of this Section 11(b), so long as (x) any shares of Convertible Preferred Stock remain outstanding and (y) the Initial Holders represent Holders of more than two-thirds (2/3rds) of the outstanding shares of Convertible Preferred Stock, the Corporation shall not, and shall not permit any of its Subsidiaries to, without, the affirmative vote or written consent of the Requisite Holders, voting separately as a single series, take any of the following actions:

(1)    incur, assume or otherwise become liable for any indebtedness for borrowed money, except (x) existing indebtedness (which shall include any current or future draws or borrowings under the Credit Agreement) and (y) indebtedness if after giving effect to such indebtedness and the use of proceeds thereof, the pro forma ratio of Consolidated Total Net Leverage Ratio on a consolidated basis for the most recent four fiscal quarter period does not exceed 1.500 to 1.00, or agree, authorize or commit to do any of the foregoing.

In addition, any amendment that would adversely affect the Conversion Price, Liquidation Preference, the Mandatory Conversion Right, or Change of Control Repurchase Price in a manner that is materially disproportionate to one Holder relative to the other Holders of Convertible Preferred Stock shall require the consent of such affected Holder. No consideration (including any modification of this Certificate of Designation or related transaction document) shall be offered or paid to any person or entity to amend or consent to a waiver or modification of any provision of this Certificate of Designation or related transaction document unless the same consideration is also offered to all holders of the outstanding shares of Convertible Preferred Stock. For clarification purposes, this provision is intended for the Corporation to treat all Holders as a single class and shall not in any way be construed as such Holders acting in concert or as a group with respect to the purchase, disposition or voting of the Convertible Preferred Stock or otherwise.

(iii)    Certain Amendments Permitted Without Consent. Notwithstanding Section 11(b)(i)(1) but subject to Section 11(b)(i)(2), the Corporation may amend, modify or repeal any provision of the Certificate of Incorporation, this Certificate of Designation or the Bylaws without the vote or consent of any Holder to amend or correct the Certificate of Incorporation, this Certificate of Designation or the Bylaws to cure any immaterial ambiguity or correct any immaterial omission, defect or inconsistency; provided, that the Corporation shall promptly deliver written notice to each Holder of such amendment, modification or repeal, setting forth in general terms the substance thereof. Any failure to deliver such notice, or any defect therein, shall not impair or affect the validity of any such amendment, modification or repeal.

(c)    Procedures for Voting and Consents.

(i)    Rules and Procedures Governing Votes and Consents. If any vote of the Holders will be held or solicited, including at an annual meeting or a special meeting of stockholders, then: (1) the Board of Directors will adopt customary rules and procedures at its discretion to govern such vote, subject to the other provisions of this Section 11; and (2) such rules and procedures may include fixing a record date to determine the Holders that are entitled to vote, as applicable, rules governing the solicitation and use of proxies and customary procedures for the nomination by Holders, of directors for election.

(ii)    Voting Power of the Convertible Preferred Stock. Except as otherwise set forth in this Certificate of Designation, each share of Convertible Preferred Stock will entitle the holder thereof to one (1) vote on each matter on which the Holders of the Convertible Preferred Stock are entitled to vote separately as a series and not together with the holders of any other class or series of stock.

(iii)    Written Consent in Lieu of Stockholder Meeting. Notwithstanding anything to the contrary set forth in the Certificate of Incorporation, any action required or permitted to be taken at a meeting of the holders of the Convertible Preferred Stock may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the Holders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Convertible Preferred Stock then outstanding and entitled to vote were present and voted and shall be delivered to the Corporation (a) by delivery to its registered agent in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which minutes of proceedings of stockholders are recorded or (b) by electronic mail to the Corporation at the e‑mail address specified for notices pursuant to Section 17 (or such other e‑mail address as the Corporation may designate by notice in accordance with Section 17). The Holders initiating or approving any action by less than unanimous consent of shares of Convertible Preferred Stock entitled to vote on such matter shall use reasonable efforts to promptly notify the other Holders prior to such approval. Delivery and effectiveness of any consent delivered by electronic mail shall be governed by Section 17. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt notice of the taking of corporate action without a meeting by less than unanimous consent of shares of Convertible Preferred Stock entitled to vote on such matter shall, to the extent required by applicable law, be given to those Holders who have not consented and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that consents signed by a sufficient number of Holders to take the action were delivered to the Corporation.

(d)    Series A Directors

(i)    Up to two individuals in the aggregate may be appointed to the Board of Directors (such individuals, the “Series A Directors”) by the Initial Holders (or their Designated Transferees) from time to time subject to and in accordance with the following:

(1)    If and for so long as the Initial DIM Holder (or its Designated Transferee) is a Holder and beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act) at least 5%, on an aggregate basis, of the outstanding shares of the Corporation’s Common Stock (the “5% Minimum Ownership Threshold”), the Holders of outstanding shares of Convertible Preferred Stock entitled to vote thereon, voting separately as a single class, shall have the exclusive right to appoint and elect one Series A Director, subject to the Qualification Criteria (the “DIM Designee”); provided that the shares of Convertible Preferred Stock held by the Initial DIM Holder (or its Designated Transferee) shall be the only shares of Convertible Preferred Stock entitled to vote thereon.

(2)    If and for so long as the Initial EMP Holder (or its Designated Transferee) is a Holder and meets the 5% Minimum Ownership Threshold, the Holders of outstanding shares of Convertible Preferred Stock entitled to vote thereon, voting separately as a single class, shall have the exclusive right to appoint and elect one Series A Director, subject to the Qualification Criteria (the “EMP Designee”); provided that the shares of Convertible Preferred Stock held by the Initial EMP Holder (or its Designated Transferee) shall be the only shares of Convertible Preferred Stock entitled to vote thereon.

(3)    If and for so long as (x) the Initial DIM Holder is a Holder and beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act) at least 10%, on an aggregate basis, of the outstanding shares of the Corporation’s Common Stock (the “10% Minimum Ownership Threshold”) and (y) the right to appoint and elect a EMP Designee is no longer effective, the Holders of outstanding shares of Convertible Preferred Stock entitled to vote thereon, voting separately as a single class, shall have the exclusive right to appoint and elect one Series A Director, subject to the Qualification Criteria (the “Additional DIM Designee”); provided that the shares of Convertible Preferred Stock held by the Initial DIM Holder shall be the only shares of Convertible Preferred Stock entitled to vote thereon.

(4)    If and for so long as (x) the Initial EMP Holder is a Holder and meets the 10% Minimum Ownership Threshold and (y) the right to appoint and elect a DIM Designee is no longer effective, the Holders of outstanding shares of Convertible Preferred Stock entitled to vote thereon, voting separately as a single class, shall have the exclusive right to appoint and elect one Series A Director, subject to the Qualification Criteria (the “Additional EMP Designee”, and each DIM Designee, EMP Designee, Additional DIM Designee and Additional EMP Designee each being a “Holder Designee”); provided that the shares of Convertible Preferred Stock held by the Initial EMP Holder shall be the only shares of Convertible Preferred Stock entitled to vote thereon.

(5)    Notwithstanding anything to the contrary set forth herein or otherwise, at any time that any Holder of outstanding shares of Convertible Preferred Stock has the right to designate a Holder Designee, shares of Convertible Preferred Stock held by the designating Holder shall be the only shares of Convertible Preferred Stock entitled to vote on or consent to the appointment or removal without cause of such Holder Designee (or, to the extent applicable, the Holder Designee whose designating Holder no longer has the right to designate a Series A Director), and the shares of Convertible Preferred Stock owned by any other Holders as of the record date for determining stockholders entitled to vote thereon or the date of any written consent with respect thereto shall have no voting rights with respect to such matter. If a Holder Designee no longer satisfies the Qualification Criteria at any time, the Holder that designated such Holder Designee shall take all lawful action to cause such Holder Designee then serving on the Board of Directors to resign, which resignation may be conditioned on the acceptance thereof by the Board of Directors, or to remove such Holder Designee if such Holder Designee does not promptly resign. In the event that a vacancy is created on the Board of Directors at any time due to the death, disability, retirement, resignation, or removal of a Holder Designee, the Holder then holding the right to designate such Holder Designee (if any) voting on behalf of the Holders of outstanding shares of Convertible Preferred Stock entitled to vote thereon, voting separately as a single class, shall have the exclusive right to appoint an individual to fill such vacancy, and the shares of Convertible Preferred Stock owned by any other Holders as of the record date for determining stockholders entitled to vote thereon shall have no voting rights with respect to such matter. The size of the Board of Directors shall be increased as of the Initial Issue Date to give effect to the appointment of two Series A Directors to the Board of Directors. The initial Holder Designees shall be appointed to the Board of Directors as of the Initial Issue Date. In the event that any Holder entitled to designate a Holder Designee shall fail to appoint in writing a representative to fill a vacant Series A Director seat on the Board of Directors, such Board of Directors seat shall remain vacant until such time as the applicable Holder elects an individual to fill such seat, and during any period where such seat remains vacant, the Board of Directors nonetheless shall be deemed duly constituted. For purposes of determining beneficial ownership of the Corporation’s Common Stock herein, such beneficial ownership shall be determined assuming the conversion of all of the shares of Convertible Preferred Stock. For the avoidance of doubt, except for the transfer of the right to appoint the DIM Designee and the EMP Designee, respectively, to a Designated Transferee of the Initial DIM Holder or the Initial EMP Holder, respectively, the rights under this Section 11(d) shall be non-transferable.

(ii)    Each Series A Director shall be entitled to advancement of expenses and indemnification in the same manner and to the same extent as the other non-executive members of the Board of Directors under the Corporation’s organizational documents, the General Corporation Law of the State of Delaware and any indemnification agreements. Any director minimum ownership requirements of the Governance Principles shall be deemed satisfied in respect of the Series A Director, as applicable, by the Convertible Preferred Stock held by applicable Holder. The Corporation acknowledges and agrees that it is the indemnitor of first resort (i.e., its obligations to the Series A Director are primary and any obligation of such Holder or its Affiliates to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any Series A Director are secondary).

(iii)    If a Repurchase Failure has occurred, each Initial Holder (or its Designated Transferee) shall be entitled to appoint its Series A Director as an observer to the audit committee (the “Audit Committee”) of the Board of Directors of the Corporation. Any Audit Committee observer shall be entitled to notice of all meetings of the Audit Committee in the manner that notice is provided to members thereof, shall be entitled to receive all materials provided to members of the Audit Committee, shall be entitled to attend all meetings of the Audit Committee as a non-voting observer.

Section 12.    Conversion.

(a)    Generally. Subject to the provisions of this Section 12, the Convertible Preferred Stock may be converted only pursuant to a Mandatory Conversion or an Optional Conversion.

(b)    Conversion at the Option of the Holders.

(i)    Conversion Right; When Shares May Be Submitted for Optional Conversion. Holders shall have the right to convert (each, an “Optional Conversion”) all, or any number of shares that is less than all, of their shares of Convertible Preferred Stock pursuant to an Optional Conversion at any time; provided, however, that, notwithstanding anything to the contrary in this Certificate of Designation:

(1)    if a Change of Control Repurchase Notice is validly delivered pursuant to Section 9(g)(i) with respect to any share of Convertible Preferred Stock, then, beginning on the Business Day prior to the consummation of the Change of Control, such share may not be submitted for Optional Conversion, except to the extent (A) such share is not subject to such notice, (B) such notice is withdrawn in accordance with Section 9(g)(iii), or (C) the Corporation fails to pay the Change of Control Repurchase Price for such share in accordance with this Certificate of Designation;

(2)    no Convertible Preferred Stock may be submitted for Optional Conversion to the extent limited by Section 12(h);

(3)    an Optional Conversion Notice for shares of Convertible Preferred Stock that are called for Redemption in accordance with Section 8 may be submitted any time prior to the Close of Business on the Business Day immediately before the related Redemption Date (or, if the Corporation fails to pay the Redemption Price due on such Redemption Date in full, at any time until such time as the Corporation pays such Redemption Price in full);

(4)    an Optional Conversion Notice for shares of Convertible Preferred Stock that are subject to Mandatory Conversion may not be submitted after the Close of Business on the Business Day immediately before the related Mandatory Conversion Date; and

(5)    no conversion by any Holder shall be permitted until the expiration or early termination of the applicable waiting period, if any, under the HSR Act with respect to any conversion of the Convertible Preferred Stock by such Holder.

(c)    Mandatory Conversion at the Corporation’s Election.

(i)    Mandatory Conversion Right. Subject to the provisions of this Section 12, beginning on the first Trading Day after the third (3rd) anniversary of the Initial Issue Date, the Corporation shall have the right (the “Mandatory Conversion Right”), exercisable at its election, to designate any Business Day as a Conversion Date for the conversion (such a conversion, a “Mandatory Conversion”) of any or all of the outstanding shares of Convertible Preferred Stock, but only if the Last Reported Sale Price of the Common Stock for any 30 Trading Days in a 40 Trading Day window before the Mandatory Conversion Notice Date for such Mandatory Conversion, exceeds one hundred and fifty percent (150%) of the Conversion Price (without giving effect to any decrease in the Conversion Price effected pursuant to Section 12(g)(i)). If the Corporation causes less than all of the outstanding shares of Convertible Preferred Stock to be converted, the Corporation shall cause the conversion of Convertible Preferred Stock on a pro rata basis among Holders.

(ii)    Mandatory Conversion Prohibited in Certain Circumstances. The Corporation shall not exercise its Mandatory Conversion Right, or otherwise send a Mandatory Conversion Notice, with respect to any Convertible Preferred Stock pursuant to this Section 12(c) unless the Common Stock Liquidity Conditions are satisfied with respect to the Mandatory Conversion on the Mandatory Conversion Notice Date. Notwithstanding anything to the contrary in this Section 12(c), the Corporation’s exercise of its Mandatory Conversion Right, and any related Mandatory Conversion Notice, shall not apply to any share of Convertible Preferred Stock as to which a Change of Control Repurchase Notice has been duly delivered, and not withdrawn, pursuant to Section 9(g). Notwithstanding anything to the contrary in this Section 12(c), the Corporation cannot exercise its Mandatory Conversion Right with respect to any shares of Convertible Preferred Stock to the extent limited by Section 12(h).

(iii)    Mandatory Conversion Date. The Mandatory Conversion Date for any Mandatory Conversion shall be a Business Day of the Corporation’s choosing that is no more than thirty (30), nor less than ten (10), Business Days after the Mandatory Conversion Notice Date for such Mandatory Conversion.

(iv)    Mandatory Conversion Notice. To exercise its Mandatory Conversion Right with respect to shares of Convertible Preferred Stock, the Corporation must send to the Holders a written notice of such exercise (a “Mandatory Conversion Notice”).

(v)    Such Mandatory Conversion Notice must state:

(1)    that the Corporation has exercised its Mandatory Conversion Right to cause the Mandatory Conversion of the shares of Convertible Preferred Stock under this Certificate of Designation;

(2)    the Mandatory Conversion Date for such Mandatory Conversion and the date scheduled for the settlement of such Mandatory Conversion;

(3)    the name and address of the Paying Agent and the Conversion Agent, as well as instructions whereby the Holder may surrender such share to the Transfer Agent or Conversion Agent;

(4)    that shares of Convertible Preferred Stock subject to Mandatory Conversion may be converted earlier at the option of the Holders thereof pursuant to an Optional Conversion at any time before the Close of Business on the Business Day immediately before the Mandatory Conversion Date; and

(5)    the Conversion Price in effect on the Mandatory Conversion Notice Date for such Mandatory Conversion, the number of shares of Common Stock to be issued to such Holder upon conversion of each share of Convertible Preferred Stock held by such Holder and, if applicable, the amount of accumulated and unpaid Regular Dividends, whether or not declared, in respect of such share of Convertible Preferred Stock as of the Mandatory Conversion Date.

(d)    Conversion Procedures.

(i)    Mandatory Conversion. If the Corporation duly exercises, in accordance with Section 12(c), its Mandatory Conversion Right with respect to shares of Convertible Preferred Stock, then: (1) the Mandatory Conversion of such share(s) shall occur automatically as of the Close of Business on the related Mandatory Conversion Date and without the need for any action on the part of the Holder(s) thereof; and (2) the shares of Common Stock into which shares of Convertible Preferred Stock shall have been converted in such Mandatory Conversion and any cash payable in lieu of fractions of a share of Common Stock pursuant to Section 12(e)(ii) shall be registered in the name of, or paid to, the Holder(s) of such share of Convertible Preferred Stock as of the Close of Business on the related Mandatory Conversion Date.

(ii)    Requirements for Holders to Exercise Optional Conversion Right.

(1)    Generally. To convert any share of Convertible Preferred Stock evidenced by a Certificate pursuant to an Optional Conversion, the Holder of such share must: (w) complete, sign (by manual, facsimile or electronic signature) and deliver to the Conversion Agent an Optional Conversion Notice (at which time, in the case such Certificate is an Electronic Certificate, such Optional Conversion will become irrevocable); (x) if such Certificate is a Physical Certificate, deliver such Physical Certificate to the Conversion Agent (at which time such Optional Conversion will become irrevocable); (y) furnish any endorsements and transfer documents that the Corporation or the Conversion Agent may require; and (z) if applicable, pay any documentary or other taxes that are required to be paid by the Corporation as a result of a Holder requesting that shares be registered in a name other than such Holders’ name as described in Section 14.

(2)    Optional Conversion Permitted Only During Business Hours. Convertible Preferred Stock shall be deemed to be surrendered for Optional Conversion only after the Open of Business and before the Close of Business on a day that is a Business Day.

(iii)    Treatment of Accumulated Dividends upon Conversion.

(1)    No Adjustments for Accumulated Regular Dividends. Without limiting the operation of Section 12(c)(i), the Conversion Price shall not be adjusted to account for any accrued and unpaid Regular Dividends on any shares of Convertible Preferred Stock being converted.

(2)    Conversions Between a Record Date and a Dividend Payment Date. If the Conversion Date of any share of Convertible Preferred Stock to be converted is after a Record Date for a declared Dividend on the Convertible Preferred Stock and on or before the next Dividend Payment Date, then such Dividend shall be paid pursuant to Section 6(b) notwithstanding such conversion.

(iv)    When Holders Become Stockholders of Record of the Shares of Common Stock Issuable Upon Conversion. The Person in whose name any share of Common Stock is issuable upon conversion of any Convertible Preferred Stock shall be deemed to become the holder of record of such share as of the Close of Business on the Conversion Date for such conversion.

(e)    Settlement upon Conversion.

(i)    Generally. Subject to Section 12(e)(ii), Section 12(e)(iv), Section 12(h) and Section 16(b), the consideration due upon settlement of the conversion of each share of Convertible Preferred Stock shall consist of a number of shares of Common Stock equal to the quotient obtained by dividing (I) the Liquidation Preference for such shares of Convertible Preferred Stock subject to conversion, by (II) the Conversion Price, in each case, as of immediately after the Close of Business on such Conversion Date.

(ii)    Payment of Cash in Lieu of any Fractional Share of Common Stock. Subject to Section 16(b), in lieu of delivering any fractional share of Common Stock otherwise due upon conversion of any Convertible Preferred Stock, the Corporation shall, to the extent it is legally able to do so and permitted under the terms of its indebtedness, pay cash based on the Last Reported Sale Price per share of Common Stock on the Conversion Date for such conversion (or, if such Conversion Date is not a Trading Day, the immediately preceding Trading Day).

(iii)    Delivery of Conversion Consideration. Except as provided in Section 12(f)(i)(4)(B) and 12(i), the Corporation shall pay or deliver, as applicable, the Conversion Consideration due upon conversion of any Convertible Preferred Stock on or before the second (2nd) Business Day immediately after the Conversion Date for such conversion.

(iv)    Conversion following Repurchase Failure. If a Holder elects to convert any shares of Convertible Preferred Stock following a Repurchase Failure, the consideration due upon settlement of the conversion of each share of Convertible Preferred Stock shall consist of a number of shares of Common Stock equal to the quotient obtained by dividing (I) the Liquidation Preference for such shares of Convertible Preferred Stock subject to conversion (assuming, for such purposes of calculating such Liquidation Preference, that on such Redemption Date with respect to which the Repurchase Failure occurred, the Regular Dividend Rate for such shares of Convertible Preferred Stock automatically increased by 3.5 percent (3.5%) per annum and continued to accrue in accordance with the terms hereof from and after such Redemption Date through such assumed Conversion Date), by (II) the Conversion Price, in each case, as of immediately after the Close of Business on such Conversion Date.

(f)    Conversion Price Adjustments.

(i)    Events Requiring an Adjustment to the Conversion Price. The Conversion Price shall be adjusted from time to time as follows:

(1)    Stock Splits and Combinations. If the Corporation issues shares of Common Stock as a dividend or distribution on all or substantially all shares of Common Stock or if the Corporation effects a stock split or a stock combination of the Common Stock (in each case excluding an issuance solely pursuant to a Common Stock Change Event, as to which Section 12(i) shall apply), then the Conversion Price shall be adjusted based on the following formula:

where:

CP0 =

the Conversion Price in effect immediately before the Close of Business on the Record Date for such dividend or distribution, or immediately before the Close of Business on the effective date of such stock split or stock combination, as applicable;

CP1 =	the Conversion Price in effect immediately after the Close of Business on such Record Date or effective date, as applicable;

OS0 =

the number of shares of Common Stock outstanding immediately before the Close of Business on such Record Date or effective date, as applicable, without giving effect to such dividend, distribution, stock split or stock combination; and

OS1 =	the number of shares of Common Stock outstanding immediately after giving effect to such dividend, distribution, stock split or stock combination.

If any dividend, distribution, stock split or stock combination of the type described in this Section 12(f)(i)(1) is declared or announced, but not so paid or made, then the Conversion Price shall be readjusted, effective as of the date the Board of Directors, or any Officer acting pursuant to authority conferred by the Board of Directors, determines not to pay such dividend or distribution or to effect such stock split or stock combination, to the Conversion Price that would then be in effect had such dividend, distribution, stock split or stock combination not been declared or announced. Any readjustment of the Conversion Price pursuant to the immediately preceding sentence shall be made solely to reverse, in whole or in part, the adjustment to the Conversion Price made on account of such dividend, distribution, stock split or stock combination, and in no event shall any such readjustment, in and of itself, result in a Conversion Price greater than the Conversion Price that would then be in effect had such adjustment never been made; provided, however, that the foregoing shall not limit or prevent any increase in the Conversion Price resulting from any other event requiring an adjustment to the Conversion Price.

(2)    Tender Offers or Exchange Offers. If the Corporation or any of its Subsidiaries makes a payment in respect of a tender offer or exchange offer for shares of Common Stock (other than solely pursuant to an odd-lot tender offer pursuant to Rule 13e-4(h)(5) under the Exchange Act), and the value (determined as of the Expiration Time by the Board of Directors in good faith) of the cash and other consideration paid per share of Common Stock in such tender or exchange offer exceeds the Last Reported Sale Price per share of Common Stock on the Trading Day immediately after the last date (the “Expiration Date”) on which tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended), then the Conversion Price shall be decreased based on the following formula:

where:

CP0 =	the Conversion Price in effect immediately before the time (the “Expiration Time”) such tender or exchange offer expires;

CP1 =	the Conversion Price in effect immediately after the Expiration Time;

SP =

the average of the Last Reported Sale Prices per share of Common Stock over the ten (10) consecutive Trading Day period (the “Tender/Exchange Offer Valuation Period”) beginning on, and including, the Trading Day immediately after the Expiration Date;

OS0 =	the number of shares of Common Stock outstanding immediately before the Expiration Time (including all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer);

AC =

the aggregate value (determined as of the Expiration Time by the Board of Directors in good faith) of all cash and other consideration paid for shares of Common Stock purchased or exchanged in such tender or exchange offer; and

OS1 =	the number of shares of Common Stock outstanding immediately after the Expiration Time (excluding all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer);

provided, however, that the Conversion Price shall in no event be adjusted up pursuant to this Section 12(f)(i)(2), except to the extent provided in the immediately following paragraph. The adjustment to the Conversion Price pursuant to this Section 12(f)(i)(2) shall be calculated as of the Close of Business on the last Trading Day of the Tender/Exchange Offer Valuation Period but shall be given effect immediately after the Expiration Time, with retroactive effect. If the Conversion Date for any share of Convertible Preferred Stock to be converted occurs on the Expiration Date or during the Tender/Exchange Offer Valuation Period, then, notwithstanding anything to the contrary in this Certificate of Designation, the Corporation shall, if necessary, delay the settlement of such conversion until the second (2nd) Business Day after the last Trading Day of the Tender/Exchange Offer Valuation Period.

To the extent such tender or exchange offer is announced but not consummated (including as a result of being precluded from consummating such tender or exchange offer under applicable law), or any purchases or exchanges of shares of Common Stock in such tender or exchange offer are rescinded, the Conversion Price shall be readjusted to the Conversion Price that would then be in effect had the adjustment been made on the basis of only the purchases or exchanges of shares of Common Stock, if any, actually made, and not rescinded, in such tender or exchange offer. Any readjustment of the Conversion Price pursuant to the immediately preceding sentence shall be made solely to reverse, in whole or in part, the decrease to the Conversion Price made on account of such tender or exchange offer, and in no event shall any such readjustment, in and of itself, result in a Conversion Price greater than the Conversion Price that would then be in effect had such decrease never been made; provided, however, that the foregoing shall not limit or prevent any increase in the Conversion Price resulting from any other event requiring an adjustment to the Conversion Price.

(3)    Rights, Options and Warrants. If the Corporation distributes, to all or substantially all holders of Common Stock, rights, options or warrants (other than rights issued or otherwise distributed pursuant to a stockholder rights plan, as to which Section 12(f)(i)(4)(A) and Section 12(f)(iii) shall apply) entitling such holders, for a period of not more than sixty (60) calendar days after the Record Date of such distribution, to subscribe for or purchase shares of Common Stock at a price per share that is less than the average of the Last Reported Sale Prices per share of Common Stock for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the date such distribution is announced, then the Conversion Price shall be decreased based on the following formula:

where:

CP0	= the Conversion Price in effect immediately before the Close of Business on such Record Date;

CP1	= the Conversion Price in effect immediately after the Close of Business on such Record Date;

OS	= the number of shares of Common Stock outstanding immediately before the Close of Business on such Record Date;

Y

=          a number of shares of Common Stock obtained by dividing (x) the aggregate price payable to exercise such rights, options or warrants by (y) the average of the Last Reported Sale Prices per share of Common Stock for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the date such distribution is announced; and

X	= the total number of shares of Common Stock issuable pursuant to such rights, options or warrants.

provided, however, that the Conversion Price shall in no event be adjusted up pursuant to this Section 12(f)(i)(3), except to the extent provided in the immediately following sentence. To the extent such rights, options or warrants are not so distributed, the Conversion Price shall be readjusted to the Conversion Price that would then be in effect had the decrease to the Conversion Price for such distribution been made on the basis of only the rights, options or warrants, if any, actually distributed. In addition, to the extent that shares of Common Stock are not delivered after the expiration of such rights, options or warrants (including as a result of such rights, options or warrants not being exercised), the Conversion Price shall be readjusted to the Conversion Price that would then be in effect had the decrease to the Conversion Price for such distribution been made on the basis of delivery of only the number of shares of Common Stock actually delivered upon exercise of such rights, options or warrants. Any readjustment of the Conversion Price pursuant to either of the two immediately preceding sentences shall be made solely to reverse, in whole or in part, the decrease to the Conversion Price made on account of such distribution, and in no event shall any such readjustment, in and of itself, result in a Conversion Price greater than the Conversion Price that would then be in effect had such decrease never been made; provided, however, that the foregoing shall not limit or prevent any increase in the Conversion Price resulting from any other event requiring an adjustment to the Conversion Price.

For purposes of this Section 12(f)(i)(3), in determining whether any rights, options or warrants entitle holders of Common Stock to subscribe for or purchase shares of Common Stock at a price per share that is less than the average of the Last Reported Sale Prices per share of Common Stock for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the date the distribution of such rights, options or warrants is announced, and in determining the aggregate price payable to exercise such rights, options or warrants, there shall be taken into account any consideration the Corporation receives for such rights, options or warrants and any amount payable on exercise thereof, with the value of such consideration, if not cash, to be determined by the Board of Directors in good faith.

(4)    Spin-Offs and Other Distributed Property.

(A)    Distributions Other than Spin-Offs. If the Corporation distributes shares of Capital Stock, evidences of the Corporation’s indebtedness or other assets or property of the Corporation, or rights, options or warrants to acquire the Corporation’s Capital Stock or other securities, to all or substantially all holders of the Common Stock, excluding:

(I)    dividends, distributions, rights, options or warrants for which an adjustment to the Conversion Price is required pursuant to Section 12(f)(i)(1) or Section 12(f)(i)(3);

(II)    rights issued or otherwise distributed pursuant to a stockholder rights plan, except to the extent provided in Section 12(f)(iii);

(III)    Spin-Offs for which an adjustment to the Conversion Price is required pursuant to Section 12(f)(i)(4)(B);

(IV)    a distribution solely pursuant to a tender offer or exchange offer for shares of Common Stock, as to which Section 12(f)(i)(2) shall apply; and

(V)    a distribution solely pursuant to a Common Stock Change Event, as to which Section 12(i) shall apply,

then the Conversion Price shall be decreased based on the following formula:

where:

CP0	= the Conversion Price in effect immediately before the Close of Business on the Record Date for such distribution;

CP1	= the Conversion Price in effect immediately after the Close of Business on such Record Date;

SP

=         the average of the Last Reported Sale Prices per share of Common Stock for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the ex-dividend date for such distribution; and

FMV

=         the fair market value (as determined by the independent directors of the Board of Directors in good faith), as of such Record Date, of the shares of Capital Stock, evidences of indebtedness, assets, property, rights, options or warrants distributed per share of Common Stock pursuant to such distribution;

provided, however, that the Conversion Price shall in no event be adjusted up pursuant to this Section 12(f)(i)(4)(A), except to the extent provided in the immediately following paragraph, and provided, further, that, if FMV is equal to or greater than SP, then, in lieu of the foregoing adjustment to the Conversion Price, each Holder shall receive, for each share of Convertible Preferred Stock held by such Holder on such Record Date, at the same time and on the same terms as holders of Common Stock the amount and kind of shares of Capital Stock, evidences of indebtedness, assets, property, rights, options or warrants that such Holder would have received in such distribution if such Holder had owned, on such Record Date, a number of shares of Common Stock equal to the number of shares of Common Stock that would be issuable (determined in accordance with Section 12(e)) in respect of one (1) share of Convertible Preferred Stock that is converted with a Conversion Date occurring on such Record Date (subject to the same arrangements, if any, in such distribution not to issue or deliver a fractional portion of any Capital Stock, evidences of indebtedness, assets, property, rights, options or warrants, but with such arrangement applying separately to each Holder and computed based on the total number of shares of Convertible Preferred Stock held by such Holder on such Record Date).

To the extent such distribution is not so paid or made, the Conversion Price shall be readjusted to the Conversion Price that would then be in effect had the adjustment been made on the basis of only the distribution, if any, actually made or paid. Any readjustment of the Conversion Price pursuant to the immediately preceding sentence shall be made solely to reverse, in whole or in part, the decrease to the Conversion Price made on account of such distribution, and in no event shall any such readjustment, in and of itself, result in a Conversion Price greater than the Conversion Price that would then be in effect had such decrease never been made; provided, however, that the foregoing shall not limit or prevent any increase in the Conversion Price resulting from any other event requiring an adjustment to the Conversion Price.

(B)    Spin-Offs. If the Corporation distributes or dividends shares of Capital Stock of any class or series, or similar equity interests, of or relating to an Affiliate or Subsidiary or other business unit of the Corporation to all or substantially all holders of the Common Stock (other than solely pursuant to (x) a Common Stock Change Event, as to which Section 12(i) shall apply, (y) a tender offer or exchange offer for shares of Common Stock, as to which Section 12(f)(i)(2) shall apply; or (z) rights, options or warrants, as to which Section 12(f)(i)(3) shall apply), and such Capital Stock or equity interests are listed or quoted (or will be listed or quoted upon the consummation of the transaction) on a U.S. National Securities Exchange (a “Spin-Off”), then the Conversion Price shall be decreased based on the following formula:

where:

CP0	= the Conversion Price in effect immediately before the Close of Business on the Record Date for such Spin-Off;

CP1	= the Conversion Price in effect immediately after the Close of Business on such Record Date;

SP	= the average of the Last Reported Sale Prices per share of Common Stock for each Trading Day in the Spin-Off Valuation Period (as defined below); and

FMV

=         the product of (x) the average of the Last Reported Sale Prices per share or unit of the Capital Stock or equity interests distributed in such Spin-Off over the ten (10) consecutive Trading Day period (the “Spin-Off Valuation Period”) beginning on, and including, the ex-dividend date for such Spin-Off (such average to be determined as if references to Common Stock in the definitions of “Last Reported Sale Price,” “Trading Day” and “Market Disruption Event” were instead references to such Capital Stock or equity interests); and (y) the number of shares or units of such Capital Stock or equity interests distributed per share of Common Stock in such Spin-Off.

provided, however, that the Conversion Price shall in no event be adjusted up pursuant to this Section 12(f)(i)(4)(B), except to the extent provided in the immediately following paragraph. The adjustment to the Conversion Price pursuant to this Section 12(f)(i)(4)(B) shall be calculated as of the Close of Business on the last Trading Day of the Spin-Off Valuation Period but shall be given effect immediately after the Close of Business on the Record Date for the Spin-Off, with retroactive effect. If the Conversion Date for any share of Convertible Preferred Stock to be converted occurs during the Spin-Off Valuation Period, then, notwithstanding anything to the contrary in this Certificate of Designation, the Corporation shall, if necessary, delay the settlement of such conversion until the second (2nd) Business Day after the last Trading Day of the Spin-Off Valuation Period.

To the extent any dividend or distribution of the type described in Section 12(f)(i)(4)(B) is declared but not made or paid, the Conversion Price shall be readjusted to the Conversion Price that would then be in effect had the adjustment been made on the basis of only the dividend or distribution, if any, actually made or paid. Any readjustment of the Conversion Price pursuant to the immediately preceding sentence shall be made solely to reverse, in whole or in part, the decrease to the Conversion Price made on account of such distribution, and in no event shall any such readjustment, in and of itself, result in a Conversion Price greater than the Conversion Price that would then be in effect had such decrease never been made; provided, however, that the foregoing shall not limit or prevent any increase in the Conversion Price resulting from any other event requiring an adjustment to the Conversion Price.

(ii)    No Adjustments in Certain Cases.

(1)    Certain Events. Without limiting the operation of Section 12(e)(i), the Corporation shall not be required to adjust the Conversion Price except pursuant to Section 12(f)(i). Notwithstanding anything to the contrary in this Certificate of Designation, and without limiting the foregoing, the Corporation shall not be required to adjust the Conversion Price on account of:

(A)    any declaration and/or payment of Dividends on the Convertible Preferred Stock pursuant to Section 6;

(B)    upon the issuance of any shares of Common Stock or options or rights to purchase such shares pursuant to any equity-based compensation plans and agreements maintained or sponsored by the Corporation or its Subsidiaries for the benefit of their respective current or former employees, directors, officers or other service providers, including, without limitation, the HighPeak Energy, Inc. Second Amended and Restated Long Term Incentive Plan;

(C)    upon the issuance of any shares of Common Stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security, including the Convertible Preferred Stock; or

(D)    any declaration and/or payment of Dividends in cash on any shares of Common Stock;

(iii)    Stockholder Rights Plans. If any shares of Common Stock are to be issued upon conversion of any Convertible Preferred Stock and, at the time of such conversion, the Corporation has in effect any stockholder rights plan, then the Holder of such Convertible Preferred Stock shall be entitled to receive, in addition to, and concurrently with the delivery of, the consideration otherwise due upon such conversion, the rights set forth in such stockholder rights plan, unless such rights have separated from the Common Stock at such time, in which case, and only in such case, the Conversion Price shall be adjusted pursuant to Section 12(f)(i)(4)(A) on account of such separation as if, at the time of such separation, the Corporation had made a distribution of the type referred to in such Section 12(f)(i)(4)(A) to all holders of Common Stock, subject to readjustment pursuant to Section 12(f)(i)(4)(A) if such rights expire, terminate or are redeemed.

(iv)    Determination of the Number of Outstanding Shares of Common Stock. For purposes of Section 12(f)(i), the number of shares of Common Stock outstanding at any time shall: (1) include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock; and (2) exclude shares of Common Stock held in the Corporation’s treasury (unless the Corporation pays any dividend or makes any distributions on shares of Common Stock held in its treasury).

(v)    Calculations. All calculations with respect to the Conversion Price and adjustments thereto shall be made to the nearest 1/100th of a cent (with 5/1,000ths rounded upward).

(vi)    Notice of Conversion Price Adjustments. Upon the effectiveness of any adjustment to the Conversion Price pursuant to Section 12(f)(i), the Corporation shall promptly send notice to the Holders containing: (1) a brief description of the transaction or other event on account of which such adjustment was made; (2) the Conversion Price in effect immediately after such adjustment; and (3) the effective time of such adjustment.

(g)    Voluntary Conversion Price Decreases.

(i)    Generally. To the fullest extent permitted by applicable law and applicable stock exchange rules, the Corporation, from time to time, may (but is not required to) decrease the Conversion Price by any amount if: (1) the Board of Directors determines that such decrease is in the Corporation’s best interest or that such decrease is advisable to avoid or diminish any income tax imposed on holders of Common Stock or rights to purchase Common Stock as a result of any dividend or distribution of shares (or rights to acquire shares) of Common Stock or any similar event; (2) such decrease is in effect for a period of at least twenty (20) Business Days; and (3) such decrease is irrevocable during such period; provided, however, that any such decrease that would be reasonably expected to result in any income tax imposed on the Holders shall require the affirmative vote or consent of the Requisite Holders.

(ii)    Notice of Voluntary Decrease. If the Board of Directors determines to decrease the Conversion Price pursuant to Section 12(g)(i), then, no later than the first Business Day of the related twenty (20) Business Day period referred to in Section 12(g)(i), the Corporation will send notice to each Holder, the Transfer Agent and the Conversion Agent of such decrease to the Conversion Price, the amount thereof and the period during which such decrease will be in effect.

(h)    Restriction on Conversions.

(i)    Share Reserve Provisions. On the Initial Issue Date, the Number of Reserved Shares is not less than the Initial Share Reserve Requirement. The Corporation shall at all times reserve and keep available a Number of Reserved Shares to be no less than the Continuing Share Reserve Requirement at any time when any Convertible Preferred Stock is outstanding (including, if applicable, and to the fullest extent permitted by applicable law, by seeking the approval of its stockholders to amend the Certificate of Incorporation to increase the number of authorized shares of Common Stock).

(i)    Effect of Common Stock Change Event.

(i)    Generally. If there occurs any:

(1)    recapitalization, reclassification or change of the Common Stock, other than (x) changes solely resulting from a stock split or a stock combination of the Common Stock, (y) a change only in par value or from par value to no par value or no par value to par value or (z) recapitalization, reclassifications or change of the Common Stock that do not involve the issuance of any other series or class of securities;

(2)    consolidation, merger, business combination or binding or statutory share exchange involving the Corporation;

(3)    sale, lease or other transfer of all or substantially all of the assets of the Corporation and its Subsidiaries, taken as a whole, to any Person; or

(4)    other substantially similar event,

and, as a result of which, the Common Stock is converted into, or is exchanged for, or represents solely the right to receive, other securities, cash or other property, or any combination of the foregoing (such an event, a “Common Stock Change Event,” and such other securities, cash or property, the “Reference Property,” and the amount and kind of Reference Property that a holder of one (1) share of Common Stock would be entitled to receive on account of such Common Stock Change Event (without giving effect to any arrangement not to issue or deliver a fractional portion of any security or other property), a “Reference Property Unit”), then, notwithstanding anything to the contrary in this Certificate of Designation,

(A)    from and after the effective time of such Common Stock Change Event: (I) the consideration due upon conversion of any Convertible Preferred Stock shall be determined in the same manner as if each reference to any number of shares of Common Stock in this Section 12 or in Section 13, or in any related definitions, were instead a reference to the same number of Reference Property Units; (II) for purposes of Section 8, each reference to any number of shares of Common Stock in such Sections (or in any related definitions) shall instead be deemed to be a reference to the same number of Reference Property Units; and (III) for purposes of the definitions of “Change of Control,” the terms “Common Stock”, “Common Stock” and “common equity” shall be deemed to mean the common equity (including depositary receipts representing common equity), if any, forming part of such Reference Property; and

(B)    if such Reference Property Unit consists entirely of cash, then the Corporation shall pay the cash due in respect of all conversions whose Conversion Date occurs on or after the effective date of such Common Stock Change Event no later than the tenth (10th) Business Day after the relevant Conversion Date; and

(C)    for these purposes, the Last Reported Sale Price of any Reference Property Unit or portion thereof that does not consist of a class of securities shall be the fair value of such Reference Property Unit or portion thereof, as applicable, determined in good faith by the Corporation (or, in the case of cash denominated in U.S. dollars, the face amount thereof).

If the Reference Property consists of more than a single type of consideration to be determined based in part upon any form of stockholder election, then the composition of the Reference Property Unit shall be deemed to be the weighted average of the types and amounts of consideration actually received, per share of Common Stock, by the holders of Common Stock. The Corporation shall notify the Holders of such weighted average as soon as practicable after such determination is made.

(ii)    Compliance Covenant. The Corporation shall not become a party to any Common Stock Change Event unless its terms are consistent with this Section 12(i).

(iii)    Execution of Supplemental Instruments. On or before the date the Common Stock Change Event becomes effective, the Corporation and, if applicable, the resulting, surviving or transferee Person (if not the Corporation) of such Common Stock Change Event (the “Successor Person”) shall execute and deliver such supplemental instruments, if any, as the Corporation reasonably determines are necessary or desirable to: (1) provide for subsequent adjustments to the Conversion Price pursuant to Section 12(f)(i) in a manner consistent with this Section 12(i); and (2) give effect to such other provisions, if any, as the Corporation reasonably determines are appropriate to preserve the economic interests of the Holders and to give effect to Section 12(i)(i). If the Reference Property includes shares of stock or other securities or assets of a Person other than the Successor Person, then such other Person shall also execute such supplemental instrument(s), if any, and such supplemental instrument(s) shall contain such additional provisions, if any, that the Corporation reasonably determines are appropriate to preserve the economic interests of Holders.

(iv)    Notice of Common Stock Change Event. The Corporation shall provide notice of each Common Stock Change Event to Holders as promptly as possible after the effective date of the Common Stock Change Event.

Section 13.    Certain Provisions Relating to the Issuance of Common Stock.

(a)    Equitable Adjustments to Prices. Whenever this Certificate of Designation requires the Corporation to calculate the average of the Last Reported Sale Prices, or any function thereof, over a period of multiple days (including to calculate an adjustment to the Conversion Price), the Corporation shall make appropriate adjustments, if any, to those calculations to account for any adjustment to the Conversion Price pursuant to Section 12(f)(i) that becomes effective, or any event requiring such an adjustment to the Conversion Price where the effective date or Expiration Date, as applicable, of such event occurs, at any time during such period.

(b)    Status of Shares of Common Stock. Each share of Common Stock delivered upon conversion of the Convertible Preferred Stock of any Holder shall be a newly issued share and shall be duly authorized and validly issued, fully paid, non-assessable, free from preemptive rights and free of any lien or adverse claim (except to the extent of any lien or adverse claim created by the action or inaction of such Holder or the Person to whom such share of Common Stock shall be delivered). If the Common Stock is then listed on any securities exchange, or quoted on any inter-dealer quotation system, then the Corporation shall cause each such share of Common Stock, when so delivered, to be admitted for listing on such exchange or quotation on such system.

Section 14.    Taxes. The Corporation shall pay any and all stock transfer, documentary, stamp and similar taxes that may be payable in respect of any issuance or delivery of shares of Convertible Preferred Stock or shares of Common Stock or other securities issued on account of Convertible Preferred Stock pursuant to this Certificate of Designation; provided, however, that in the case of conversion of Convertible Preferred Stock, the Corporation shall not be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Convertible Preferred Stock, shares of Common Stock or other securities to a beneficial owner other than the beneficial owner of the Convertible Preferred Stock immediately prior to such conversion, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

Section 15.    Term. Except as expressly provided in this Certificate of Designation, the shares of Convertible Preferred Stock shall not be redeemable or otherwise mature and the term of the Convertible Preferred Stock shall be perpetual.

Section 16.    Calculations.

(a)    Responsibility; Schedule of Calculations. Except as otherwise provided in this Certificate of Designation, the Corporation shall be responsible for making initial calculations called for under this Certificate of Designation, including determinations of the Conversion Price, the Last Reported Sale Prices and accumulated Regular Dividends on the Convertible Preferred Stock. The Corporation and the Board of Directors, as applicable, will make all calculations in good faith, and, absent manifest error, its calculations will be final and binding on all Holders to the fullest extent permitted by applicable law. The Corporation shall provide a schedule of such calculations to any Holder upon written demand.

(b)    Calculations Aggregated for Each Holder. The composition of the Conversion Consideration due upon conversion of the Convertible Preferred Stock of any Holder shall be computed based on the total number of shares of Convertible Preferred Stock of such Holder (and at the election of such Holder, its Affiliates) being converted with the same Conversion Date. For these purposes, unless otherwise provided in this Certificate of Designation, any cash amounts due to such Holder in respect thereof shall be rounded to the nearest cent.

Section 17.    Notices. All notices and other communications pursuant to this Certificate of Designation shall be in writing and delivered personally, by facsimile or e-mail (with confirmation of receipt requested from the recipient, in the case of e‐-mail), or sent by a nationally recognized overnight courier service guaranteeing next day delivery, and (i) if to any Holder, to such Holder’s address shown on the Register, and (ii) if to the Corporation, to its principal executive offices and to the e-mail address designated by the Corporation by notice to the Holders as of the date hereof (as may be amended from time to time by notice to the Holders in accordance with this Section 17). Unless otherwise specified herein, all notices and communications hereunder shall be deemed to have been given upon the earlier of receipt thereof or three (3) Business Days after the mailing thereof if sent by registered or certified mail with postage prepaid, or by private courier service.

Section 18.    Facts Ascertainable. When the terms of this Certificate of Designation refer to a specific agreement or other document to determine the meaning or operation of a provision hereof, the Corporation shall maintain a copy of such agreement or document at the principal executive offices of the Corporation and a copy thereof shall be provided free of charge to any Holder who makes a written demand therefor. The Corporation shall also maintain a written record of the Initial Issue Date, the number of shares of Convertible Preferred Stock issued to a Holder and the date of each such issuance, and shall furnish such written record free of charge to any Holder who makes a written demand therefor.

Section 19.    Waiver. The powers (including voting powers), if any, of the Convertible Preferred Stock and the preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations or restrictions, if any, of the Convertible Preferred Stock may be waived as to all shares of Convertible Preferred Stock in any instance (without the necessity of calling, noticing or holding a meeting of stockholders) by the written consent or agreement of the Requisite Holders, consenting or agreeing separately as a single class.

Section 20.    Severability. If any term of the Convertible Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other terms set forth herein which can be given effect without the invalid, unlawful or unenforceable term shall, nevertheless and to the fullest extent permitted by applicable law, remain in full force and effect, and no term herein set forth shall be deemed dependent upon any other such term unless so expressed herein.

Section 21.    No Other Rights. The Convertible Preferred Stock shall have no powers (including voting powers), if any, or preferences and relative, participating, optional, special or other rights, if any, or qualifications, limitations or restrictions, if any, except as provided in this Certificate of Designation or the Certificate of Incorporation or as required by applicable law.

[The Remainder of This Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be duly executed on this _____ day of ________, 2026.

HIGHPEAK ENERGY, INC.

By:
Name:
Title:

[Signature Page to Certificate of Designation]

EXHIBIT A

FORM OF PREFERRED STOCK CERTIFICATE

[Insert Restricted Stock Legend, if applicable]

HighPeak Energy, Inc.

Series A Convertible Preferred Stock

Certificate No. [         ]

HighPeak Energy, Inc., a Delaware corporation (the “Corporation”), certifies that [ ] is the registered owner of [ ] shares of the Corporation’s Series A Convertible Preferred Stock, par value $0.0001 per share (the “Convertible Preferred Stock”) evidenced by this certificate (this “Certificate”). The powers (including voting powers), if any, or preferences and relative, participating, optional, special or other rights, if any, or qualifications, limitations or restrictions, if any, are set forth in the Certificate of Designation of the Corporation establishing the Convertible Preferred Stock (as the same may be amended or amended and restated, the “Certificate of Designation”). Capitalized terms used in this Certificate without definition have the respective meanings ascribed to them in the Certificate of Designation.

Additional terms of this Certificate are set forth on the other side of this Certificate.

[The Remainder of This Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, HighPeak Energy, Inc. has caused this instrument to be duly executed as of the date set forth below.

HIGHPEAK ENERGY, INC.

Date:	By:
Name:
Title:

Date:	By:
Name:
Title:

TRANSFER AGENT’S COUNTERSIGNATURE

Continental Stock Transfer & Trust Company, as Transfer Agent, certifies that this Certificate evidences shares of Convertible Preferred Stock referred to in the within-mentioned Certificate of Designation.

Date:	By:
Authorized Signatory

HIGHPEAK ENERGY, INC.

Series A Convertible Preferred Stock

This Certificate evidences duly authorized, issued and outstanding shares of Convertible Preferred Stock. Notwithstanding anything to the contrary in this Certificate, to the extent that any provision of this Certificate conflicts with the provisions of the Certificate of Designation or the Certificate of Incorporation, the provisions of the Certificate of Designation or the Certificate of Incorporation, as applicable, will control.

1.         Countersignature. This Certificate shall not be valid until countersigned by the Transfer Agent.

2.         Abbreviations. Customary abbreviations may be used in the name of a Holder or its assignee, such as TEN COM (tenants in common), TENENT (tenants by the entireties), JT TEN (joint tenants with right of survivorship and not as tenants in common), CUST (custodian), and U/G/M/A (Uniform Gift to Minors Act).

* * *

To request a copy of the Certificate of Designation, which the Corporation shall provide to any Holder at no charge, please send a written demand to the following address:

HighPeak Energy, Inc.
421 W. 3rd St., Suite 1000
Fort Worth, Texas 76102

OPTIONAL CONVERSION NOTICE

HighPeak Energy, Inc.

Series A Convertible Preferred Stock

Subject to the terms of the Certificate of Designation, by executing and delivering this Optional Conversion Notice, the undersigned Holder of the Convertible Preferred Stock identified below directs the Corporation to convert (check one):

☐         all of the shares of Convertible Preferred Stock

☐         __________________* shares of Convertible Preferred Stock

evidenced by Certificate No. _______________.

Date:
(Legal Name of Holder)

ByBy:
Name:
Title:

CHANGE OF CONTROL REPURCHASE NOTICE

HighPeak Energy, Inc.

Series A Convertible Preferred Stock

Subject to the terms of the Certificate of Designation, by executing and delivering this Change of Control Repurchase Notice, the undersigned Holder of the Convertible Preferred Stock identified below is exercising its Change of Control Repurchase Right with respect to (check one):

☐         all of the shares of Convertible Preferred Stock

☐         __________________ shares of Convertible Preferred Stock

evidenced by Certificate No. _______________.

The undersigned acknowledges that Certificate identified above, duly endorsed for transfer, must be delivered to the Paying Agent before the Change of Control Repurchase Price will be paid.

Date:
(Legal Name of Holder)

By:
Name:
Title:

ASSIGNMENT FORM

HighPeak Energy, Inc.

Series A Convertible Preferred Stock

Subject to the terms of the Certificate of Designation, the undersigned Holder of the within Convertible Preferred Stock assigns to:

Name:

Address:

Social security or tax identification number:

the within Convertible Preferred Stock and all rights thereunder irrevocably appoints:

as agent to transfer the within Convertible Preferred Stock on the books of the Corporation. The agent may substitute another to act for him/her.

Date:
(Legal Name of Holder)

By:
Name:
Title:

EXHIBIT B

FORM OF RESTRICTED STOCK LEGEND

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.

FORM OF TRANSFER RESTRICTIONS LEGEND

THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER PURSUANT TO SECTION 4.2(B) OF THE CERTAIN SECURITIES PURCHASE AGREEMENTS, DATED AS OF OCTOBER 6, 2026, BY AND AMONG THE CORPORATION AND THE PURCHASERS THERETO GOVERNING THE INITIAL ISSUANCE OF THE SERIES A CONVERTIBLE PREFERRED STOCK OF THE CORPORATION.

B-1

EXHIBIT C

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is dated as of [●], 2026 (the “Effective Date”), by and among HighPeak Energy, Inc., a Delaware corporation (the “Company”), and each party listed under the heading “Holders” on the signature pages attached hereto (collectively, the “Holders,” and each individually, a “Holder”).

RECITALS

WHEREAS, the Holders have agreed to purchase from the Company, and the Company has agreed to issue and sell to each Holder, the number of shares of the Company’s Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”) set forth opposite such Holder’s name on Schedule I to the Securities Purchase Agreement, dated as of October 6, 2026, by and among the Company and each party designated as a Purchaser on the signature pages thereto (the “Securities Purchase Agreement”); and

WHEREAS, pursuant to Section 5.1(e) of the Securities Purchase Agreement, the Holders have the right to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1.    Definitions.

As used in this Agreement, the following terms shall have the meanings indicated:

“Affiliate” shall mean, with respect to any person, any other person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, another person. The term “control” and its derivatives with respect to any person mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise. For the purposes of this Agreement, the Company and its subsidiaries shall not be deemed to be Affiliates of the Holders or any of their respective Affiliates.

“Agreement” has the meaning set forth in the Preamble.

“Block Trade” has the meaning set forth in Section 2.4.

“Block Trade Notice” has the meaning set forth in Section 2.4.

“Block Trade Offer Notice” has the meaning set forth in Section 2.4.

“Business Day” is any Monday, Tuesday, Wednesday, Thursday or Friday other than a day on which banks and other financial institutions are authorized or required to be closed for business in the State of New York.

“Common Stock” means the Company’s common stock, par value $0.0001 per share.

“Company” has the meaning set forth in the Preamble.

“Demanding Holder” or “Demanding Holders” has the meaning set forth in Section 2.1.

“Demand Registration Notice” has the meaning set forth in Section 2.1.

“Demand Registration Statement” has the meaning set forth in Section 2.1.

“$” means United States dollars.

“Effective Date” has the meaning set forth in the Preamble.

“Existing RRA” means that certain Registration Rights Agreement, dated as of August 21, 2020, by and among the Company and the signatories thereto.

“Existing RRA Consent” means the consent of the Existing RRA Other Holder to parity treatment of Purchaser with respect to cutback rights across the Existing RRA and this Agreement.

“Existing RRA Holders” means the Existing RRA HPK Holders, the John Paul DeJoria Family Trust and the Existing RRA Other Holder.

“Existing RRA HPK Holders” means HighPeak Pure Acquisition, LLC, HighPeak Energy, LP and HighPeak Energy II, LP.

“Existing RRA Other Holder” means Jack Hightower; provided, that following receipt of an Existing RRA Consent with respect to such Person, such person shall no longer be deemed an Existing RRA Other Holder and instead shall be deemed to be a “Consenting Holder”.

“FINRA” means the Financial Industry Regulatory Authority.

“General Disclosure Package” has the meaning set forth in Section 7.1(a).

“Holder” or “Holders” has the meaning set forth in the Preamble. For the avoidance of doubt, a person or entity that becomes a party to this Agreement after the date hereof pursuant to Section 11.6 shall thereupon become a “Holder.”

“Indemnified Party” has the meaning set forth in Section 7.3.

“Indemnifying Party” has the meaning set forth in Section 7.3.

“Initiating Holder” has the meaning set forth in Section 3.2.

“Lock-Up Agreement” has the meaning set forth in Section 6.5.

“Maximum Number of Securities” has the meaning set forth in Section  2.2(e).

“Offer Notice” has the meaning set forth in Section 2.1.

2

“Opt-Out Notice” has the meaning set forth in Section 4.2.

“Parity Holders” means the Existing RRA HPK Holders, the John Paul DeJoria Family Trust and any Consenting Holders and (i) for the purposes of Section 2.1, the Demanding Holders, (ii) for purposes of Section 2.2, the Takedown Holders or (iii) for purposes of Section 3.3, the Holders exercising their rights pursuant to Section 3.3.

“Permitted Transferee” of a Holder shall mean any person in which the Holder owns a majority of the equity interests or any other investment entity that is controlled, advised or managed by the same person or persons that control the Holder or is an Affiliate of such person.

“Piggyback Registration Statement” has the meaning set forth in Section 3.1.

“Piggyback Underwritten Offering” has the meaning set forth in Section 3.1.

“Registrable Securities” shall mean, with respect to any Holder, the Securities held by such Holder in the Company or any successor to the Company, excluding any such Securities that  have been disposed of pursuant to any offering or sale in accordance with a Registration Statement, or have been sold pursuant to Rule 144 or Rule 145 (or any successor provisions) under the Securities Act or in any other transaction in which the purchaser does not receive “restricted securities” (as that term is defined for purposes of Rule 144),  have been transferred to a transferee that has not agreed in writing and for the benefit of the Company to be bound by the terms and conditions of this Agreement, or  have ceased to be of a class of securities of the Company that is listed and traded on a recognized national securities exchange or automated quotation system. Notwithstanding the foregoing, with respect to any Holder, such Holder’s Securities shall not constitute Registrable Securities if all of such Holder’s Securities (together with any Securities held by Affiliates of such Holder) are eligible for immediate sale in a single transaction pursuant to Rule 144 (or any successor provision) with no volume or other restrictions or limitations under Rule 144 (or any such successor provision). Notwithstanding the foregoing, when used with respect to any Existing RRA Holder (in its capacity as such), the term Registrable Securities shall have the meaning assigned thereto in the Existing RRA.

“Registration Expenses” shall mean all expenses incurred in connection with the preparation, printing and distribution of any Registration Statement and Prospectus and all amendments and supplements thereto, and any and all expenses incident to the performance by the Company of its registration obligations pursuant to this Agreement, including:  all registration, qualification and filing fees;  all fees and expenses associated with a required listing of the Registrable Securities on any securities exchange or market;  fees and expenses with respect to filings required to be made with the Nasdaq Global Market (or such other securities exchange or market on which the Shares are then listed or quoted) or FINRA;  fees and expenses of compliance with securities or “blue sky” laws;  fees and expenses related to registration in any non-U.S. jurisdictions, as applicable;  fees and disbursements of counsel for the Company and fees and expenses for independent certified public accountants retained by the Company (including the expenses of any comfort letters, costs associated with the delivery by independent certified public accountants of a comfort letter or comfort letters, and expenses of any special audits incident to or required by any such registration);  all internal expenses of the Company (including all salaries and expenses of its officers and employees performing legal or accounting duties);  the fees and expenses of any person, including special experts, retained by the Company in connection with the preparation of any Registration Statement;  printer, messenger, telephone and delivery expenses; and the reasonable fees and disbursements of one special legal counsel to represent all of the Holders participating in any such registration.

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“Registration Statement” and “Prospectus” refer, as applicable, to the Demand Registration Statement and related prospectus (including any preliminary prospectus) or the Piggyback Registration Statement and related prospectus (including any preliminary prospectus), whichever is utilized by the Company to satisfy Holders’ registration rights pursuant to this Agreement, including, in each case, any documents incorporated therein by reference.

“RRA Consent” means the consent of the Existing RRA Other Holder to parity treatment of Purchaser with respect to cutback rights across the Existing RRA and this Agreement.

“Rule 144” shall mean Rule 144 of the rules and regulations promulgated under the Securities Act.

“Rule 145” shall mean Rule 145 of the rules and regulations promulgated under the Securities Act.

“S-3 Registration” has the meaning set forth in Section 2.2(b).

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities” shall mean the Shares held by any Holder, including any securities issued or issuable with respect to such Securities by way of distribution, exercise or settlement, or in connection with any reorganization or other recapitalization, merger, consolidation or otherwise.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Securities Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Securities Purchase Agreement” shall have the meaning set forth in the recitals to this Agreement.

“Series A Preferred Stock” has the meaning set forth in the recitals to this Agreement.

“Shares” means shares of the Company’s Common Stock (including Shares acquired on or after the Effective Date or issuable upon the exercise, settlement, conversion, exchange or redemption of any other security (including the Series A Preferred Stock) therefor).

“Shelf Registration” has the meaning set forth in Section 2.2(a).

“Suspension Event” has the meaning set forth in Section 5.1.

“Takedown Holder” has the meaning set forth in Section 2.2(c).

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“Takedown Offer Notice” has the meaning set forth in Section 2.2(d).

“Takedown Request Notice” has the meaning set forth in Section 2.2(d).

“Transfer” shall mean the sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, encumber, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly (including through the transfer of the equity interests in any person), or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act with respect to, any security, entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transfer is to be settled by delivery of such securities, in cash or otherwise, or public announcement of any intention to effect any such transaction; and “Transferred” and “Transferee” shall each have a correlative meaning.

“Underwritten Shelf Takedown” has the meaning set forth in Section 2.2(c).

Section 2.    Demand Registration Rights.

2.1.    Demand Rights.

(a)    At any time, and from time to time, any Holder (each, a “Demanding Holder”) may deliver to the Company a written notice (a “Demand Registration Notice”) informing the Company of its desire to have some or all of its Registrable Securities registered for sale; provided that such Demand Registration Notice covers  not less than $25 million of Registrable Securities, as determined by reference to the volume weighted average price for such Registrable Securities on the Nasdaq Global Market (or such other securities exchange or market on which the Shares are then listed or quoted) for the five (5) trading days immediately preceding the applicable determination date or  all Registrable Securities held by such Demanding Holder. Upon receipt of the Demand Registration Notice, if the Company has not already caused the Registrable Securities to be registered on a Shelf Registration that the Company then has on file with, and has been declared effective by, the SEC which remains in effect and not subject to any stop order, injunction or other order or requirement of the SEC (in which event the Company shall be deemed to have satisfied its registration obligation under this Section 2.1), then the Company will use its reasonable best efforts to cause to be filed with the SEC as soon as reasonably practicable after receiving the Demand Registration Notice, but in no event more than forty-five (45) calendar days (or thirty (30) calendar days in the case of an S-3 Registration pursuant to Section 2.2(b)) following receipt of such notice, a registration statement and related prospectus that complies as to form and substance in all material respects with applicable SEC rules providing for the sale by such Demanding Holder or group of Demanding Holders, and any other Holders that elect to register their Registrable Securities as provided below, of all of the Registrable Securities requested to be registered by such Holders (the “Demand Registration Statement”), and agrees (subject to Sections 5.1 and 6.2 hereof) to use commercially reasonable efforts to cause the Demand Registration Statement to be declared effective by the SEC, upon, or as soon as practicable following, the filing thereof. The Company shall give written notice of the proposed filing of the Demand Registration Statement to all Holders holding Registrable Securities as soon as practicable (but in no event less than five (5) calendar days before the anticipated filing date), and such notice shall offer such Holders the opportunity to participate in such Demand Registration Statement (the “Offer Notice”) and to register such number of Registrable Securities as each such Holder may request. Holders who wish to include their Registrable Securities in the Demand Registration Statement must notify the Company in writing within three (3) calendar days of receiving the Offer Notice and include in such written notice the information requested by the Company in the Offer Notice. Subject to Section 5.1 hereof, the Company agrees to use commercially reasonable efforts to keep the Demand Registration Statement continuously effective (including the preparation and filing of any amendments and supplements necessary for that purpose) until the earlier of the date on which all of the Securities held by the Holders that are registered for resale under the Demand Registration Statement are no longer Registrable Securities, and the date on which the Holders consummate the sale of all of the Registrable Securities registered for resale under the Demand Registration Statement. Notwithstanding the foregoing, the Company is not obligated to take any action upon receipt of a Demand Registration Notice delivered within ninety (90) days of a prior Demand Registration Notice.

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(b)    If a Demanding Holder intends to distribute the Registrable Securities covered by the Demand Registration Notice by means of an underwritten offering, it shall so advise the Company as a part of the Demand Registration Notice. Notwithstanding any other provision of this Section 2.1, if the underwriter advises the Company that in the opinion of such underwriter, the distribution of all of the Registrable Securities requested to be registered would materially and adversely affect the distribution of all of the securities to be underwritten, then the Company shall deliver to the registering Holders a copy of such underwriter’s opinion, which opinion shall be in writing and shall state the reasons for such opinion, and the number of Registrable Securities that may be included in such registration shall be allocated:

(i)    first, to the Existing RRA Other Holder electing to register their Registrable Securities;

(ii)    second, to the Parity Holders electing to register their Registrable Securities, on a pro rata basis based on the relative number of Registrable Securities then held by each such Parity Holder; provided that any such amount thereby allocated to each such Parity Holder that exceeds such Parity Holder’s request shall be reallocated among the other Parity Holders in like manner, as applicable;

(iii)    third, to the other Holders electing to register their Registrable Securities, on a pro rata basis based on the relative number of Registrable Securities then held by each such Holder; provided that any such amount thereby allocated to each such other Holder that exceeds such other Holder’s request shall be reallocated among such other Holders in like manner, as applicable; and

(iv)    fourth, to the other persons proposing to register securities in such registration, if any; provided, however, that the number of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are entirely excluded from such underwriting. Any Registrable Securities excluded or withdrawn from such underwritten offering shall be withdrawn from the registration.

2.2.    Shelf Registration.

(a)    A Demanding Holder shall be permitted to request that any registration under this Section 2 be made on a form of registration permitting the offer and sale of Registrable Securities under Rule 415 under the Securities Act (such registration, a “Shelf Registration”). The Company shall use its commercially reasonable efforts to effect such Shelf Registration and to keep it continuously effective until such date on which the Shares covered by such Shelf Registration are no longer Registrable Securities. During the period that the Shelf Registration is effective, the Company shall supplement or make amendments to the Shelf Registration, if required by the Securities Act or if reasonably requested by a Demanding Holder or an underwriter of Registrable Securities to be sold pursuant thereto, including to reflect any specific plan of distribution or method of sale, and shall use its reasonable best efforts to have such supplements and amendments declared effective, if required, as soon as practicable after filing.

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(b)    With respect to a Demand Registration Notice to be delivered at any time at which the Company is eligible to file a registration statement filed under the Securities Act on Form S-3 or such similar or successor form as may be appropriate (an “S-3 Registration”), a Demanding Holder may include in the Demand Registration Notice a request that the Company effect an S-3 Registration. In such event, the Company shall be required to effect an S-3 Registration in accordance with the terms hereof, unless at the time of the request Form S-3 or such similar or successor form is not available to the Company for such offering.

(c)    At any time and from time to time after the effectiveness of a Shelf Registration or S-3 Registration, any Holder with Registrable Securities included on such Shelf Registration or S-3 Registration (a “Takedown Holder”) may request to sell all or any portion of its Registrable Securities included thereon in an underwritten offering that is registered pursuant to such Shelf Registration or S-3 Registration (an “Underwritten Shelf Takedown”); provided that in the case of an Underwritten Shelf Takedown such Takedown Holder(s) will be entitled to make such request only if the total offering price of the Securities to be sold in such offering (before deduction of underwriting discounts) is reasonably expected to exceed, in the aggregate, $25 million. Notwithstanding the foregoing, the Company is not obligated to effect an Underwritten Shelf Takedown within ninety (90) days after the closing of an Underwritten Shelf Takedown.

(d)    Any requests for an Underwritten Shelf Takedown shall be made by giving written notice to the Company (a “Takedown Request Notice”). The Takedown Request Notice shall specify the approximate number of Registrable Securities to be sold in the Underwritten Shelf Takedown. Within five (5) days after receipt of any Takedown Request Notice, the Company shall give written notice of the requested Underwritten Shelf Takedown (the “Takedown Offer Notice”) to all other Holders and, subject to the provisions of Section 2.2(e) hereof, shall include in the Underwritten Shelf Takedown all Registrable Securities with respect to which the Company has received written requests for inclusion therein within three (3) days after sending the Takedown Offer Notice.

(e)    Notwithstanding any other provision of this Section 2.2, if the underwriter advises the Company that in the opinion of such underwriter, the dollar amount or number of Registrable Securities that any such Holders desire to sell, taken together with all other securities that the Company desires to sell as to which an Underwritten Shelf Takedown has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in such Underwritten Shelf Takedown without materially and adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Shelf Takedown, as follows:

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(i)    first, the Registrable Securities of the Existing RRA Other Holder, that can be sold without exceeding the Maximum Number of Securities;

(ii)    second, the Registrable Securities of the Parity Holders (pro rata based on the respective number of Registrable Securities that each such Parity Holder has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that the Parity Holders have requested be included in such Underwritten Shelf Takedown), that can be sold without exceeding the Maximum Number of Securities;

(iii)    third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i) and clause (ii), the Registrable Securities of other Holders exercising their rights to include their Registrable Securities pursuant to Section 2.2(d) (pro rata based on the respective number of Registrable Securities that each other Holder has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that the other Holders have requested be included in such Underwritten Shelf Takedown), that can be sold without exceeding the Maximum Number of Securities; and

(iv)    fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Securities.

2.3.    Selection of Underwriter. The Company shall have the right to select the underwriter or underwriters to administer any underwritten demand registration offering or Underwritten Shelf Takedown under a Demand Registration Statement, including any Shelf Registration or S-3 Registration; provided that such underwriter or underwriters shall be reasonably acceptable to the Demanding Holder or Takedown Holder as applicable; provided, further, that any nationally recognized “bulge bracket” investment banking firm shall be deemed to be acceptable to the Demanding Holder or Takedown Holder as applicable.

2.4.    Block Trades. Notwithstanding anything contained in this Section 2, in the event of a sale of Registrable Securities in an underwritten transaction requiring the involvement of the Company but not involving any “road show” or a lock-up agreement of more than sixty (60) days to which the Company is a party, and which is commonly known as a “block trade” (a “Block Trade”), the Demanding Holder or Takedown Holder, as applicable, shall give at least five (5) Business Days prior notice in writing (the “Block Trade Notice”) of such transaction to the Company; the Company shall identify the potential underwriter(s) and cooperate with such requesting Holder or Holders to the extent it is reasonably able to effect such Block Trade. The Company shall give written notice (the “Block Trade Offer Notice”) of the proposed Block Trade to all Holders holding Registrable Securities as soon as practicable (but in no event more than two (2) Business Days following the Company’s receipt of the Block Trade Notice), and such notice shall offer such Holders the opportunity to participate in such Block Trade by providing written notice of intent to so participate within two (2) Business Days following receipt of the Block Trade Offer Notice. Any Block Trade shall be for at least $15 million in expected gross proceeds. The Company shall not be required to effectuate more than two (2) Block Trades in any 90-day period. For the avoidance of doubt, a Block Trade shall not constitute an Underwritten Shelf Takedown. The Company shall select the underwriter(s) to administer any Block Trade: provided that such underwriter(s) shall be reasonably acceptable to the Holders of at least a majority of the Registrable Securities being sold in any applicable Block Trade: provided, further, that any nationally recognized “bulge bracket” investment banking firm shall be deemed to be acceptable to such Holders.

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Section 3.    Incidental or “Piggy-Back” Registration.

3.1.    Piggy-Back Rights. If the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of its Shares, whether to be sold by the Company or by one or more selling security holders, other than a Demand Registration Statement (in which case the ability of a Holder to participate in such Demand Registration Statement shall be governed by Section 2) or a registration statement on Form S-8 or any successor form to Form S-8 or in connection with any employee or director welfare, benefit or compensation plan, in connection with an exchange offer or an offering of securities exclusively to existing security holders of the Company or its subsidiaries or relating to a transaction pursuant to Rule 145 under the Securities Act, the Company shall give written notice of the proposed registration to all Holders holding Registrable Securities at least five (5) calendar days prior to the filing of the Registration Statement. Each Holder holding Registrable Securities shall have the right to request that all or any part of its Registrable Securities be included in the Registration Statement by giving written notice to the Company within three (3) calendar days after receipt of the foregoing notice by the Company, provided that such Holder elects to include its Registrable Securities in the Registration Statement in an amount not less than $10 million. Subject to the provisions of Sections 3.2, 3.3 and 6.2, the Company will include all such Registrable Securities requested to be included by the Holders in the Piggyback Registration Statement. For purposes of this Agreement, any registration statement of the Company in which Registrable Securities are included pursuant to this Section 3 shall be referred to as a “Piggyback Registration Statement,” and any such Underwritten Shelf Takedown, a “Piggyback Underwritten Offering.”

3.2.    Withdrawal of Exercise of Rights. If, at any time after giving written notice of its intention to register any securities and prior to the effective date of the Piggyback Registration Statement filed in connection with such registration, the Company or any other holder of securities that initiated such registration (an “Initiating Holder”) shall determine for any reason not to proceed with the proposed registration, the Company may at its election (or the election of such Initiating Holder(s), as applicable) give written notice of such determination to the Holders and thereupon shall be relieved of its obligation to register any Registrable Securities in connection with such registration (but not from its obligation to pay the Registration Expenses incurred in connection therewith).

3.3.    Underwritten Offering. If a registration pursuant to this Section 3 involves an underwritten offering and the managing underwriter advises the Company in writing that, in its opinion, the number of securities which the Company and the holders of the Registrable Securities and any other persons intend to include in such registration exceeds the Maximum Number of Securities, then the number of such securities to be included in such registration shall be reduced to such extent, and the Company will include in such registration such Maximum Number of Securities as follows:

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(a)    If the Piggyback Underwritten Offering is undertaken for the Company’s account, the Company shall include in any such Piggyback Underwritten Offering:

(i)    first, the securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities;

(ii)    second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of Existing RRA Other Holder exercising their rights to include their Registrable Securities pursuant to the Existing RRA, which can be sold without exceeding the Maximum Number of Securities;

(iii)    third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Registrable Securities of Parity Holders exercising their rights to include their Registrable Securities pursuant to Section 3.1 or the Existing RRA, as applicable (pro rata based on the respective number of Registrable Securities that each Parity Holder has requested be included in such Piggyback Underwritten Offering and the aggregate number of Registrable Securities that the Parity Holders have requested be included in such Piggyback Underwritten Offering), which can be sold without exceeding the Maximum Number of Securities; and

(iv)    fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the Registrable Securities of other Holders exercising their rights to include their Registrable Securities pursuant to Section 3.1 as to which participation has been requested pursuant to written contractual piggy-back registration rights of other stockholders (pro rata based on the respective number of Registrable Securities that each other Holder or other stockholder of the Company has requested be included in such Piggyback Underwritten Offering and the aggregate number of Registrable Securities that the other Holders and other stockholders of the Company have requested be included in such Piggyback Underwritten Offering), which can be sold without exceeding the Maximum Number of Securities.

(b)    If the Piggyback Underwritten Offering is pursuant to a request by persons or entities other than the Holders of Registrable Securities, including an Existing RRA Holder, then the Company shall include in any such Piggyback Underwritten Offering:

(i)    first, the Registrable Securities, if any, of the Existing RRA Other Holder, that can be sold without exceeding the Maximum Number of Securities;

(ii)    second, the Registrable Securities, if any, of the Parity Holders, (pro rata based on the respective number of Registrable Securities that each Parity Holder of the Company has requested be included in such Piggyback Underwritten Offering and the aggregate number of Registrable Securities that the Parity Holders have requested be included in such Piggyback Underwritten Offering) that can be sold without exceeding the Maximum Number of Securities;

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(iii)    third, the Registrable Securities of other Holders exercising their rights to include their Registrable Securities pursuant to Section 3.1 or as to which participation has been requested pursuant to written contractual piggy-back registration rights of other stockholders (pro rata based on the respective number of Registrable Securities that each other Holder or other stockholder of the Company has requested be included in such Piggyback Underwritten Offering and the aggregate number of Registrable Securities that the other Holders and other stockholders of the Company have requested be included in such Piggyback Underwritten Offering), that can be sold without exceeding the Maximum Number of Securities; and

(iv)    fourth, the securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities.]

3.4.    Selection of Underwriter. Except to the extent Section 2.3 applies, Registrable Securities proposed to be registered and sold under this Section 3 pursuant to an underwritten offering for the account of the Holders holding Registrable Securities shall be sold to prospective underwriters selected by the Company, provided that such underwriter or underwriters shall be reasonably acceptable to the Holders participating in such offering, and on the terms and subject to the conditions of one or more underwriting agreements negotiated between the Company, the Holders participating in such offering and any other Holders demanding registration and the prospective underwriters.

Section 4.    Limitations on Registration Rights.

4.1.    Limitations on Registration Rights. Each Holder, together with all Affiliates or Permitted Transferees of such Holder, shall be entitled, collectively, to continue to exercise the registration rights under Section 2 and Section 3 of this Agreement until such Holder (and its Affiliates and Permitted Transferees) no longer holds Registrable Securities representing at least $5 million, as determined by reference to the volume weighted average price for such Registrable Securities on the Nasdaq Global Market (or such other securities exchange or market on which the Shares are then listed or quoted) for the five (5) trading days immediately preceding the applicable determination date, and each such exercise of a registration right under this Agreement shall be with respect to a minimum of $5 million of the outstanding Registrable Securities of the Company (or all of the Registrable Securities of such Holder or Holders, if less than $5 million of the outstanding Registrable Securities of the Company are held by such Holder or Holders), as determined by reference to the volume weighted average price for such Registrable Securities on the Nasdaq Global Market (or such other securities exchange or market on which the Shares are then listed or quoted) for the five (5) trading days immediately preceding the applicable determination date.

4.2.    Opt-Out Notices. Any Holder may deliver written notice (an “Opt-Out Notice”) to the Company requesting that such Holder not receive notice from the Company of the proposed filing of any Demand Registration Statement pursuant to Section 2.1, the proposed filing of any Piggyback Registration Statement pursuant to Section 3.1, the withdrawal of any Piggyback Registration Statement pursuant to Section 3.2 or any Suspension Event pursuant to Section 5.1; provided, however, that such Holder may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from a Holder (unless subsequently revoked), the Company shall not deliver any such notice to such Holder pursuant to Sections 2.1, 3.1, 3.2 or 5.1, as applicable, and such Holder shall no longer be entitled to the rights associated with any such notice and each time prior to a Holder’s intended use of an effective Registration Statement, such Holder will notify the Company in writing at least two (2) Business Days in advance of such intended use, and if a notice of a Suspension Event was previously delivered (or would have been delivered but for the provisions of this Section 4.2) and the related suspension period remains in effect, the Company will so notify such Holder, within one (1) Business Day of such Holder’s notification to the Company, by delivering to such Holder a copy of such previous notice of Suspension Event, and thereafter will provide such Holder with the related notice of the conclusion of such Suspension Event immediately upon its availability.

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Section 5.    Suspension of Offering.

5.1.    Suspension of Offering. Notwithstanding the provisions of Section 2 or Section 3, the Company shall be entitled to postpone the effectiveness of the Registration Statement, and from time to time to require Holders not to sell under the Registration Statement or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by the Company or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event the Company’s board of directors reasonably believes, upon the advice of legal counsel, would require additional disclosure by the Company in the Registration Statement of material information that the Company has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of the Company’s board of directors, upon the advice of legal counsel, to cause the Registration Statement to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”); provided, however, that the Company may not delay or suspend the Registration Statement on more than two occasions or for more than sixty (60) consecutive calendar days, or more than ninety (90) total calendar days, in each case during any twelve-month period. Upon receipt of any written notice from the Company of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related Prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the Prospectus) not misleading, each Holder agrees that it will immediately discontinue offers and sales of the Registrable Securities under the Registration Statement until the Holder receives copies of a supplemental or amended Prospectus (which the Company agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales, and it will maintain the confidentiality of any information included in such written notice delivered by the Company in accordance with Section 10.1 unless otherwise required by law or subpoena. If so directed by the Company, each Holder will deliver to the Company or, in each such Holder’s sole discretion destroy, all copies of the Prospectus covering the Registrable Securities in such Holder’s possession.

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Section 6.    Registration Procedures.

6.1.    Obligations of the Company. When the Company is required to effect the registration of Registrable Securities under the Securities Act pursuant to this Agreement, the Company shall use commercially reasonable efforts to:

(a)    register or qualify the Registrable Securities by the time the applicable Registration Statement is declared effective by the SEC under all applicable state securities or “blue sky” laws of such jurisdictions as any Holder may reasonably request in writing, to keep each such registration or qualification effective during the period such Registration Statement is required to be kept effective pursuant to this Agreement, and to do any and all other similar acts and things which may be reasonably necessary or advisable to enable the Holders to consummate the disposition of the Registrable Securities owned by the Holders in each such jurisdiction; provided, however, that the Company shall not be required to  qualify generally to do business in any jurisdiction or to register as a broker or dealer in such jurisdiction where it would not otherwise be required to qualify but for this Agreement,  take any action that would cause it to become subject to any taxation in any jurisdiction where it would not otherwise be subject to such taxation or  take any action that would subject it to the general service of process in any jurisdiction where it is not then so subject;

(b)    prepare and file with the SEC such amendments and supplements as to the Registration Statement and the Prospectus used in connection therewith as may be necessary  to keep such Registration Statement effective and  to comply with the provisions of the Securities Act with respect to the disposition of the Registrable Securities covered by such Registration Statement, in each case for such time as is contemplated in the applicable provisions above;

(c)    promptly furnish, without charge, to the Holders such number of copies of the Registration Statement, each amendment and supplement thereto (in each case including all exhibits), and the Prospectus included in such Registration Statement (including each preliminary Prospectus) in conformity with the requirements of the Securities Act, the documents incorporated by reference in such Registration Statement or Prospectus, and such other documents as the Holders may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities owned by the Holders;

(d)    promptly notify the Holders:  when the Registration Statement, any pre-effective amendment, the Prospectus or any prospectus supplement related thereto or post-effective amendment to the Registration Statement has been filed, and, with respect to the Registration Statement or any post-effective amendment, when the same has become effective,  of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the initiation or threat of any proceedings for that purpose,  of any delisting or pending delisting of the Shares by any national securities exchange or market on which the Shares are then listed or quoted, and  of the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the securities or “blue sky” laws of any jurisdiction or the initiation of any proceeding for such purpose;

(e)    prevent the issuance of any order suspending the effectiveness of a Registration Statement, and, if any such order suspending the effectiveness of a Registration Statement is issued, shall promptly use commercially reasonable efforts to obtain the withdrawal of such order at the earliest possible moment;

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(f)    until the expiration of the period during which the Company is required to maintain the effectiveness of the applicable Registration Statement as set forth in the applicable sections hereof, promptly notify the Holders:  of the existence of any fact of which the Company is aware or the happening of any event that has resulted, or could reasonably be expected to result, in  the Registration Statement, as is then in effect, containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make any statements therein not misleading or  the Prospectus included in such Registration Statement containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make any statements therein, in the light of the circumstances under which they were made, not misleading, and  of the Company’s reasonable determination that a post-effective amendment to the Registration Statement would be appropriate or that there exist circumstances not yet disclosed to the public which make further sales under such Registration Statement inadvisable pending such disclosure and post-effective amendment;

(g)    if any event or occurrence giving rise to an obligation of the Company to notify the Holders pursuant to Section 6.1(f) takes place, subject to Section 5.1, prepare and, to the extent the exemption from prospectus delivery requirements in Rule 172 under the Securities Act is not available, furnish to the Holders a reasonable number of copies of a supplement or post-effective amendment to such Registration Statement or related Prospectus or any document incorporated therein by reference or file any other required document, and shall use commercially reasonable efforts to have such supplement or amendment declared effective, if required, as soon as practicable following the filing thereof, so that such Registration Statement shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and as thereafter delivered to the purchasers of the Registrable Securities being sold thereunder, such Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(h)    cause all such Registrable Securities to be listed or quoted on the national securities exchange or market on which the Shares are then listed or quoted, if the listing or quotation of such Registrable Securities is then permitted under the rules of such national securities exchange or market;

(i)    if requested by any Holder participating in an offering of Registrable Securities, as soon as practicable after such request, but in no event later than five (5) calendar days after such request, incorporate in a prospectus supplement or post-effective amendment such information concerning the Holder or the intended method of distribution as the Holder reasonably requests to be included therein and is reasonably necessary to permit the sale of the Registrable Securities pursuant to the Registration Statement, including information with respect to the number of Registrable Securities being sold, the purchase price being paid therefor and any other material terms of the offering of the Registrable Securities to be sold in such offering; provided, however, that the Company shall not be obligated to include in any such prospectus supplement or post-effective amendment any requested information that is not required by the rules of the SEC and is unreasonable in scope compared with the Company’s most recent prospectus or prospectus supplement used in connection with a primary or secondary offering of equity securities by the Company;

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(j)    in connection with the preparation and filing of any Registration Statement or any sale of Securities in connection therewith, give the Holders offering and selling thereunder and their respective counsels the opportunity to review and provide comments on such Registration Statement, each Prospectus included therein or filed with the SEC, and each amendment thereof or supplement thereto (other than amendments or supplements that do not make any material change in the information related to the Company) (provided that the Company shall not file any such Registration Statement including Registrable Securities or an amendment thereto or any related prospectus or any supplement thereto to which such Holders or the managing underwriter or underwriters, if any, shall reasonably object in writing), and give each of them, together with any underwriter, broker, dealer or sales agent involved therewith, such access to its books and records and such opportunities to discuss the business of the Company and its subsidiaries with its officers, its counsel and the independent public accountants who have certified its financial statements as shall be necessary, in the opinion of the Holder’s and such underwriters’ (or broker’s, dealer’s or sales agent’s, as the case may be) respective counsel, to conduct a reasonable due diligence investigation within the meaning of the Securities Act;

(k)    provide a transfer agent and registrar, which may be a single entity, and a CUSIP number for the Registrable Securities not later than the effective date of the first Registration Statement filed hereunder;

(l)    cooperate with the Holders who hold Registrable Securities being offered to facilitate the timely preparation and delivery of certificates for the Registrable Securities to be offered pursuant to the applicable Registration Statement and enable such certificates for the Registrable Securities to be in such denominations or amounts as the case may be, as the Holders may reasonably request, and, within two (2) Business Days after a Registration Statement which includes Registrable Securities is ordered effective by the SEC, the Company shall deliver, or shall cause legal counsel selected by the Company to deliver, to the transfer agent for the Registrable Securities (with copies to the Holders whose Registrable Securities are included in such Registration Statement) an appropriate instruction and opinion of such counsel;

(m)    enter into an underwriting agreement in customary form and substance reasonably satisfactory to the Company, the Holders and the managing underwriter or underwriters of the public offering of Registrable Securities, if the offering is to be underwritten, in whole or in part; provided that the Holders may, at their option, require that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement be conditions precedent to the obligations of the Holders. The Holders shall not be required to make any representations or warranties to or agreement with the Company or the underwriters other than representations, warranties or agreements regarding the Holders and their intended method of distribution and any other representation or warranty required by law. The Company shall cooperate and participate in the marketing of Registrable Securities, including participating in customary “roadshow” presentations, as the Holders and/or the managing underwriters may reasonably request; provided that the Company shall not be required to participate in any such presentation in connection with an offering of Registrable Securities for anticipated aggregate gross proceeds of less than $25 million; provided further that the Company and members of its management team will participate in customary investor conference calls related to a contemplated public offering of Registrable Securities (including any Block Trade) reasonably requested by the Holders and/or the managing underwriter without regard to the anticipated aggregate gross proceeds of such contemplated offering;

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(n)    furnish, at the request of a Holder on the date that any Registrable Securities are to be delivered to the underwriters for sale in connection with a registration pursuant to this Agreement, if such Shares are being sold through underwriters, or, if such Shares are not being sold through underwriters, on the date that the Registration Statement with respect to such Shares becomes effective,  an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters, if any, to such Holder and  a letter dated such date, from the independent certified public accountants of the Company who have certified the Company’s financial statements included in such Registration Statement, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to such Holder;

(o)    make available to the Holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months, but not more than eighteen (18) months, beginning with the first month of the first fiscal quarter after the effective date of the applicable Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act, including Rule 158 promulgated thereunder; provided that such requirement will be deemed to be satisfied if the Company timely files complete and accurate information on Forms 10-K, 10-Q and 8-K under the Securities Exchange Act and otherwise complies with Rule 158 under the Securities Act or any successor rule thereto; and

(p)    take all other reasonable actions necessary to expedite and facilitate disposition by the Holders of the Registrable Securities pursuant to the applicable Registration Statement.

6.2.    Obligations of the Holders. In connection with any Registration Statement utilized by the Company to satisfy the provisions of this Agreement, each Holder agrees to reasonably cooperate with the Company in connection with the preparation of the Registration Statement, and each Holder agrees that such cooperation shall include  responding within three (3) Business Days to any written request by the Company to provide or verify information regarding the Holder or the Holder’s Registrable Securities (including the proposed manner of sale) that may be required to be included in any such Registration Statement pursuant to the rules and regulations of the SEC, and  providing in a timely manner information regarding the proposed distribution by the Holder of the Registrable Securities and such other information as may be requested by the Company from time to time in connection with the preparation of and for inclusion in any Registration Statement and related Prospectus.

6.3.    Participation in Underwritten Registrations. No Holder may participate in any underwritten registration, Underwritten Shelf Takedown or Block Trade hereunder unless such Holder  agrees to sell his or its Registrable Securities on the basis provided in the applicable underwriting arrangements (which shall include a customary form of underwriting agreement, which shall provide that the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of the underwriters shall also be made to and for the benefit of the participating Holders) and  completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents in customary form as reasonably required under the terms of such underwriting arrangements; provided, however, that, in the case of each of (a) and (b) above, if the provisions of such underwriting arrangements, or the terms or provisions of such questionnaires, powers of attorney, indemnities, underwriting agreements or other documents, are less favorable in any respect to such Holder than to any other person or entity that is party to such underwriting arrangements, then the Company shall use commercially reasonable efforts to cause the parties to such underwriting arrangements to amend such arrangements so that such Holder receives the benefit of any provisions thereof that are more favorable to any other person or entity that is party thereto. If any Holder does not approve of the terms of such underwriting arrangements, such Holder may elect to withdraw from such offering by providing written notice to the Company and the underwriter.

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6.4.    Offers and Sales. All offers and sales by a Holder under any Registration Statement shall be completed within the period during which the Registration Statement is required to remain effective pursuant to the applicable provision above and not the subject of any stop order, injunction or other order of the SEC. Upon expiration of such period, no Holder will offer or sell the Registrable Securities under the Registration Statement. If directed in writing by the Company, each Holder will return or, in each such Holder’s sole discretion destroy, all undistributed copies of the applicable Prospectus in its possession upon the expiration of such period.

6.5.    Lockup. In connection with any underwritten public offering of securities of the Company, each Holder and each of their Permitted Transferees (unless participating in such underwritten public offering) agrees (a “Lock-Up Agreement”) not to effect any sale or distribution, including any sale pursuant to Rule 144, of any Registrable Securities, and not to effect any sale or distribution of other securities of the Company or of any securities convertible into or exchangeable or exercisable for any other securities of the Company (in each case, other than as part of such underwritten public offering), in each case, during the seven (7) calendar days prior to, and during such period as the managing underwriter may require (not to exceed ninety (90) calendar days) (or such other period as may be requested by the Company or the managing underwriter to comply with regulatory restrictions on  the publication or other distribution of research reports and  analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4), or any successor provisions or amendments thereto) beginning on, the closing date of the sale of such securities pursuant to such an effective registration statement, except as part of such registration; provided that all executive officers and directors of the Company are bound by and have entered into substantially similar Lock-Up Agreements; and provided further that the foregoing provisions shall only be applicable to such Holders if all such Holders, officers and directors are treated similarly with respect to any release prior to the termination of the lock-up period such that if any such persons are released, then all Holders shall also be released to the same extent on a pro rata basis.

Section 7.    Indemnification; Contribution.

7.1.    Indemnification by the Company. The Company agrees to indemnify and hold harmless each Holder and each person, if any, who controls any Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act, and any of their partners, members, managers, officers, directors, trustees, employees or representatives, as follows:

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(a)    against any and all loss, liability, claim, damage, judgment and expense whatsoever, as incurred (including reasonable fees and disbursements of counsel to such Holders), arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment thereto) pursuant to which the Registrable Securities were registered under the Securities Act, including all documents incorporated therein by reference, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or arising out of or based upon any untrue statement or alleged untrue statement of a material fact included in any Issuer Free Writing Prospectus (within the meaning of Rule 433 of the Securities Act, and together with any preliminary Prospectus and other information conveyed to the purchaser of Registrable Securities at the time of sale (as such terms are used in Rule 159(a) of the Securities Act), the “General Disclosure Package”), the General Disclosure Package, or any Prospectus (or any amendment or supplement thereto), including all documents incorporated therein by reference, or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(b)    against any violation or alleged violation by the Company of the Securities Act, the Securities Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Securities Exchange Act or any state securities law;

(c)    against any and all loss, liability, claim, damage, judgment and expense whatsoever, as incurred (including reasonable fees and disbursements of counsel to such Holders), and to the extent of the aggregate amount paid in settlement of any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, any such alleged untrue statement or omission, or any such violation or alleged violation, if such settlement is effected with the written consent of the Company (which consent shall not be unreasonably withheld or delayed); and

(d)    against any and all expense whatsoever, as incurred (including reasonable fees and disbursements of counsel to such Holders), reasonably incurred in investigating, preparing, defending against or participating in (as a witness or otherwise) any litigation, arbitration, action, or investigation or proceeding by any governmental agency or body, commenced or threatened, in each case whether or not a party, or any claim whatsoever based upon any such untrue statement or omission, any such alleged untrue statement or omission or any such violation or alleged violation, to the extent that any such expense is not paid under subparagraph (a), (b) or (c) above;

provided, however, that the indemnity provided pursuant to Sections 7.1 through 7.3 does not apply to any Holder with respect to any loss, liability, claim, damage, judgment or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in strict conformity with written information furnished to the Company by such Holder expressly for use in the Registration Statement (or any amendment thereto) or the Prospectus (or any amendment or supplement thereto), or such Holder’s failure to deliver an amended or supplemental Prospectus furnished to such Holder by the Company, if required by law to have been delivered, if such loss, liability, claim, damage, judgment or expense would not have arisen had such delivery occurred.

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7.2.    Indemnification by Holder. Each Holder severally and not jointly agrees to indemnify and hold harmless the Company, and each of its directors and officers (including each director and officer of the Company who signed a Registration Statement), and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act, as follows:

(a)    against any and all loss, liability, claim, damage, judgment and expense whatsoever, as incurred (including reasonable fees and disbursements of counsel), arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment thereto) pursuant to which the Registrable Securities of such Holder were registered under the Securities Act, including all documents incorporated therein by reference, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or arising out of or based upon any untrue statement or alleged untrue statement of a material fact included in any Issuer Free Writing Prospectus (within the meaning of Rule 433 of the Securities Act), the General Disclosure Package, or any Prospectus (or any amendment or supplement thereto), including all documents incorporated therein by reference, or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(b)    against any and all loss, liability, claim, damage, judgment and expense whatsoever, as incurred (including reasonable fees and disbursements of counsel), and to the extent of the aggregate amount paid in settlement of any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, if such settlement is effected with the written consent of such Holder; and

(c)    against any and all expense whatsoever, as incurred (including reasonable fees and disbursements of counsel), reasonably incurred in investigating, preparing, defending or participating in (as a witness or otherwise) against any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, in each case whether or not a party, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under subparagraph (a) or (b) above;

provided, however, that a Holder shall only be liable under the indemnity provided pursuant to Sections 7.1 through 7.3 with respect to any loss, liability, claim, damage, judgment or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in strict conformity with written information furnished to the Company by such Holder expressly for use in the Registration Statement (or any amendment thereto) or the Prospectus (or any amendment or supplement thereto) or such Holder’s failure to deliver an amended or supplemental Prospectus furnished to such Holder by the Company, if required by law to have been delivered, if such loss, liability, claim, damage or expense would not have arisen had such delivery occurred. Notwithstanding the provisions of Sections 7.1 through 7.3, a Holder and any permitted assignee shall not be required to indemnify the Company, its officers, directors or control persons with respect to any amount in excess of the amount of the aggregate net cash proceeds received by such Holder or such permitted assignee, as the case may be, from sales of the Registrable Securities of such Holder under the Registration Statement that is the subject of the indemnification claim.

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7.3.    Conduct of Indemnification Proceedings. An indemnified party hereunder (the “Indemnified Party”) shall give reasonably prompt notice to the indemnifying party (the “Indemnifying Party”) of any action or proceeding commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify the Indemnifying Party shall not relieve it from any liability which it may have under the indemnity provisions of Sections 7.1 or 7.2 above, unless and only to the extent it did not otherwise learn of such action and the lack of notice by the Indemnified Party results in the forfeiture by the Indemnifying Party of substantial rights and defenses, and shall not, in any event, relieve the Indemnifying Party from any obligations to any Indemnified Party other than the indemnification obligation provided under Sections 7.1 or 7.2 above. If the Indemnifying Party so elects within a reasonable time after receipt of such notice, the Indemnifying Party may assume the defense of such action or proceeding at such Indemnifying Party’s own expense with counsel chosen by the Indemnifying Party and approved by the Indemnified Party, which approval shall not be unreasonably withheld or delayed; provided, however, that the Indemnifying Party will not settle, compromise or consent to the entry of any judgment with respect to any such action or proceeding without the written consent of the Indemnified Party unless such settlement, compromise or consent secures the unconditional release of the Indemnified Party; and provided further, that, if the Indemnified Party reasonably determines that a conflict of interest exists where it is advisable for the Indemnified Party to be represented by separate counsel or that, upon advice of counsel, there may be legal defenses available to the Indemnified Party which are different from or in addition to those available to the Indemnifying Party, then the Indemnifying Party shall not be entitled to assume such defense and the Indemnified Party shall be entitled to separate counsel at the Indemnifying Party’s expense. If the Indemnifying Party is not entitled to assume the defense of such action or proceeding as a result of the second proviso to the preceding sentence, the Indemnifying Party’s counsel shall be entitled to conduct the Indemnifying Party’s defense and counsel for the Indemnified Party shall be entitled to conduct the defense of the Indemnified Party, it being understood that both such counsel will cooperate with each other to conduct the defense of such action or proceeding as efficiently as possible. If the Indemnifying Party is not so entitled to assume the defense of such action or does not assume such defense, after having received the notice referred to in the first sentence of this paragraph, the Indemnifying Party will pay the reasonable fees and expenses of counsel for the Indemnified Party. In such event, however, the Indemnifying Party will not be liable for any settlement effected without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. If an Indemnifying Party is entitled to assume, and assumes, the defense of such action or proceeding in accordance with this paragraph, the Indemnifying Party shall not be liable for any fees and expenses of counsel for the Indemnified Party incurred thereafter in connection with such action or proceeding.

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7.4.    Contribution.

(a)    In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in Sections 7.1 through 7.3 is for any reason held to be unenforceable by the Indemnified Party although applicable in accordance with its terms, the Indemnified Party and the Indemnifying Party shall contribute to the aggregate losses, liabilities, claims, damages and expenses of the nature contemplated by such indemnity agreement incurred by the Indemnified Party and the Indemnifying Party, in such proportion as is appropriate to reflect the relative fault of the Indemnified Party on the one hand and the Indemnifying Party on the other hand, in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities, or expenses. The relative fault of the Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether the action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, the Indemnifying Party or the Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action.

(b)    The parties hereto agree that it would not be just or equitable if contribution pursuant to this Section 7.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 7.4, a Holder shall not be required to contribute any amount (together with the amount of any indemnification payments made by such Holder pursuant to Section 7.2) in excess of the amount of the aggregate net cash proceeds received by such Holder from sales of the Registrable Securities of such Holder under the Registration Statement that is the subject of the indemnification claim.

(c)    Notwithstanding the foregoing, no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 7.4, each person, if any, who controls a Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act, and any of their partners, members, officers, directors, trustees, employees or representatives, shall have the same rights to contribution as such Holder, and each director of the Company, each officer of the Company who signed a Registration Statement and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act shall have the same rights to contribution as the Company.

Section 8.    Expenses.

8.1.    Expenses. The Company will pay all Registration Expenses in connection with each registration of Registrable Securities pursuant to Sections 2 or 3. Each Holder shall be responsible for the payment of any and all brokerage and sales commissions, fees and disbursements of the Holder’s counsel that are not Registration Expenses, accountants and other advisors, and any transfer taxes relating to the sale or disposition of the Registrable Securities by such Holder pursuant to any Registration Statement or otherwise.

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Section 9.    Rule 144 Reporting.

9.1.    Rule 144 Reporting. With a view to making available to the Holders the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration statement, if the Shares of the Company are registered under the Securities Exchange Act, the Company agrees to:

(a)    make and keep public information available as those terms are understood and defined in Rule 144 at all times after ninety (90) calendar days after the effective date of the first registration statement filed by the Company;

(b)    file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Securities Exchange Act (at any time after it has become subject to such reporting requirements);

(c)    furnish to any Holder, so long as the Holder owns any Registrable Securities, upon request,  a written statement by the Company that it has complied with the reporting requirements of Rule 144 (at any time after ninety (90) calendar days after the effective date of the first registration statement filed by the Company), the Securities Act and the Securities Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to a registration statement (at any time after it so qualifies),  a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and  such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form; and

(d)    provide notice in writing to each Holder that then has one or more designees on the Company’s board of directors of the beginning and ending of any “blackout period” in connection with the Company’s public issuances from time to time of earnings releases for fiscal quarters or fiscal years.

Section 10.    Confidentiality.

10.1.    Confidentiality. To the extent that the information and other material in connection with the registration rights contemplated in this Agreement (in any case, whether furnished before, on or after the date hereof) constitutes or contains confidential business, financial or other information of the Company or the Holders or their respective Affiliates, each party hereto covenants for itself and its directors, managers, partners, officers, employees and equityholders that it shall use due care to prevent its officers, directors, managers, partners, employees, equityholders, counsel, accountants and other representatives from disclosing such information to persons other than to their respective authorized employees, counsel, accountants, advisers, shareholders, partners, limited partners or members (or proposed shareholders, partners, limited partners or members or advisers of such persons), and other authorized representatives, in each case, so long as such person agrees to keep such information confidential in accordance with the terms hereof; provided, however, that each Holder or the Company may disclose or deliver any information or other material disclosed to or received by it should such Holder or the Company be advised by its counsel that such disclosure or delivery is required by law, regulation or judicial or administrative order or process and in any such instance the Holder or the Company, as the case may be, making such disclosure shall use reasonable efforts to consult with the Company prior to making any such disclosure. Notwithstanding the foregoing, a Holder will be permitted to disclose any information or other material disclosed to or received by it hereunder and not be required to provide the aforementioned notice, if such disclosure is in connection with (a) such Holder’s reporting obligations pursuant to Section 13 or Section 16 of the Securities Exchange Act or (b) a routine audit by a regulatory or self-regulatory authority that maintains jurisdiction over the Holder; provided, however, that such Holder agrees, in the case of (b) in the preceding clause, to undertake to file an appropriate request seeking to have any information disclosed in connection with such routine audit treated confidentially. For purposes of this Section 10.1, “due care” means at least the same level of care that such Holder would use to protect the confidentiality of its own sensitive or proprietary information. This Section 10.1 shall not apply to information that is or becomes publicly available (other than to a person who by breach of this Agreement has caused such information to become publicly available).

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Section 11.    Miscellaneous.

11.1.    Waivers. No waiver by a party hereto shall be effective unless made in a written instrument duly executed by the party against whom such waiver is sought to be enforced, and only to the extent set forth in such instrument. Neither the waiver by any of the parties hereto of a breach or a default under any of the provisions of this Agreement, nor the failure of any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.

11.2.    Notices. Notices to the Company and to the Holders shall be sent to their respective addresses as set forth on Schedule I attached to this Agreement. The Company or any Holder may require notices to be sent to a different address by giving notice to the other parties in accordance with this Section 11.2. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given upon receipt if and when delivered personally, sent by facsimile transmission (the confirmation being deemed conclusive evidence of such delivery) or by courier service or five calendar days after being sent by registered or certified mail (postage prepaid, return receipt requested), to such parties at such address.

11.3.    Public Announcements and Other Disclosure. No Holder shall make any press release, public announcement or other disclosure with respect to this Agreement without obtaining the prior written consent of the Company, except as permitted pursuant to Section 10.1 or as may be required by law or by the regulations of any securities exchange or national market system upon which the securities of any such Holder shall be listed or quoted; provided, that in the case of any such disclosure required by law or regulation, the Holder making such disclosure shall use all reasonable efforts to consult with the Company prior to making any such disclosure.

11.4.    Headings and Interpretation. All section and subsection headings in this Agreement are for convenience of reference only and are not intended to qualify the meaning, construction or scope of any of the provisions hereof. The Holders hereby disclaim any defense or assertion in any litigation or arbitration that any ambiguity herein should be construed against the draftsman.

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11.5.    Entire Agreement; Amendment. This Agreement (including all schedules) constitutes the entire and only agreement among the parties hereto concerning the subject matter hereof and thereof, and supersedes any prior agreements or understandings concerning the subject matter hereof and thereof. Any oral statements or representations or prior written matter with respect thereto not contained herein shall have no force and effect. Except as otherwise expressly provided in this Agreement, no amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed by the Company and the Holders that, in the aggregate, hold not less than 90% of the then remaining Registrable Securities; provided further that no provision of this Agreement may be amended or modified unless any and each Holder adversely affected by such amendment or modification in a manner different than other Holders has expressly consented in writing to such amendment or modification.

11.6.    Assignment; Successors and Assigns. This Agreement and the rights granted hereunder may not be assigned by any Holder without the written consent of the Company; provided, however, that the rights to cause the Company to register Registrable Securities pursuant to this Agreement may be assigned by a Holder to a Permitted Transferee of such Holder’s Registrable Securities; provided that such transferee or assignee executes and delivers to the Company a joinder substantially in the form attached as Exhibit A. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, their successors, heirs, legatees, devisees, permitted assigns, legal representatives, executors and administrators, except as otherwise provided herein.

11.7.    Saving Clause. If any provision of this Agreement, or the application of such provision to any person or circumstance, is held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby. If the operation of any provision of this Agreement would contravene the provisions of any applicable law, such provision shall be void and ineffectual. In the event that applicable law is subsequently amended or interpreted in such a way to make any provision of this Agreement that was formerly invalid valid, such provision shall be considered to be valid from the effective date of such interpretation or amendment.

11.8.    Counterparts. This Agreement may be executed in several counterparts, and all so executed shall constitute one agreement, binding on all the parties hereto, even though all parties are not signatory to the original or the same counterpart.

11.9.    Representations. Each of the parties hereto, as to itself only, represents that this Agreement has been duly authorized and executed by it and that all necessary corporate actions have been taken by it in order for this Agreement to be enforceable against it under all applicable laws. Each party hereto, as to itself only, further represents that all persons signing this Agreement on such party’s behalf have been duly authorized to do so.

11.10.    Governing Law. The parties agree that this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without application of the conflict of laws principles thereof.

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11.11.    Service of Process and Venue. Each of the parties hereto consents to submit itself to the personal jurisdiction of the United States District Court for the District of Delaware, the Delaware Supreme Court and the federal courts of the United States of America located in the State of Delaware in the event any dispute arises out of this Agreement, agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, agrees that it will not bring any action relating to this Agreement in any court other than any court of the United States located in the State of Delaware and consents to service being made through the notice procedures set forth in Section 11.2 hereof. Each of the parties hereto hereby agrees that service of any process, summons, notice or document by U.S. registered mail pursuant to Section 11.2 hereof shall be effective service of process for any suit or proceeding in connection with this Agreement.

11.12.    Specific Performance. The parties hereto agree that irreparable damage would occur in the event the provisions of this Agreement were not performed in accordance with the terms hereof, and that the Holders and the Company shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

11.13.    No Third Party Beneficiaries. It is the explicit intention of the parties hereto that no person or entity other than the parties hereto is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants, undertakings and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto or their respective successors, heirs, executors, administrators, legal representatives and permitted assigns.

11.14.    General Interpretive Principles. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)    the terms defined in this Agreement include the plural as well as the singular, and the use of any gender or neuter form herein shall be deemed to include the other gender and the neuter form;

(b)    references herein to “Sections”, “subsections,” “paragraphs”, and other subdivisions without reference to a document are to designated Sections, paragraphs and other subdivisions of this Agreement;

(c)    a reference to a paragraph without further reference to a Section is a reference to such paragraph as contained in the same Section in which the reference appears, and this rule shall also apply to other subdivisions;

(d)    the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision;

(e)    the term “include”, “includes” or “including” shall be deemed to be followed by the words “without limitation”; and

(f)    the term “person” means any individual, corporation, partnership, limited liability company, association, joint venture, a joint stock company, trust, unincorporated organization, governmental or political subdivision or agency, or any other entity of whatever nature.

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11.15.    Termination. This Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of  the mutual written agreement of each of the parties hereto to terminate this Agreement or  such date as no Registrable Securities remain outstanding.

11.16.    No Inconsistent Agreements. Except for the Existing RRA, the Company is not currently a party to any agreement with respect to its securities that is inconsistent in any material respect with, or superior to, the registration rights granted to the Holders by this Agreement. Further, the Company shall not, without the prior written consent of each Holder, enter into any agreement with any current or future holder of any securities of the Company that would allow such current or future holder to require the Company to include securities in any registration statement filed by the Company with rights superior to those of the Holders of Registrable Securities with respect to cutback priority hereunder.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY:

HIGHPEAK ENERGY, INC.

By:

Name:

Title:

SIGNATURE PAGE TO

REGISTRATION RIGHTS AGREEMENT

HOLDERS:

PT Danantara Energy International

By:

Name:

Title:

PT Tunas Harapan Perkasa

By:

Name:

Title:

SIGNATURE PAGE TO

REGISTRATION RIGHTS AGREEMENT

EXHIBIT A

FORM OF JOINDER

(see attached)

SCHEDULE I

NOTICE ADDRESSES

Party	Address for Notice
HighPeak Energy, Inc.	421 W. 3rd Street, Suite 1000, Fort Worth, Texas 76102

Schedule I

EXHIBIT D

FORM OF JOINDER AGREEMENT

Reference is hereby made to the Securities Purchase Agreement, dated as of October 6, 2026, as amended from time to time (the “Purchase Agreement”), by and among HighPeak Energy, Inc., a Delaware corporation (the “Company”), and the Purchaser party thereto (the “Transferor”), and that certain Registration Rights Agreement, dated as of [●], 2026, as amended from time to time (the “Registration Rights Agreement”) by and among the Company and the signatories thereto.

The Transferor proposes to transfer to the undersigned transferee (the “Transferee”) shares of Series A Preferred Stock subject to the terms and conditions of the Purchase Agreement and certain rights and obligations under the Registration Rights Agreement (the “Transfer”), and, in consideration of the foregoing and as a condition to the Transfer, the parties hereto hereby agree as follows:

1.         Definitions; Interpretation. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Purchase Agreement, unless otherwise noted.

2.         Transfer Designation.

Part A – Basis for Transfer:

☐	A-1	Permitted Transferee. The Transferee is a Permitted Transferee of the Transferor and the Transfer is made pursuant to clause (i) of the first sentence of Section 4.2(a) of the Purchase Agreement.

☐	A-2	Post-Lockup Transfer. The Transfer is made pursuant to the second sentence of Section 4.2(a) of the Purchase Agreement.

☐	A-3	Other Permitted Transfer. The Transfer is made pursuant to clause (ii) or (iii) of the first sentence of Section 4.2(a) of the Purchase Agreement, or with the prior written consent of the Company.

☐	A-4

Registration Rights Transferee. In connection with the Transfer, the Transferor is assigning to the Transferee, and the Transferee hereby accepts, the right to become a Holder (as defined under the Registration Rights Agreement) pursuant to Section 11.6 of the Registration Rights Agreement, and the Transferee is a “Holder” for all purposes of the Registration Rights Agreement. This Box A-4 may be checked only if the Transferee is a Permitted Transferee (as defined in the Registration Rights Agreement) or the Company has consented in writing to such assignment for purposes of Section 11.6 of the Registration Rights Agreement.

2

Part B – Board Rights (check one):

☐	B-1	No Board Rights. No rights under Section 4.1 of the Purchase Agreement are being assigned to the Transferee in connection with the Transfer, and the Transferee is not a Board Rights Transferee.

☐	B-2

Board Rights Transferee. In connection with the Transfer, the Transferor (x) is an original signatory to the Purchase Agreement and (y) is assigning to the Transferee, and the Transferee hereby accepts, the right to nominate one Purchaser Nominee pursuant to Section 4.1(a) of the Purchase Agreement, in accordance with and subject to Sections 4.1(e), 4.1(f) and 4.1(g) of the Purchase Agreement, and the Transferee is a “Board Rights Transferee” for all purposes of the Purchase Agreement. Section 4 of this Joinder shall apply.

3.         Joinder of Obligations. Upon execution and delivery of this Joinder Agreement, the Transferee shall become a party to the Purchase Agreement and, solely if Box A-4 is checked in accordance with the terms thereof, the Registration Rights Agreement and shall be fully bound by, and subject to, all of the obligations applicable to a Purchaser (as defined in the Purchase Agreement) under the Purchase Agreement and to the Holders (as defined in the Registration Rights Agreement) under the Registration Rights Agreement. The Transferee acknowledges and agrees that, except as set forth in Section 4 (if applicable), the Transferee is not acquiring, and shall not have, any rights under the Purchase Agreement.

4.         Board Rights Transferee. This Section 4 shall apply only if Box B-2 is checked and the Transfer meets all of the conditions set forth therein and in the Purchase Agreement. The Transferee, as a Board Rights Transferee, hereby accepts the assignment from the Transferor of its rights under Section 4.1(a) of the Purchase Agreement and expressly agrees to be bound by the terms thereof. For the avoidance of doubt, the Transferee acknowledges and agrees that it shall have no further right to transfer the rights under Section 4.1(a) of the Purchase Agreement.

5.         Incorporation by Reference. Sections 6.5 (Counterparts), 6.6 (Governing Law), 6.14 (Severability) and 6.16 (Specific Performance) of the Purchase Agreement are incorporated herein by reference and shall apply to this Joinder, mutatis mutandis.

[Signature page follows]

2

IN WITNESS WHEREOF, the Transferee has executed this Joinder as of the date first written above.

TRANSFEREE: [●] By: ______________________________ Name: Title: Address for Notices: [●] Attention: [●] Email: [●]

ACKNOWLEDGED AND AGREED by the Transferor, which hereby confirms (i) the designations set forth in Section 2 of this Joinder and (ii) if Box B-2 is checked, that it has assigned to the Transferee the rights pursuant to Section 4.1(a) of the Purchase Agreement in accordance with Section 4.1(e) thereof and has delivered the notice required by Section 4.1(e)(iv) thereof:

TRANSFEROR: [●] By: ______________________________ Name: Title:

ACKNOWLEDGED AND AGREED:

COMPANY: HIGHPEAK ENERGY, INC. By: ______________________________ Name: Title:

Signature Page to Joinder Agreement